As filed with the Securities and Exchange Commission on September 29, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________

Delaware	Airbee Wireless, Inc.	46-0500345
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Sundaresan Raja
9400 Key West Avenue		9400 Key West Avenue
Rockville, Maryland 20850-3322 301-517-1860	7372	Rockville, Maryland 20850-3322 301-517-1860
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copy to:
Brian A. Pearlman, Esquire Arnstein & Lehr LLP 200 East Las Olas Boulevard, Suite 1700 Ft. Lauderdale, Florida 33301 Telephone: (954)713-7615 Telecopier: (954)713-7713

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.00004 per share	30,886,495	shares (2)	$0.20	$6,177,299.00	$660.67
TOTAL	30,886,495	shares (2)	$0.20	$6,177,299.00	$660.67

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)
Of these shares, 13,586,956 are being registered under secured convertible debentures issued to Montgomery Equity Partners and 2,000,000 shares are being registered under warrants issued to Montgomery Equity Partners.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated September 29, 2006

AIRBEE WIRELESS, INC.
30,886,495 Shares of Common Stock

This prospectus relates to the sale of up to 30,886,495 shares of common stock of Airbee Wireless, Inc. by certain persons who are stockholders of Airbee, including Montgomery Equity Partners, Ltd. Please refer to “Selling Stockholders” beginning on page 11. Airbee is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Airbee did, however, receive proceeds from the sale of secured convertible debentures under a Securities Purchase Agreement, which was entered into as of December 29, 2005 between Airbee and Montgomery Equity Partners. We also received proceeds from original issuance for cash and may receive cash upon exercise of warrants. Such proceeds would be used for working capital. All costs associated with this registration will be borne by Airbee.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ABEW.PK”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On September 22, 2006, the last reported sale price of our common stock was $0.20 per share. These prices will fluctuate based on the demand for the shares of our common stock.

Please refer to “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 29, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT	17
PLAN OF DISTRIBUTION	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
DESCRIPTION OF BUSINESS	28
MANAGEMENT	36
DESCRIPTION OF PROPERTY	44
LEGAL PROCEEDINGS	44
PRINCIPAL STOCKHOLDERS	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	48
DESCRIPTION OF SECURITIES	50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	52
EXPERTS	52
LEGAL MATTERS	52
HOW TO GET MORE INFORMATION	52
CONSOLIDATED FINANCIAL STATEMENTS	F-i
PART II	II-1

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in Airbee.

Overview

Airbee Wireless, Inc. is a developer of intelligent connectivity software for wireless voice, data and video communications designed to comply with the ZigBee global standard. Our software, when embedded on microchips or in various devices, will enable consumer and business devices to connect to each other over short distances without requiring the use of cables or wires. We intend to license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have not produced any licensed sales.

We were organized under the laws of the state of Delaware in 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to further enhance our operating platform.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $3,782,259 and $1,136,743 for the years ended December 31, 2005 and December 31, 2004, respectively and a net loss of $1,971,969 for the six months ended June 30, 2006. In addition, we have working capital deficits of $5,138,739 as of December 31, 2005 and $3,428,838 for the six months ended June 30, 2006. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

About Us

Our principal executive offices are located at 9400 Key West Avenue, Rockville, Maryland  20850-3322. Our telephone number is (301) 517-1860 and our website is located at www.airbeewireless.com.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Airbee. Montgomery Equity Partners intends to sell up to 15,586,956 shares of common stock, 13,586,956 of which are under the secured convertible debentures issued to Montgomery Equity Partners under the Securities Purchase Agreement, and 2,000,000 shares of common stock underlying warrants which were issued to Montgomery Equity Partners in connection with the Securities Purchase Agreement.

On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners secured convertible debentures in the principle amount of $500,000, of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was funded on September __, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001.

Common Stock Offered	30,886,495 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering[1]	75,412,566 shares as of September 26, 2006
Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of the secured convertible debentures will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors.”
Over-the-Counter Bulletin Board Symbol	ABEW.PK

_______________
1 Excludes up to 13,586,956 shares of our common stock included in this offering that may be issued under secured convertible debentures and 2,000,000 shares of our common stock under warrants issued to Montgomery Equity Partners.

SUMMARY FINANCIAL INFORMATION
FOR AIRBEE WIRELESS, INC.

BALANCE SHEET DATA	FOR THE SIX MONTHS ENDED	FOR THE YEAR ENDED	FOR THE YEAR ENDED
	JUNE 30,	DECEMBER 31,	DECEMBER 31,
	2006 RESTATED	2005 RESTATED	2004 RESTATED

ASSETS
Current Assets:
Cash and cash equivalents	$69,630	$27,854	$87,362
Accounts Receivable	65,820	10,000	-
Prepaid expenses and other current assets	6,677	45,666	25,559
Total Current Assets	142,127	83,520	112,921

Fixed assets, net of depreciation	75,034	66,527	51,362

Intangible assets	709,770	765,857	165,975
Deferred financing costs	23,187	30,915	.
Other assets	38868	27,714	1,605
	771,825	824,486	167,580

TOTAL ASSETS	$988,986	$974,533	$331,863

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Notes payable — related party	$85,903	$1,216,738	$1,056,611
Notes payable — other, net of discount of $56,417 at June 30, 2006	428,583	150,000	50,000
Montgomery settlement liability	481,202	707,711	-
Fair value of derivatives	834,716	1,039,046	-
Warrants liability	537,997	520,851	-
Liability for stock to be issued	-	-	76,000
Accounts payable and accrued expenses	1,202,564	1,587,913	389,791
Total Current Liabilities	3,570,965	5,222,259	1,572,402

Long-term Liabilities:
Convertible debentures, net of discount of $262,500	87,500	-	-
Due officers	-	39,492	40,927
Total Long-term Liabilities	87,500	39,492	40,927

Total Liabilities	3,658,465	5,261,751	1,613,329

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00004 Par Value; 200,000,000 shares authorized; 88,098,631, 68,221,710 and 41,216,913 shares issued at June 30, 2006, December 31, 2005 and 2004, respectively; 13,586,956 shares held in escrow at June 30, 2006 and December 31, 2005; and 7	2,940	2,185	1,648
Additional paid-in capital	6,128,819	2,598,736	1,623,852
Unearned compensation	(30,538)	(38,522)	(41,241)
Other accumulated comprehensive loss	725	734	730
Deficit accumulated during the development stage	(8,568,594)	(6,520,020)	(2,814,366)
	(2,466,648)	(3,956,887)	(1,229,377)
Less: treasury stock, 997,045 shares at cost as of June 30, 2006 and December 31, 2005; 704,362 shares at cost as of December 31, 2004	(202,831)	(202,831)	(52,089)
Less: stock subscription receivable	-	(127,500)	-
Total Stockholders’ Deficit	(2,669,479)	(4,287,218)	(1,281,466)

TOTAL LIABILITIES ANDS STOCKHOLDERS’ EQUITY (DEFICIT)	$988,986	$974,533	$331,863

SUMMARY FINANCIAL INFORMATION FOR
AIRBEE WIRELESS, INC. AND SUBSIDIARIES

	FOR THE SIX MONTHS	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED	ENDED
STATEMENT OF OPERATIONS	JUNE 30, 2006 RESTATED	DECEMBER 31, 2005 RESTATED	DECEMBER 31, 2004 RESTATED

OPERATING REVENUES
Sales	$127,800	$13,015	$-

COST OF SALES	731	-	-

GROSS PROFIT (LOSS)	127,069	13,015	-

OPERATING EXPENSES
Compensation and professional fees	904,741	1,986,137	505,776
Stock option compensation expense	1,227,630	-	-
Research and development	-	232,064	502,853
Selling, general and administrative expenses	286,557	630,746	129,655
Bad debt	-	536,495	-
Depreciation and amortization	24,154	113,372	4,188
Total Operating Expenses	2,443,082	3,498,814	1,142,472

LOSS BEFORE OTHER (EXPENSE)	(2,316,013)	(3,485,799)	(1,142,472)

OTHER INCOME (EXPENSE)
Gain on derivatives	508,628	-	-
Interest income	119	-	-
Other income	-	-	70,000
Interest expense	(164,703)	(311,539)	(64,271)
Recovery of Bad Debt	-	15,079	-
Total Other Income (Expense)	344,044	(296,460)	5,729

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,971,969)	(3,782,259)	(1,136,743)
Provision for Income Taxes	-	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(1,971,969)	$(3,782,259)	$(1,136,743)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.03)	$(0.08)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	64,845,540	45,421,470	37,860,222

RISK FACTORS

We Are Subject to Various Risks That May Materially Harm Our Business, Financial Condition and Results of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Risks Related to Our Business

Management Recognizes That We Must Raise Additional Financing to Fund Our Ongoing Operations and Implement Our Business Plan or We Could Be Forced to Curtail or Cease Operations

It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

We Have a History of Losses and, if We Do Not Achieve Profitability in the Near Future, We Could Be Forced to Significantly Curtail Our Operations, Which Would Negatively Impact Our Financial Statements

During the years ended December 31, 2005 and December 31, 2004, we incurred losses of $3,782,259 and $1,136,743, respectively and losses of $1,971,969 for the six months ended June 30, 2006. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. We cannot assure our shareholders that we will achieve significant additional revenues, or that we will become profitable and, if so, sustain profitability into the future. It is possible that we may encounter unexpected expenses. If the time required to generate significant revenues and achieve profitability is longer than anticipated, we may need to obtain working capital in the future. There can be no assurance that we will be able to successfully complete any such financing arrangements or that the amounts raised would meet our cash flow needs. We cannot assure our shareholders that additional capital will be available to us in the future on favorable terms, or at all. The various elements of our business strategies, including marketing activities and obtaining increased market acceptance, may require additional future capital. If adequate funds are not available or are not available on acceptable terms, our ability to fund those business activities essential to operate profitably, including further sales and marketing activities, would be significantly limited.

We Have Been the Subject of Going Concern Opinions by Our Independent Auditors Which Have Raised Substantial Doubt as to Our Ability to Continue as a Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $3,782,259 and $1,136,743 for the years ended December 31, 2005 and December 31, 2004, respectively and losses of $1,971,969 for the six months ended June 30, 2006. In addition, we have a working capital deficit of $5,138,739 as of December 31, 2005 and $3,428,838 for the six months ended June 30, 2006. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Our Common Stock May Be Affected by Limited Trading Volume and May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability to Sell Shares of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

We Could Fail to Attract or Retain Key Personnel, Which Could Be Detrimental to Our Operations

Our success largely depends on the efforts and abilities of our Chief Executive Officer, Sundaresan Raja and our Chief Operating Officer and Interim Chief Financial Officer, Eugene Sharer. The loss of their services could materially harm our business because of the cost and time necessary to find their successors. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our executive officers. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating as a Result of Which Quarter-To-Quarter Comparisons of Our Results of Operations May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

our ability to retain existing clients and customers;

our ability to attract new clients and customers at a steady rate;

our ability to maintain client satisfaction;

the extent to which our products gain market acceptance;

the timing and size of client and customer purchases;

introductions of products and services by competitors;

price competition in the markets in which we compete;

our ability to attract, train, and retain skilled management;

the amount and timing of operating costs and capital expenditures relating to the development and expansion of our business, operations, and infrastructure; and

general economic conditions .

We May Not Be Able to Compete Effectively in Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Airbee. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable to Respond to the Rapid Changes in Technology and Services Which Characterize Our Industry, Our Business and Financial Condition Could Be Negatively Affected

Changes in technology could affect the market for our products and services and necessitate changes to those products and services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable to Manage Growth, Which May Impact Our Potential Profitability

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

Establish definitive business strategies, goals and objectives.

Maintain a system of management controls.

Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Because a Significant Portion of Our Revenue Is To Be Derived From Software Licenses, We Are Dependent Upon the Ability of Our Customers to Develop and Penetrate New Markets Successfully

Our software license revenues depend both upon our ability to successfully negotiate production license agreements with our customers and, in turn, upon our customers’ successful commercialization of their underlying products. In particular, we shall derive significant revenue from customers that develop products in highly competitive and technologically complex markets such as consumer electronics, medical devices, homeland security, home automation and industrial control markets. If these customers sell fewer products or otherwise face significant economic difficulties, our revenues will be impacted. We cannot control our customers’ product development or commercialization or predict their success. In addition, we depend on our customers to accurately report the use of their products in order for us to collect our revenues from production licenses. If our customers are not successful with their products or do not accurately report use of their products to us, our software license revenues may be adversely impacted.

Numerous Factors May Cause Our Total Revenues and Operating Results to Fluctuate Significantly From Period to Period; These Fluctuations Increase the Difficulty Of Financial Planning and Forecasting and May Result in Decreases in Our Available Cash and Declines in the Market Price of Our Stock

A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult. These fluctuations may result in unanticipated decreases in our available cash, which could negatively impact our operations. As discussed more fully below, these fluctuations also could increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

acceptance by our customers of our Airbee embedded software platforms and/or the slow acceptance by the market of the recently announced ZigBee global standard for short-range wireless voice and data communications the number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of the quarter;

changes in the length of our products’ sales cycles, which increase as our customers’ purchase decisions become more strategic and are made at higher management levels;

the success of our customers’ products from which we derive our production license revenue;

the mix of our revenues as between sales of products and lower-margin sales of services;

our ability to control our operating expenses, and fully realize the impact of the restructuring plans we have implemented;

our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

possible deferrals of orders by customers in anticipation of new product introductions;

announcements, product introductions and price reductions by our competitors;

the impact of, and our ability to react to, natural disasters and/or events of terrorism;

changes in business cycles that affect the markets in which we sell our products and services;

economic, political and other conditions in the United States and internationally;

foreign currency exchange rates; and

the impact of any stock-based compensation charges arising from the issuance of stock options, stock appreciation rights or any other stock-based awards.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

Legislative Actions May Cause Our Operating Expenses to Increase Which Could Have a Significant Negative Impact on Our Financial Position

The Sarbanes-Oxley Act of 2002 and newly proposed or enacted rules and regulations of the Securities and Exchange Commission or the National Association of Securities Dealers impose new duties on us and our executives, directors, attorneys and independent accountants. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we may be required to hire additional personnel and use additional outside legal, accounting and advisory services. Any of these developments could materially increase our operating expenses and accordingly reduce our net income or increase our net losses.

Risks Related to This Offering

Future Sales by Our Stockholders May Negatively Affect Our Stock Price and Our Ability to Raise Funds in New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 75,256,455 shares of common stock outstanding as of September 22, 2006, 17,315,485 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 57,940,970 of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

The Selling Stockholders Intend to Sell Their Shares of Common Stock in the Market, Which Sales May Cause Our Stock Price to Decline

The selling stockholders may sell in the public market up to 30,886,495 shares of common stock being registered in this offering. That means that up to 30,886,495 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Our Common Stock Is Deemed to be “Penny Stock,” Which May Make It More Difficult For Investors to Sell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

With a price of less than $5.00 per share;

That is not traded on a “recognized” national exchange;

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The Price You Pay in This Offering Will Fluctuate and May Be Higher or Lower Than the Prices Paid by Other People Participating in This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the individuals and entities who have assisted in or provided financing to Airbee or have provided services to Airbee. A description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Securities Purchase Agreement	Percentage of Outstanding Shares to Be Acquired under the Securities Purchase Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Securities Purchase Agreement	Shares Acquired in Financing Transactions with Airbee
Montgomery Equity Partners, Ltd.	6,602,769	5.95%	17,318,833	15.60%	17,318,833(2)	5.95%
Consultants and Others
Daniel Borelli	125,000	*	0	0%	125,000	0%
Fleming Hobbs	367,500	*	0	0%	367,500	0%
Robert Mucha	87,500	*	0	0%	87,500	0%
Marcus Perez	1,370,014	1.23%	0	0%	1,370,014	0%
Lance Pixler	606,143	0.55%	0	0%	606,143	0%
Sujatha Mahalingham	156,668	*	0	0%	156,668	0%
Veeravanallur V. Iyer	53,173	*	0	0%	53,173	0%
US Euro Securities, Inc.	14,423	*	0	0%	14,423	0%
Dave Brubaker	13,699	*	0	0%	13,699	0%
Dean Dewitt	44,444	*	0	0%	44,444	0%
Daniel Dundulis	9,615	*	0	0%	9,615	0%
Herbert Johnson Liv. Trust	63,201	*	0	0%	63,201	0%
Friedrich Kelly	13,462	*	0	0%	13,462	0%
Elizabeth J. Linssen	38,182	*	0	0%	38,182	0%
Robert V. Noone or Kendra Noone	175,361	*	0	0%	175,361	0%
Stephen H. Roquest	54,545	*	0	0%	54,545	0%
Betty Jean Strauss	25,000	*	0	0%	25,000	0%
Kim Yarbrough	9,091	*	0	0%	9,091	0%
Claudia Bak	41,667	*	0	0%	41,667	0%
James Dentzer	21,104	*	0	0%	21,104	0%
Veeravanallar Sundaram	1,287,011	1.16%	0	0%	162,011	1.01%
Andy & Debbie Ayers	30,303	*	0	0%	30,303	0%
John R. Catan	52,632	*	0	0%	52,632	0%
Kannan Subramanian	142,857	*	0	0%	142,857	0%
Dhhananjay A. Mehta	250,000	*	0	0%	250,000	0%
Sundaresan Raja	30,830,937	27.76%	0	0%	2,525,400	25.49%
E. Eugene Sharer	16,864,863	15.19%	0	0%	2,198,168	13.21%
Sriniavasan Krishnomurthy	4,678,608	4.21%	0	0%	928,308	3.38%
Ramanujam Satagopan	5,777,122	5.20%	0	0%	515,890	4.74%
David McCartney	1,358,005	1.22%	0	0%	483,005	0.79%
Charles G. or Barbara A. Lawrence	201,622	*	0	0%	201,622	0%
Cornell Capital Partners	55,623	*	0	0%	255,623	0%
Silk Route eCommerce	182,714	*	0	0%	182,714	0%
Robert R. Blakely	83,334	*	0	0%	83,334	0%
Lawrence & Ceile Blumen	21,739	*	0	0%	21,739	0%
Scott R. Griffith	83,333	*	0	0%	83,333	0%
GunnAllen Financial Inc	100,000	*	0	0%	100,000	0%
John Hoogendyk	125,000	*	0	0%	125,000	0%
John Everett Hoover	20,000	*	0	0%	20,000	0%
James K. & Olga L. Morris	119,047	*	0	0%	119,047	0%
Gopalakrishnan Munusamy	53,571	*	0	0%	53,571	0%
Kevvin L. or Dorthea E. Presmyk	23,076	*	0	0%	23,076	0%
Raman Rangarajan	53,571	*	0	0%	53,571	0%
Jesse B. Shelmire IV	83,333	*	0	0%	83,333	0%
Kevin Bartelson	27,778	*	0	0%	27,778	0%
Claude Tate	111,111	*	0	0%	111,111	0%
Catherine Zimmer	333,333	*	0	0%	333,333	0%
Parabolic, LLC	1,000,000	*	0	0%	1,000,000	0%
Rudolph C. Cane, Jr.	111,111	*	0	0%	111,111	0%
Total	73,954,195	65.17%	17,318,833	15.60%	30,886,495	54.38%

*	Equals less than 1%.

(1)
Applicable percentage of ownership is based on 88,955,141 shares of common stock outstanding, plus 22,087,510 exercisable option shares, for a total of 111,042,651 shares of our common stock outstanding as of September 26, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 26, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Includes 13,586,956 shares of our common stock to be issued to Montgomery Equity Partners upon conversion of secured convertible debentures, 2,000,000 shares of our common stock upon the exercise of warrants issued to Montgomery Equity Partners, and 200,000 shares of our common stock upon the exercise of warrants issued to Cornell Capital Partners, LP.

The following information contains a description of each selling shareholder’s relationship to Airbee and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Airbee, except as follows:

Shares Acquired In Financing Transactions With Airbee

Montgomery Equity Partners. Montgomery Equity Partners is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Montgomery Equity Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Montgomery Equity Partners acquired all securities being registered in this offering in financing transactions with Airbee. Those transactions are explained below:

Securities Purchase Agreement. On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners a secured convertible debenture in the principle amount of $500,000. Of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was funded on September __, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. Secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year. In connection with the Securities Purchase Agreement we also issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock.

Other Selling Stockholders

Daniel Borelli. On March 17, 2005 we issued 125,000 shares of our common stock to Mr. Borelli for cash. The total cash received for the shares was $50,000.

Fleming Hobbs. On March 17, 2005 we issued 37,500 shares of our common stock to Mr. Hobbs for cash. The total cash received for the shares was $15,000. On December 21, 2005 we issued 330,000 shares of our common stock to Mr. Hobbs for cash. The total cash received for the shares was $49,830.

Robert Mucha. On March 22, 2005 we issued 87,500 shares of our common stock to Mr. Mucha for cash. The total cash received for the shares was $35,000.

Marcus Perez. On March 18, 2005 we issued 250,000 shares of our common stock to Mr. Perez for cash. The total cash received for the shares was $100,000. On July 28, 2005 we issued 22,840 shares to Mr. Perez for $18,000 cash. On September 28, 2005 we issued 58,824 shares of our common stock to Mr. Perez for $30,000 cash. On October 7, 2005 we issued 40,000 shares of our common stock to Mr. Perez for $20,000 cash. On November 4, 2005 we issued 25,641 shares of our common stock to Mr. Perez for $10,000 cash. On November 15, 2005 we issued 22,727 shares of our common stock to Mr. Perez for $10,000 cash. On December 8, 2005 we issued 60,606 shares of our common stock to Mr. Perez for $10,000 in cash. On January 12, 2006 we issued 476,190 shares of our common stock to Mr. Perez for $100,000 cash. On March 16, 2006 we issued 41,667 shares of our common stock to Mr. Perez for $10,000 cash. On March 30, 2006 we issued 50,000 shares of our commons stock to Mr. Perez for in return for his assistance in raising capital and providing short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services and consideration for providing the short term loans was an aggregate of $11,500 at the time of issuance. On June 5, 2006 we issued 172,414 shares of our common stock to Mr. Perez to settle a $40,000 note payable. On June 5, 2006, we issued 98,182 restricted shares to Mr. Perez in return for his assistance in providing short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors to provide the bridge loans during the second quarter of 2006. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was of $21,600 at the time of issuance. On August 22, 2006 we issued 50,923 shares of our common stock to Mr. Perez for $8,000 cash.

Lance Pixler. On March 18, 2005 we issued 482,143 shares of common stock to Mr. Pixler for cash. The total cash received for the shares was $150,000. On September 2, 2005 we issued 20,000 shares to Mr. Pixler for $12,000 cash. On January 24, 2006 we issued 60,000 shares of common stock to Mr. Pixler for $15,000 cash.

Sujatha Mahalingham. On October 8, 2003 we issued 106,668 shares of our common stock to Ms. Mahalingham for cash. The total cash received for the shares was $23,000. On October 17, 2005 we issued 50,000 shares of our common stock to Ms. Mahalingham for $10,000 cash.

Veeravanallur V. Iyer. On June 20, 2005 we issued 26,667 shares of our common stock to Mr. Iyer for cash. The total cash amount received for the shares was $20,000. On July 28, 2005 we issued 26,506 shares of our common stock to Mr. Iyer for $22,000 cash.

US Euro Securities, Inc. On November 11, 2004 we issued 14,423 shares of our common stock to US Euro Securities, Inc. in return for financial services, including acting as placement agent with prospective investors in Airbee stock. The shares of common stock we issued to US Euro Securities, Inc. had a total cash value of $7,000 at the time of issuance. Investment decisions for US Euro Securities, Inc. are made by Ray Dowe, its president.

Dave Brubaker. On August 31, 2005 we issued 13,699 shares of our common stock to Mr. Brubaker for $10,000 in cash.

Dean and Michelle Dewitt. On October 18, 2005 we issued 44,444 shares of our common stock to Mr. or Ms. Dewitt for $20,000 in cash.

Daniel Roy Dundulis. On October 9, 2005 we issued 9,615 shares of our common stock to Mr. Dundulis for $5,000 in cash.

Herbert & Lois Johnson Living Trust. On October 19, 2005 we issued 18,182 shares of our common stock to the Herbert & Lois Johnson Living Trust for $10,000 in cash. On December 28, 2005 we issued 17,241shares of our common stock to the Herbert & Lois Johnson Living Trust for $5,000 in cash. On August 23, 2006 we issued 27,778 shares of our common stock to the Herbert & Lois Johnson Living Trust for $5,000 in cash. Investment control is held by Herbert Johnson.

Friedrich H. Kelly. On October 9, 2005 we issued 13,462 shares of our common stock to Mr. Kelly for $7,000 in cash.

Elizabeth J. Linssen. On September 8, 2005 we issued 18,182 shares of our common stock to Ms. Linssen for $10,000 in cash. On February 27, 2006 we issued 20,000 shares of our common stock to Ms. Linssen for $5,200 in cash.

Robert V. Noone or Kendra Noone. On September 4, 2005 we issued 16,667 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On October 8, 2005 we issued 19,231 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On December 8, 2005 we issued 16,666 shares of our common stock to Mr. or Ms. Noone for $5,000 in cash. On December 28, 2005 we issued 17,241 shares of our common stock to Mr. or Ms. Noone for $5,000 in cash. On June 19, 2006 we issued 50,000 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash. On August 23, 2006 we issued 55,556 shares of our common stock to Mr. or Ms. Noone for $10,000 in cash.

Stephen H. Roquet. On September 19, 2005 we issued 54,545 shares of our common stock to Mr. Roquet for $30,000 in cash.

Betty Jean Strauss. On September 1, 2005 we issued 25,000 shares of our common stock to Ms. Strauss for $10,000 in cash.

Kim Yarbrough. On September 8, 2005 we issued 9,091 shares of our common stock to Ms. Yarbrough for $5,000 in cash.

Claudia Bak. On October 4, 2005 we issued 25,000 shares of our common stock to Ms. Bak for $10,000 in cash. On November 4, 2005 we issued 16,667 shares of our common stock to Ms. Bak for consulting services rendered. The stock issued had a cash value of $6,500 at the time of issuance.

James H. Dentzer Sr. On May 9, 2005 we issued 21,104 shares of our common stock to Mr. Dentzer as part of his employment compensation at the onset of his services. The stock issued had a cash value of $13,000 at the time of issuance.

Veeravanallur V. Sundaram. On June 6, 2004 we issued 31,250 shares of our common stock to Mr. Sundaram for $10,000 in cash. On January 12, 2006 we issued 130,761 shares of our common stock to Mr. Sundaram as payment for unpaid salary and bonus of $31,250 for 2005. This action was approved by the board of directors on December 29, 2005.

Andy & Debbie Ayers. On November 29, 2005 we issued 30,303 shares of our common stock to Mr. and Mrs. Ayers for $10,000 in cash.

John R. Catan. On December 21, 2005 we issued 52,632 shares of our common stock to Mr. Catan for $10,000 in cash.

Kannan Subramanian. On November 29, 2005 we issued 142,857 shares of our common stock to Mr. Subramanian for $50,000 in cash.

Dhhananjay A. Mehta. On January 5, 2006 we issued 250,000 shares of our common stock to Mr. Mehta for $77,500 in cash.

Sundaresan Raja. On January 12, 2006 we issued 2,725,400 shares of our common stock to Mr. Raja as payment for promissory notes of $464,614 held by Mr. Raja and for unpaid salary and bonus of $200,000 for 2005. This action was approved by the board of directors on December 29, 2005.

E. Eugene Sharer. On January 12, 2006 we issued 2,198,168 shares of our common stock to Mr. Sharer as payment for promissory notes of $366,095 held by Mr. Sharer and for unpaid salary and bonus of $170,000 for 2005. This action was approved by the board of directors on December 29, 2005.

Sriniavasan Krishnamurthy. On January 12, 2006 we issued 928,308 shares of our common stock to Mr. Krishnamurthy as payment for promissory notes of $98,815 held by Mr. Krishnamurthy and for unpaid salary and bonus of $125,000 for 2005. This action was approved by the board of directors on December 29, 2005.

Ramanujam Satagopan. On January 12, 2006 we issued 515,890 shares of our common stock to Mr. Satagopan as payment for promissory notes of $127,291 held by Mr. Satagopan. This action was approved by the board of directors on December 29, 2005.

David McCartney. On January 5, 2006 we issued 185,484 shares of our common stock to Mr. McCartney as payment for unpaid salary and bonus of $57,500 for 2005. This action was approved by the board of directors on December 29, 2005. On January 31, 2006 we issued 20,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for January worth $5,000 at the time of issue. On February 28, 2006 we issued 37,411 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for February worth $10,000 at the time of issue. On March 31, 2006 we issued 47,619 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for March worth $10,000 at the time of issue. On April 30, 2006 we issued 40,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for April worth $10,000 at the time of issue. On May 31, 2006 we issued 40,000 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for May worth $10,000 at the time of issue. On June 30, 2006 we issued 40,816 shares of our common stock to Mr. McCartney for compensation pursuant to his employment agreement for June worth $10,000 at the time of issue.

Charles G. Lawrence or Barbara A. Lawrence. On January 11, 2006 we issued 22,727 shares of our common stock to Mr. Lawrence for $10,000 in cash. On June 22, 2006 we issued 126,263 shares of our common stock to Mr. and Mrs. Lawrence for $25,000 in cash. On August 11, 2006 we issued 52,632 shares of our common stock to Mr. and Mrs. Lawrence for $10,000 in cash.

Silk Route eCommerce Fund I, Ltd. On January 13, 2006 we issued 182,714 shares of our common stock to Silk Route eCommerce Fund I, Ltd. for retirement of a $50,000 note payable dated August 31, 2002 plus accrued interest through December 31, 2005. The total of principal and accrued interest was $73,085.40.

Cornell Capital Partners. On April 20, 2005 we issued Cornell Capital Partners 592,000 shares of our common stock and a warrant to purchase 200,000 shares of our common stock as a one-time commitment fee under a Standby Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all securities being registered in this offering in financing transactions with Airbee.

Robert R. Blakely, Scott R. Griffith and Jesse B. Shelmire IV. On June 22, 2006, the Company issued 83,334, 83,333 and 83,333 restricted shares of stock to Messrs. Blakely, Griffith and Shelmire, respectively, the principals in Stonegate Securities, Inc. (each of whom is an accredited investor) for placement agency services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services.

Lawrence and Ceile Blumen. On March 20, 2006 we issued 21,739 shares of our common stock to Mr. and Mrs. Blumen for $5,000 in cash.

GunnAllen Financial Inc. On November 28, 2005 we issued 100,000 shares of our common stock to GunnAllen Financial Inc. for investment services to be provided. The cash value of the stock at the date of issuance was $32,000. Investment services provided include identifying potential sources of capital, making introductions to them, arranging meetings with such sources, developing and refining the business plan, and making recommendations to us as to website upgrades to attract investors. Investment decisions are made by James J. DiGsaio, SVP, Capital Markets Group.

John J. and Felisa D. Hoogendyk Living Trust. On June 22, 2006 we issued 125,000 shares of our common stock to the John J. and Felisa D. Hoogendyk Living Trust for $25,000 in cash. Investment control is held by John J. and Felisa D. Hoogendyk.

John Everett Hoover. On February 21, 2006 we issued 20,000 shares of our common stock to Mr. Hoover for $5,200 in cash.

James K. and Olga L. Morris. On February 27, 2006 we issued 35,714 shares of our common stock to Mr. and Mrs. Morris for $10,000 in cash. On July 7, 2006 we issued 83,333 shares of our common stock to Mr. and Mrs. Morris for $20,000 in cash.

Gopalakrishnan Munusamy. On February 22, 2006 we issued 53,571 shares of our common stock to Mr. Munusamy for $15,000 in cash.

Raman Rangarajan. On February 22, 2006 we issued 53,571 shares of our common stock to Mr. Rangaragan for $15,000 in cash.

Kevin L. or Dorthea E. Presmyk. On March 28, 2006 we issued 23,076 shares of our common stock to Mr. and Mrs. Presmyk for $6,000 in cash.

Kevin Bartelson. On August 23, 2006 we issued 27,778 shares of our common stock to Mr. Bartelson for $5,000 in cash.

Claude Tate. On August 23, 2006 we issued 111,111 shares of our common stock to Mr. Tate for $20,000 in cash.

Catherine A. Zimmer. On August 31, 2006 we issued 333,333 shares of our common stock to Ms. Zimmer for $50,000 in cash.

Parabolic, LLC. On September 7, 2006, we issued 1,000,000 shares of our common stock to Parabolic, LLC in return for providing us investor and public relations services. The cash value of the stock at the date of issuance was $170,000. Adam Gilman, President of Parabolic, LLC, makes the investment decisions on behalf of Parabolic, LLC.

Rudolph C. Cane, Jr.. On September 21, 2006 we issued 111,111 shares of our common stock to Mr. Cane for $20,000 in cash.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Airbee so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS
RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds provided to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale of a secured convertible debenture to Montgomery Equity Partners under the Securities Purchase Agreement. We also received proceeds from accredited investors from whom we accepted subscription agreements and we may receive cash proceeds upon exercise of warrants issued to such accredited investors as well as from Montgomery Equity Partners.

On December 29, 2005, we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners secured convertible debentures in the principle amount of $500,000, of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was funded on September __, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners three warrants to purchase a total of 2,000,000 shares of our common stock. Each warrant is exercisable for a period of three years. The first warrant for 1,000,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share; the second warrant for 500,000 shares has an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share; and the third warrant for 500,000 shares has a fixed exercise price of $0.001.

For illustrative purposes only, we have set forth below our intended use of proceeds for the net proceeds we received under the Securities Purchase Agreement.

Gross proceeds	$500,000
Commitment fee	50,000
Structuring fee	10,000
Two months prepaid interest	12,500
Net proceeds	$427,500

No. of shares issued upon conversion of the secured convertible debenture	13,586,956

USE OF PROCEEDS:
Trade Payables	$391,634
General Working Capital	35,866
Total	$427,500

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Montgomery Equity Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $673.72, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,826.28. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We did, however, receive proceeds from the secured convertible debentures issued to Montgomery Equity Partners.

Montgomery Equity Partners is controlled by its general partner, Yorkville Advisors, LLC. Montgomery Equity Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

•	Airbee Wireless, Inc. is no longer a development stage company concentrating on software development as the Company earned revenues from planned operations in the first quarter of 2006.

•
We had a 1,971,969 net loss before provision for income taxes in the first six months of 2006. Accounting rules drove much of this loss, most of which was non-cash. We recorded $1,227,630 as stock option compensation expense due to the operation of SFAS 123R which required us to expense stock options granted and vesting during this quarter. We also recorded a $508,628 gain in other income (expense) from the re-valuation of derivatives required under SFAS 133. We raised $156,400 from the sale of stock to accredited investors through June 30, 2006.

•
Liquidity and capital resources issues continue to constrain growth but given signs of an emerging marketplace for our software and our track record of raising capital, we believe we will be able to obtain sufficient funds to continue operations until we can generate increased revenues from our license agreements.

•	Risk factors include -

o Royalties from the license agreements are dependent on our customers’ ability to create demand and market acceptance for their product.

o Our international operations involve inherent risks that include currency controls and fluctuations, tariff and import regulations, and regulatory requirements that may limit our or our customers’ ability to manufacture, assemble and test, design, develop or sell products in particular countries.

o Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

•
We have created a new business unit in the fourth quarter of 2005 to take on development contracts using our software products as a base and creating the application solution for our customers. We delivered the first of our service projects to Sensormatics on April 17, 2006. There are several other such projects in the planning stage and which will further the Company’s objective of getting its software stack product into the end user’s operation sooner than we would otherwise realize.

Overview

Airbee Wireless, Inc. (hereinafter called “Airbee” or “Company”) reported $76,200 of revenue from planned operations in the second quarter of 2006 and a total of $127,800 for the six months ended June 30, 2006. As a result, it is no longer a development stage company. We have continued our go-to-market strategy of licensing the major microcontroller and IEEE 802.15.4 radio companies, having previously announced agreements with several microchip manufacturers. We believe this will lead to two types of revenues - service revenue from customized stack work, integration support and application development and royalty revenue from the licensing of our stack. We also announced a new product that facilitates low-power radio frequency (“RF”) application development for mesh networks including ZigBee.

Our goal remains being a preeminent provider of intelligent software for short range wireless communications embedded into silicon chips and platform solutions. We focus our core competencies in the design and engineering of intelligent wireless communications software that is platform agnostic, ultra-low in energy consumption with complete portability across all controllers, radios, and operating system platforms. Our software is licensed to various global manufacturers of radio chips, radio frequency modules, and microprocessors used in an increasing number of wireless communications applications and devices.

We operate in highly innovative environments characterized by a continuing and rapid introduction of new products that offer improved performance at lower prices. With the trend toward convergence in wireless communications products, our software will likely cross over multiple categories, offering us new opportunities, but may also result in more businesses that compete with us. Competition tends to increase pricing pressure on our products, which may mean that we must offer our products at lower prices than we had anticipated, resulting in lower profits This is a two-step approach: (a) become an approved third-party vendor and achieve recognition in the manufacturer’s documentation, website and sales force (i.e. distributors for Texas Instruments and Radiocrafts as examples); and (b) the overriding objective is to be embedded directly into the controller by the manufacturer and shipped directly with each controller.

As validation of our strategy, our engagement with Texas Instruments (“TI”) has picked up activity this quarter and we believe TI will become a significant customer. Since the announcement of our agreement with TI, we have downloaded nearly 500 copies of our limited network size stack to TI customers for evaluation. We operate an online help desk to support these prospective customers as they evaluate the product for their application and use, and we are working with ZMD and Infineon to set up a similar process. We note similar progress with our ZigBee module partner Radiocrafts, which now has more than 35 OEMs using our ZNS stack and ZAPP (SPPIO) application. We anticipate many of these will go into production in the coming quarters.

We began training programs for Infineon to train their field application engineers. We expect this will result in increased opportunities with our partners’ customers. In addition, we participated in the ZigBee Developers program this June where we taught new developers how to use our stack to develop applications. We have also established a RF laboratory at our development center in Chennai, India, which has already produced data about RF interference issues in the ZigBee environment.

Results of Operations

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

During the first half of 2006 we had operating revenues of $127,800, resulting in a net loss applicable to common shares of $1,971,969, or $0.03 net loss per share, compared to a net loss of $1,989,836 or $0.05 net loss per share for the same period in 2005. The net loss during the first six months of 2006 was substantially reduced by the realization of $508,628 as gain from the re-valuation of derivatives in accordance with accounting rules. However, we also recorded a $1,227,630 expense from the granting and vesting of stock options during this six-month period. Cumulative net loss since inception totals $8,568,594.

Our net revenue for the six months ended June 30, 2006 significantly increased to $127,800 as compared to $1,021 for the six months ended June 30, 2005. The application development agreements we signed with Infineon during 2005 and with SensiTool in 2006 accounted for the revenue we reported for the six months ended June 30, 2006. These agreements require us to embed our software in the customer’s application for a fixed fee, generally paid in stages as benchmarks specified in the contracts are met.

Operating expenses for the six months ended June 30, 2006 were $2,443,082 as compared to $1,880,681 for the six months ended June 30, 2005, an increase of 30% or $562,401. This increase, as further explained below, is principally due to increases in compensation and professional fees. Operating expenses increased as the Company developed and implemented its business plan.

Our overall increase in compensation and professional fees for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 was $140,389, to $904,741 from $764,352. This was due to increased professional services costs of approximately $176,000 of legal fees related to our financing from Montgomery Equity Partners Ltd., legal defense costs for suits against the Company, and legal and accounting fees in connection with our SEC reporting. Salaries decreased by $35,600 because a vacant position remains unfilled in spite of the addition of new programming staff in India in accordance with the Company’s plan to improve the administrative function in India and to bring previously out-sourced software development work back in-house. We believe that general and administrative expenses will not increase significantly in the short-term. However, we do expect an increase in absolute dollars in the long-term, as we continue to invest in staff and infrastructure in the areas of information systems and sales and marketing.

Stock option compensation expense required by SFAS 123R was $1,227,630 as the Company is now required to expense stock options granted and vesting in the period. This is a non-cash expense. There was no comparable expense in 2005.

Selling, general and administrative expenses decreased to $286,557 in the first half of 2006, down $44,421 or 13% from the first half of 2005 of $330,978. This decrease was due primarily from loan transaction fees in connection with the now-terminated Standby Equity Distribution Agreement with Cornell Capital Partners LP entered into in April 2005. Our overall selling and marketing expenses consist primarily of marketing related expenses, compensation related expenses, sales commissions, facility costs and travel costs. Expenses, particularly certain marketing and compensation-related expenses, may vary going forward, depending in part on the level of revenue and profits.

The decrease in research and development expense for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 was $221,960. With the demonstration of technological feasibility in April 2005, we were permitted to capitalize research and development costs and amortize them going forward. Our intangible assets (primarily capitalized R&D) increased by $448,516, net of amortization, from June 30, 2005 to June 30, 2006 to $709,770 as we increased our overall expenditures in research and development programs to ensure that our products continue to meet our customer demands.

Depreciation and amortization expense for the six months ended June 30, 2006 decreased $2,742. Amortization of intellectual property was $15,100 for the six months. Interest expense for the six months ended June 30, 2006 increased $54,527, almost entirely due to the amortization of the convertible debenture and convertible debt discounts to interest.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

During 2005 we had minimal operating revenues of $13,015, resulting in a net loss applicable to common shares of $3,782,259, or $0.08 net loss per share, compared to a net loss of $1,136,743 or $0.03 net loss per share for 2004. Cumulative net loss since inception totaled $6,596,625.

Our net revenue for the year ended December 31, 2005 was insignificant at $13,015 as compared to $0 for the year ended December 31, 2004. During 2005, the Company signed license agreements with Radiocrafts, Texas Instruments, SoftBaugh, Jennic, Compel JSC and Wireless People. These license agreements may generate revenue during the second quarter of 2006 but depend upon sales of the licensees’ products containing our software. We also signed an application development agreement with Infineon during 2005 and one with SensiTool in 2006. These agreements require us to embed our software in the customer’s application for a fixed fee, generally paid in stages as benchmarks are met.

Operating expenses for the year ended December 31, 2005 were $3,498,814 as compared to $1,142,472 for the year ended December 31, 2004, an increase of 206% or $2,356,342. This increase, as further explained below, is principally due to increases in compensation and professional fees, bad debt, research and development, and selling, general and administrative expenses. Operating expenses increased as the Company developed and implemented its business plan and its reporting obligations with the SEC.

Our overall increase in absolute dollars of compensation and professional expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 was $1,480,361. The increase was primarily due to increased professional services costs of $790,729 of legal fees related to our financing from Montgomery Equity Partners Ltd. and Cornell Capital Partners LP, $139,815 in one-time commitment fees associated the warrants issued to Cornell Capital Partners LP, legal defense costs for suits against the company, and legal and accounting fees in connection with our SEC reporting. Salaries rose due to the addition of sales personnel in the U.S. ($160,000) and a CEO, administrative staff, and programming staff in India ($391,000) in accordance with the Company’s plan to improve the administrative function in India and to bring previously out-sourced software development work back in-house. We believe that general and administrative expenses will not increase significantly in the short-term. However, we do expect an increase in absolute dollars in the long-term, as we continue to invest in staff and infrastructure in the areas of information systems and sales and marketing.

Our overall selling and marketing expenses consist primarily of marketing related expenses, compensation related expenses, sales commissions, facility costs and travel costs. Expenses, particularly certain marketing and compensation-related expenses, may vary going forward, depending in part on the level of revenue and profits.

Bad debt expense reflects cash advances totaling $536,495 made to Airbee Automotive Group, Inc., d/b/a Identity, Inc. under the now-rescinded Merger Agreement. We recovered $15,079 through intra-company transfers before the Merger Agreement was rescinded. Even though the merger has been rescinded, we believe we are owed the money and that it should be returned. In accordance with generally accepted accounting principles we have elected to expense this amount as a bad debt in the current period and will recognize future recoveries in the periods received. Nothing in this paragraph is intended in any way to waive any right, title or interest we have to the monies advanced, all of which are expressly reserved.

The decrease in absolute dollars of research and development expense for the year ended December 31, 2005 compared to the year ended December 31, 2004 was $270,789. With the demonstration of technological feasibility in April 2005, we were permitted to capitalize research and development costs and amortize them going forward. Our intangible assets (primarily capitalized R&D) increased by $523,277, net of amortization, from December 31, 2004 to December 31, 2005 to $689,252 as we increased our overall expenditures in research and development programs to ensure that our products continue to meet our customer demands.

Depreciation and amortization expense for the year ended December 31, 2005 increased $109,184. Most of this increase is from the amortization of $75,000 in loan financing costs in this period plus another $22,650 for amortization of intellectual property. Interest expense for the year ended December 31, 2005 increased $247,268, principally due to charges related to settlement agreement of the $750,000 loan from Montgomery Equity Partners. The interest expense attributable to Notes Payable to Related Parties was $57,234 in 2005 as compared to $84,918 in 2004.

Liquidity and Capital Resources

Since inception, we have principally funded our operations from private placements of securities and management and shareholder loans and contributions of $3,770,364. This amount includes $500,000 in bridge loans from accredited investors made during the second quarter of 2006. As of June 30, 2006, we have $442,412 outstanding under notes payable - related parties, reimbursements due officers and accrued payroll. During the second quarter of 2006, we received an aggregate of $60,000 in cash from accredited investors in consideration of 301,263 shares of our common stock and 120,504 common stock purchase warrants. Proceeds were used to pay down current payables. We will require approximately $5 million to continue operations for the next 12 months. Most of the funding will be allocated principally for payment of outstanding obligations, sales, marketing and working capital. It is not anticipated that any lack of funding will impact upon the existing license and development agreements with our customers since our software development has been completed for three of our products.

We have incurred an accumulated deficit at June 30, 2006 of $8,568,594 compared to $4,737,697 at June 30, 2005. We had negative working capital at June 30, 2006 of $3,428,838 compared to negative working capital of $2,689,332 at June 30, 2005. Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

On December 29, 2005, we entered into a Securities Purchase Agreement with Montgomery pursuant to which we agreed to issue Montgomery secured convertible debentures in the principle amount of $500,000. Of these secured convertible debentures, $350,000 was funded on December 29, 2005. The remaining $150,000 has not yet been funded as of August 11, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. The secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest monthly at the rate of fifteen percent (15%) per year. We are current with our interest payments.

In connection with the Securities Purchase Agreement we issued Montgomery three warrants to purchase a total of 2,000,000 shares of our common stock. The warrants are exercisable for a period of three years. The exercise price for the first warrant for 1,000,000 shares is the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share. The exercise price for the second warrant for 500,000 shares is the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.30 per share. The exercise price for the third warrant for 500,000 shares is $0.001 per share.

Our principal sources of liquidity have been private placements of our securities and loans from management and shareholders. There will continue to be an operating cash flow deficit from the licensing of embedded software in the near term.

Cash at June 30, 2006 and 2005, respectively, was $69,630 and $10,992. At June 30, 2006 and 2005, respectively, we had total stockholders’ deficit of $2,188,277and $2,334,305.

Our capital requirements depend on numerous factors including our research and development expenditures, expenses related to selling, general and administrative operations and working capital to support business growth. We anticipate that our operating and capital expenditures will constitute a material use of our cash resources. As a result, our net cash flows will depend heavily on (a) the level of our future sales (which depend, to a large extent, on general economic conditions affecting us and our customers, as well as the timing of our products’ sales cycles (especially for the newly introduced ZigBee global standard version 1.1) and other competitive factors) and (b) our ability to control expenses.

With regard to our current liabilities at June 30, 2006, $104,056 is payable to related note holders who have deferred repayment (one has deferred interest as well). Trade payables at June 30, 2006 of $753,664 are outstanding and will be paid as they come due or as payment may be extended by agreement of the parties. One vendor, MindTree Consulting Pvt. Ltd. (“MindTree”), accounted for 53% of the Company’s accounts payable. MindTree provided services to the Company under a Time and Materials Contract dated March 30, 2005 (the T&M Contract”). On a monthly basis, MindTree invoiced the Company for work it performed. Payment terms were net 30 days. The Company was unable to pay the invoices as they became due and, by informal agreement, extended the repayment terms monthly. On December 15, 2005, the Company entered into a written agreement with MindTree by which it agreed to pay MindTree $200,000 on or before December 23, 2005 and $100,000 per month on the last business day of each succeeding month until the outstanding indebtedness of approximately $580,000 was fully paid. The Company’s performance was secured by the software code (the “Intellectual Property”) MindTree developed under the T&M Contract. If the Company defaulted in making any payment when due and such default was not cured within five business days after receipt of a notice of default, MindTree would be entitled to co-own the Intellectual Property, with any revenue the Company realized from the Intellectual Property during the co-ownership period to be split 50-50 with MindTree. To date, the Company has paid MindTree $200,000 pursuant to this agreement. As of August 7, 2006, the Company is behind in making the scheduled payments. MindTree has not yet issued any notice of default and has extended the deadline to substantially complete the repayment until October 31, 2006.

We believe that revenues will increase during the last half of 2006 from our licensing and other agreements. However, we shall be dependent upon financing to accelerate our marketing activities and continue product enhancement. We anticipate monthly expenses of approximately $165,000 to $185,000 over the next several months. This amount includes costs of our SEC reporting obligations, which were approximately $190,000 for the year ending December 31, 2005. Cost of SEC reporting obligations includes all filing costs and professional fees.

During the second quarter of 2006, we received an aggregate of $60,000 from accredited investors in consideration of 301,263 shares of our common stock and 120,504 common stock purchase warrants. The proceeds were used to pay down current payables. We also received $500,000 in 90-day bridge loans ($115,000 of which are convertible) and issued 635,000 common stock purchase warrants.

As shown in the accompanying condensed consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2005 and 2004 and for the six month period ended June 30, 2006. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to satisfy past due obligations, support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s current financing and related security agreements contain numerous covenants that restrict our ability to raise needed funds. It is possible that needed funds may not be available, in which case the Company may be forced to temporarily suspend operations. Our existing financing contains a right of first refusal for our lender. Numerous discussions with investment bankers throughout the country lead us to conclude that additional financing will be available.

The Company expects to be able to satisfy its past-due accounts payable when additional financing is obtained and intends to negotiate lump-sum payment reductions with the larger vendors (MindTree excepted). The bulk of the Contractual Obligations in the table below are employment contracts with current management. Given management’s commitment to the success of the Company, it is not anticipated these contracts will be an impediment. The long-term debt listed in the table is the secured convertible debenture, which the Company expects will be paid off or converted when substitute financing is arranged.

If circumstances require, the Company will renegotiate employment contracts with management to defer (but not eliminate) its obligations under these contracts. It will also consider overhead reductions at its headquarters and at its India subsidiary. This would be as a last resort as (a) the Company is leanly staffed at the administrative level and (b) staff cuts in India would adversely impact our ability to complete product development, deliver product and provide support.

We are planning the process by which our stack will be certified to the new standard on a customer’s new hardware platform. The hope is to have the certification completed within two months after the new specification is released in the third quarter of 2006, as several customers have expressed an interest in moving forward after the release.

Critical Accounting Estimates

General

Management’s discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which were prepared in accordance with accounting principles generally accepted in the United States, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Note 2, “Summary of Significant Accounting Policies” of Notes to the Consolidated Financial Statements describes our significant accounting policies which are reviewed by us on a regular basis and which are also reviewed by senior management with our Board of Directors.

An accounting policy is deemed by us to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. The policy and estimate that we believe is most critical to an understanding of our financial results and condition and that requires a higher degree of judgment and complexity is revenue recognition.

Revenue Recognition

We account for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

We expect to enter into maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. We provide bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEMs) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

Factors That May Affect Future Results

Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline.

Our future results of operations and the other forward-looking statements contained in this filing, including this MD&A, involve a number of risks and uncertainties—in particular, the statements regarding our goals and strategies, new product introductions, plans to cultivate new businesses, future economic conditions, revenue, pricing, gross margin and costs, capital spending, depreciation and amortization, research and development expenses and the tax rate. In addition to the various important factors discussed above, a number of other factors could cause actual results to differ materially from our expectations.

Because a significant portion of our revenue will be derived from software licenses, we are dependent upon the ability of our customers to develop and penetrate new markets successfully.

Our software license revenues depend not only upon our ability to successfully negotiate license agreements with our customers but also upon our customers’ ability to commercialize their products using our embedded software. We cannot control our customers’ product development or commercialization or predict their success. Demand for our products, which impacts our revenue and gross margin percentage, is affected by business and economic conditions, as well as communications industry trends, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products. Demand for our products is also affected by changes in customer order patterns, such as changes in the levels of inventory maintained by our customers and the timing of customer purchases. Airbee operates in a highly competitive industry (i.e., embedded communications software), and our revenue and gross profits could be affected by factors such as competing software technologies and standards, pricing pressures, actions taken by our competitors and other competitive factors, as well as market acceptance of our new ZigBee-compliant products in specific market segments. Future revenue is also dependent on continuing technological advancement, including the timing of new product introductions, sustaining and growing new businesses, and integrating and operating any acquired businesses. Results could also be affected by adverse effects associated with product defects and deviations from published specifications, and by litigation or regulatory matters involving intellectual property or other issues.

Numerous factors may cause out total revenues and operating results to fluctuate significantly from period to period. These fluctuations increase the difficulty of financial planning and forecasting and may result in decreases in our available cash and declines in the market price of our stock.

A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult and may result in unanticipated decreases in our available cash, which could negatively impact our operations and increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

• Acceptance by our customers of our Airbee embedded software platforms and/or the slow acceptance by the market of the ZigBee global standard for short-range wireless voice and data communications;

• The number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of a quarter;

• Changes in the length of our products sales cycles, which increases as our customers’ purchase decisions become more strategic and are made at higher management levels;

• The success of our customers’ products from which we derive our production license revenue;

• The mix of our revenues between sales of products and lower-margin sales of services;

• Our ability to control our operating expenses and fully realize the impact of the restructuring plans we have implemented;

• Our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

• Possible deferrals of orders by customers in anticipation of new product introductions;

• Announcements, product introductions and price reductions by competitors;

• The impact of, and our ability to react to, natural disasters and/or terrorist actions;

• Changes in business cycles that affect the markets in which we sell our products and services;

• Economic, political and other conditions in the United States and internationally;

• Foreign currency exchange rates; and

• The impact of any stock-based compensation charges arising from the issuance of stock options, stock appreciation rights or any other stock-based awards.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

We operate internationally, with sales, marketing and research and development activities. We are, therefore, subject to risks and factors associated with doing business outside the U.S. International operations involve inherent risks that include currency controls and fluctuations, tariff and import regulations, and regulatory requirements that may limit our or our customers’ ability to manufacture, assemble and test, design, develop or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest, or political instability occurs in the U.S., or other locations, such events may disrupt our customers’ manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for our products. Business continuity could also be affected if labor issues disrupt our transportation arrangements or those of our customers or suppliers. In addition, we may rely on a single or limited number of suppliers, or upon suppliers in a single country. On an international basis, we regularly review our key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify potentially significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, we assess the risks, and as we consider it to be appropriate, we initiate actions intended to mitigate the risks and their potential impact. There can, however, be no assurance that we have identified all significant risks or that we can mitigate all identified risks with reasonable effort.

We are continuing to assemble the personnel and financial resources required to achieve the objectives of our business plan. Future revenue, costs and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast.

As shown in the accompanying condensed consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2005 and 2004 and for the six month period ended June 30, 2006. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to satisfy past due obligations, support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

As of June 30, 2006, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Contractual Obligations

The table below lists our known contractual obligations at September 29, 2006.

Our long-term debt obligation consists of $350,000 of a $500,000 convertible debenture ($150,000 not funded as of September 26, 2006), plus interest payable monthly at 15% per annum. We are current in our interest payments through September 2006.

Our purchase obligations are limited to employment contracts with company executives and senior staff. These seven written contracts are for one to three years in duration and expire at various dates between December 31, 2006 and May 15, 2008.

The operating leases reported here are limited to the lease for office space in Chennai, India for our India subsidiary. We have signed a three-year lease for 6,000 sq. ft. of office space expiring on June 30, 2009. The rent is approximately $4,266 per month with 10% increases in the second and third years of the lease.

We have no capital lease obligations as defined in FASB Statement of Accounting Standards No. 13, “Accounting for Leases” nor do we have any other long-term liabilities reflected on the balance sheet under generally accepted accounting principles in the United States.

	(1) Payments due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Purchase Obligations (employment contracts)*	$1,099,167	821,667	277,500	—	—
Long-Term Debt Obligations	$350,000	—	350,000	—	—
Operating Lease Obligations **	$158,241	53,001	105,240	—	—
Capital Lease Obligations	$—	—	—	—	—
Other Long-Term Liabilities Reflected on Balance Sheet under GAAP	$—	—	—	—	—

____________
* Employment contracts with senior executives ranging in length from 1 year to 3 years, expiring on various dates from December 31, 2006 through May 15, 2008.

** Lease of 6,000 sq. ft. of office space in Chennai, India expiring June 30, 2009. Our Chennai rent is $4,266 per month. The lease at our Rockville, MD office is month-to-month and therefore not included. Our Rockville rent is $2,730 per month.

DESCRIPTION OF BUSINESS

Overview

Airbee Wireless, Inc. is a developer of intelligent connectivity software for wireless voice and data communications designed to comply with the ZigBee global standard as well as non-ZigBee wireless mesh networks. Our software, when embedded on microchips or in various devices containing such microchips, will enable consumer and business devices to wirelessly connect to each other over distances of less than 100 meters. We license our software, which has been designed and engineered to comply with the recently released ZigBee standard for short-range, low-energy consumption, voice and data wireless communications to manufacturers of microprocessors and OEM manufacturers, thereby enabling them to develop an increasing number of wireless communications applications using Airbee’s software, including consumer electronics, medical equipment, sensor and metering equipment, and industrial automation equipment. To date, we have negotiated software licenses with six licensees with revenues to be determined by the licensees’ product commercialization. We have had negligible revenues from these licensees during the reporting period and do not expect to begin realizing revenues from these agreements until the end of the first quarter of 2006. Our customers’ commercialization of their product development will generate revenues from royalty payments to us, typically on a quarterly measurement basis.

We were organized under the laws of the state of Delaware in August 2002 to develop a portfolio of embedded wireless connectivity software. In October 2002, we acquired Connexus Technologies (Pte.) Ltd. and its wholly-owned subsidiary, Connexus Technologies (India) Pvt. Ltd., with the intention of securing complementary wireless technology to enhance our operating schema. We acquired Connexus because it was developing wireless technologies that were complementary to the software technologies that we were developing. Our embedded software could be developed at a faster rate via this acquisition because of its compatible technologies with the additional benefits of lower product cost and shorter time to market. Connexus Technologies (Pte.) Ltd. was incorporated in Singapore under The Companies Act on July 8, 2000 as a limited liability company. Connexus Technologies (India) Pvt. Ltd. was incorporated in India as a wholly-owned subsidiary of Connexus Technologies (Pte.) Ltd. on June 14, 2001. Subsequent to this acquisition, Connexus Technologies (Pte.) Ltd. changed its name to Airbee Wireless Pte. Ltd. and Connexus Technologies (India) Pte. Ltd. changed its name to Airbee Wireless (India) Pvt. Ltd. In March 2004, we became a member of the ZigBee Alliance, an international industry group formed to facilitate the development of a global standard for the wireless data and voice communications industry. As indicated on the ZigBee Alliance website, the ZigBee Alliance has defined a standard for reliable, short-range, cost-effective, low-power wireless applications. The standard is described on the ZigBee Alliance website at www.ZigBee.com. The ZigBee standard current release of version 1.0 was formally released to the wireless industry on December 14, 2004. It specifies a short-range, low-power, secure wireless data and voice transmission baseline. Release version 1.1 is pending which will require further development of our products to respond to changes in the standard. With over 200 member companies, the ZigBee standard based on the IEEE 802.15.4 standard for remote monitoring and control applications released by the Institute of Electrical and Electronic Engineers in May 2003 is emerging as a wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

In May 2005 we acquired a wholly owned interest in Identity, Inc., a Delaware corporation from an unrelated third party, Daniel R. Nelson. By mutual agreement, this acquisition was rescinded in August 2005.

We sell our software products through licensing agreements which call for licensing fees and royalty payments based on our customers’ shipments of their products with our software embedded thereon. The agreements typically run for a period of one year with the terms renegotiable upon renewal. The licensing fees typically run between $50,000 and $100,000 depending on the balance of the terms negotiated with royalty fees between $0.25 and $1.00 depending on quantity over time period and configuration of the software. In some cases, we sell the software directly to our customer’s client, bypassing our direct customer as far as money flow is concerned.

Our business operations are directed from the corporate offices in Rockville, Maryland where the CEO, President, Finance and Business Development activities are located. We operate marketing and sales from the San Diego, California area where the bulk of the wireless technology companies are located and where the ZigBee Alliance is headquartered. The engineering and development activities are conducted in our Chennai, India center which take direction from the Business Development and Marketing staff in the US. Direct interface with the client is managed by the marketing staff with engineering participation and technical issue follow-up as required. Prospective customers are identified by our participation in trade shows and technical events, referrals, inquiries and cold calls. We deliver the software products via the Internet through a delivery and support system which has been tailored for our use. Training and problem resolution is also handled via this system and supported by the development center in India.

We have completed the development of seven of our software products: (1) ZigBee Network Software (ZNS); (2) ZigBee Network Management Solutions (ZNMS); (3) ZigBee Development Kit (ZDK), (4) ZigBee Applications Profile (ZAPP); (5) ZNS(Lite) for small size networks, (6) ZNMS(Lite) for small size networks management; and (7) ZAgent, imbedded into the ZNS product to interface to the ZNMS Management System. These products are available for evaluation and prospective customers are currently testing and evaluating this software at no cost to our company. We completed the ZigBee product certification testing by an independent testing facility authorized by the ZigBee Alliance for the ZNS Software Stack in November 2005. (The ZNS product is the only one of the products listed above that requires certification.)

The Market

To date the ZigBee standard has had no significant penetration into the commercial market. The current market for wireless communication is dominated by two major technologies: (1) Bluetooth and (2) the IEEE 802.11b standard (more commonly known as “WiFi”). Both technologies are used in a limited application space and operate in a much higher data rate than the ZigBee standard. As such, we believe that we will not compete for the same application users as either Bluetooth or WiFi.

Bluetooth standard product applications are built on the originally conceived Bluetooth standard microprocessor, which is expensive comparatively and generally less reliable with the necessity of recharging the batteries with only a few hours of operation available between recharges. Alternatively, Airbee software is highly customizable and is platform agnostic—meaning it can be ported to run on most microprocessors and operating systems. Moreover, users of products with Airbee software embedded inside can also, we believe, achieve benefits in other areas. Example product applications include sensor-based systems, personal digital appliances (PDAs), home networking, automated meter reading, agriculture and healthcare. The ZigBee website provides several comparisons between the Bluetooth and our technologies which support our assertion as to the reduced cost of the ZigBee solution to the end user. The battery power consumption, battery life, microprocessor cost and range of operation all are factors in the cost comparison. It is important to note that the ZigBee technology is dependent on the software which is the “glue” which ties the elements or components together. The critical performance features are for the software to “manage” the hardware platform on which it resides to control power consumption, range of operation, message routing the the network, etc., all of which is required to be met in the certification process.

Our current market focus is on the microprocessor and radio chip manufacturers, module manufacturers, and application solution providers. We have had success to date on negotiating agreements with several of the significant chip and module manufacturers and have initiated a project with a systems solutions provider. We anticipate that in the next six to nine months, we will have agreements with almost all of the largest chip producers in the US and Europe.

The chart below depicts the comparison of the various technologies mentioned in this report. The frequency band in which the Airbee products operate is at the lower left and is in the lower data rate space (the 802.15.4 space). Future efforts and products fall into the other two yellow oval spectrums.

Products

As stated above, we have completed the development of seven of our software products: (1) ZigBee Network Software (ZNS); (2) ZigBee Network Management Solutions (ZNMS); (3) ZigBee Development Kit (ZDK), (4) ZigBee Applications Profile (ZAPP); (5) ZNS(Lite) for small size networks, (6) ZNMS(Lite) for small size networks management; and (7) ZAgent, imbedded into the ZNS product to interface with the ZNMS Management System.

We have developed the software with a focus on short-range wireless communications and platform technologies such as hand-held devices or devices which are integrated into applications such as building automation, automated meter reading, instrumentation schemes, and similar uses.

The table below identifies our current software portfolio. The completed Airbee proprietary peer-to-peer, star and mesh topologies are being marketed to customers not requiring ZigBee-compliant protocols. “ZigBee compliant protocols” refer to standards in procedure or software. “ZigBee-compliant products” refer to commercially ready for sale products which have been tested and certified as compliant with the ZigBee specifications. “ZigBee-ready” refers to commercially ready for sale products which have been designed and produced to the ZigBee specifications but have not been test certified as ZigBee-compliant. There could be no difference in a product between the two designations but it is known only after certification. There may be minor changes in a certified product upon completion of the certification testing.

Our ZigBee-compliant software is projected to be available for sale and use soon after customer evaluation or beta testing is concluded and all customer comments and issues have been implemented. We expect this will occur in early 2006. The sale of our products is not necessarily dependent on certification by an independent third party. Our other products are software supplements to ZigBee compliant products and as such do not require certification and are labeled as ZigBee-compliant. The products may be sold separately or together as a group. This will depend on the customer and its requirements for its marketplace.

The following is a chart showing the status of the Airbee Proprietary and ZigBee compliant protocols:

Name/Protocol	Airbee Proprietary	ZigBee Ready	ZigBee-Compliant
Peer-to-Peer	Completed	Completed	Testing Completed
Star	Completed	Completed	Testing Completed
Mesh	Completed	Completed	Testing Completed
Mobile Mesh	Deferred	Deferred	Deferred

We have deferred the Mobil Mesh development until we see a market need, thereby conserving our technical and financial resources.

The peer-to-peer, star, mesh and mobile mesh protocols function in the following manner:

Peer to Peer Topology

The peer-to-peer topology facilitates mutual communication between any two Airbee enabled devices. Any device that has some data to be transmitted to the peer initially joins and gets synchronized with that peer. It’s like setting two clocks at the same time. Once the authentication is complete, data fragments are exchanged between the two peers. Each data fragment is validated after receiving from the peer device before further processing to reduce the data error rate. Airbee software in a peer-to-peer configuration operates in power save mode. The device is fully awake during communication with a peer and will be in sleep mode once the communication is over. It’s like a personal computer going into sleep mode. The device will have low power consumption due to this power save feature.

Peer-to-Peer

Star Topology

The star topology is much like the peer to peer connection discussed above with multiple peer to peer wireless connections. It is a network topology in which all the nodes are connected to a master node or station. The master node serves as the “manager” of the network and is used for simple network configurations.

Star Topology

Mesh and Mobile Mesh Topology

Mesh networks are multi hop networks in which devices assist each other in transmitting and receiving the data through the network. Mesh networks do not need a controlling device to control links; instead each device acts as a controller or master.

Our Airbee mesh network in Airbee has a patent pending algorithm for connecting multiple devices. Each node will maintain a Route table to reach the other nodes with a number of hops. Routes between two mobile nodes in a mesh network may consist of hops through other host nodes in the network. Host mobility [mobile mesh] can cause unpredictable change in the route. An alternative route is chosen when a current route fails.

Route table, programmed into the node, allows the nodes to calculate the shortest path using the fewest number of hops. Acknowledgement time needs to be calculated dynamically based on the hops.

Route table

S .No	Route table of ‘I’
1.	LK, LM
2.	LL, LM
3.	LJ, LK, LM

All Airbee mesh network devices are provided with the static route table that is prefixed during the commissioning of the devices.

Shortest Route

Consider the above routing table; source has three routes to reach the destination. Routes 1 and 2 have one intermediate node to reach destination and route 3 has two intermediate nodes to reach the destination. Source can choose either route 1 or route 2; now the source node can compare the hop time and choose route 1.

Alternative Route

As soon as the source node decides to send the data packet through route 1, it uses LK as a relay and transmits the packet. If LK goes out of the network, the source will wait for an acknowledgment timeout and look for another route to reach the destination node. If a node drops out of the network, even temporarily, the nodes will seek and establish an alternate route.

Data Exchange

When a source node needs to send the data to the destination node, it can look for the shortest path and send the data using the relay node. To accomplish this, the source node needs to wait for availability of relay node’s medium and then transmit the packet. When the relay node receives the packet it looks into the route table and finds the shortest route and transmits the packet. The relay node will not acknowledge the packet since the destination node will perform the acknowledgement. The routing table is key to the efficient operation of the network and can be dynamically and remotely changed as the need arises.

Technology

Critical to the success of new devices in these areas is their ability to interoperate or “talk to each other” based on industry-adopted standards. Our software is designed and developed to be compliant with Zigbee/802.15.4 WPAN standards. The technology on which we are focused is called “spread spectrum,” a form of Code Division Multiplexed Access (CDMA).

Our ZigBee-compliant software operates in the unlicensed radio frequency bands worldwide, including 2.4GHz (Global), 915Mhz (Americas) and 868Mhz (Europe). Raw data throughput rates of 250kbs can be achieved at 2.4GHz (16 channels), 40kbs at 915Mhz (10 channels) and 20kbs at 868Mhz (1 channel). Transmission distance ranges from 10 meters to 1.6 kilometers, depending on power output of the radio transceiver and environmental characteristics such as the weather. While battery life is ultimately a function of battery capacity and application usage (which is under software control), the ZigBee protocol was designed to support very long life battery applications. Since our software products are designed to the ZigBee specification and all other vendors’ products are designed to the same specification, and since we have successfully completed the certification testing, we expect that products which use our software will meet the expected ZigBee battery life called for in the specifications. In some cases battery life is expected to last up to 10 years before replacement. It should be noted again that the software controls the network node and as such will dictate and control battery longevity. Based upon information contained in the ZigBee Alliance website, users can expect a multi-year battery life when using standard batteries in a typical monitoring application.

Current Applications

To date, we have operated and demonstrated our products on the microprocessors or radios from the following manufacturers: Freescale, Texas Instruments, Chipcon, Atmel, SupaRule, Zilog, Infineon, ZMD, Radiocrafts, Compel, Jennic, SoftBaugh and any 8051 processor. They are all semiconductor platforms on which our ZNS software stack operates. These customers are all testing and evaluating our software for use in their products and customer applications. Some of the hardware platforms have been demonstrated to interoperate with each other with our software embedded therein.

Additional Software Products

We have a series of additional software products which augment and extend the features of the core software embedded products.. These products fall outside of ZigBee specifications and do not require ZigBee compliance. Each software product has been announced and literature distributed at trade shows and conferences. All of the products have been demonstrated at trade shows. They are licensed separately and are designed to work together as a system.

We have successfully demonstrated the platform agnostic assertion on five separate hardware platforms and have done so at the WiCon American Conference, the ZigBee open house in Seoul, Korea and at a ZigBee open house in San Francisco.

Airbee-ZNMS -ZigBee Network Management System

Airbee-ZNMS™ network management software is a centralized service and network management system that delivers management and control of ZigBee mesh networks and proprietary mesh sensor networks. The system manages ZigBee networks, non-ZigBee networks and interconnecting ZigBee and Internet Protocols (IP) networks. Airbee-ZNMS™ software provides a complete management solution, enabling clients to easily integrate and interoperate with ZigBee enabled devices. It provides the foundation needed to meet our customers’ needs for rapid deployment of new services, while streamlining their ability to provide and monitor key network resources in deploying large networks with tens-of-thousands of nodes.

Airbee-ZNMS™ can be set-up and integrated to automatically discover and map existing IP and wireless devices that support various protocols and languages. Airbee-ZNMS™ displays this information, intermingled with other device information from the ZigBee network, to those individuals who are responsible for the efficient operation of their network.

Airbee-ZAgent

Airbee-ZAgent is designed as an open software standard that can be embedded in any third-party ZigBee enabled device (as well as our own ZNS stack) for seamless management from an Airbee-ZNMS platform. Airbee-ZAgent collects, stores and transmits management data to our ZNMS. Airbee-ZAgent collects monitoring and asset information to enable the configuration, provisioning, monitoring and troubleshooting of ZigBee devices in a ZigBee network (i.e. ZAgent is embedded into Airbee ZNS stack).

Airbee-ZStack

This software enables ZigBee module providers, OEMs, integrators and microprocessor manufacturers to integrate proven non-Airbee ZigBee software with built-in Airbee-ZAgent software ready for management of their modules. This allows our ZNMS management system to be used by other ZigBee compliant software solutions. Airbee-ZStack is a software suite that is designed to be portable across microcontrollers, radios and real-time operating systems. Airbee-ZStack can be ported to any microcontroller, ZigBee radio and real-time OS environment.

Airbee-ZAPP

This software is built on the ZNS ZigBee stack and is a Serial Port Profile and I/O Mapping (SPPIO) application. It presents a set of versatile and powerful features to help application engineers quickly and economically deploy it in a wide range of applications. It eliminates the need for special or expensive software tools or programming ability to create any applications solution. Device configuration and network formation is easily done using a set of simple commands.

Airbee-ZStudio

This software enables application developers to develop new applications and extend existing back-end applications to a large variety of mobile computing devices with faster time to market and lower cost than custom coding and point solutions. Customers can take advantage of Airbee-Studio’s visual programming environment to empower developers to focus on transactional applications. This product is not yet available but has been announced. It is expected to be released in late 2007 as the expected adoption of ZigBee technology applications ramps up. The market opportunity will dictate the timing of the release.

Competition

Figure 8 Wireless, a subsidiary of Chipcon A.S., a Norwegian semiconductor company (recently acquired by Texas Instruments) that designs, produces and markets high-performance standard radio frequency integrated circuits (RF-ICs) for use in a variety of wireless applications, currently provides embedded software for wireless sensors and control networks based on the ZigBee standard. Its principal product is the Z-stack. Figure 8’s target markets include home automation, building automation, industrial automation, consumer electronics (including, but not limited to, wireless remote controls and gaming consoles), and asset management. Figure 8 is considered our most serious competitor but is no longer an independent software company. To our knowledge, Airbee is the only freestanding software-only company in this ZigBee space and the only company to have a ZigBee certified software-only stack.

There are tangential competitors that are mostly hardware-based, but also offer software solutions that are either proprietary or licensed from companies such as Airbee. Several silicon and module manufacturers have built their own software stack, unique to their hardware solution. We expect other competitors to emerge if the Airbee technology becomes well understood and accepted by solutions providers and users in various application areas. As the ZigBee software market is in the early stages of development and/or deployment, we expect the competitive field to broaden markedly. It typically takes up to three to four years for a new standard to become widely accepted and commercialized.

Both Bluetooth and WiFi are established data communication standards, they operate at higher data rates and their current applications are much different from those envisioned by the ZigBee standard. The embedded wireless communication software industry is characterized by rapid change, new and complex technology and intense competition. We expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the price of our products, services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

Additionally, we may yet compete with independent software vendors who have yet to enter the market space we are in. Some of the companies that develop embedded systems in-house and some of these independent software vendors, such as Microsoft Corporation, have significantly greater financial, technical, marketing, sales and other resources and significantly greater name recognition than we do.

Demands for rapid change and the increasing complexity of the technology in our industry intensify the competition we face. Our competitors may consolidate or establish strategic alliances to expand product offerings and resources or address new market segments. These factors favor larger competitors that have the financial and technical resources to develop new technologies or to respond more quickly with new product offerings or product enhancements.

We believe that the primary competitive factors in our product space today is the single hardware platform on which other vendors’ software solutions operate as compared with our multiplatform capability and whether a prospective customer considers itself a software or hardware manufacturer.

Business Strategy Evolution

Technological feasibility for the Airbee UltraLiteTM (forerunner to our media access control (MAC) software) was established on November 20, 2002, with completion of the detailed product design (V1.0). Working models for the Airbee UltraLiteTM proprietary 900 MHz and the UltraLiteTM 2.4GHz were delivered on March 7, 2003 and April 3, 2003, respectively. Our ZigBee standard MAC software built on the IEEE 802.15.4 standard was released for evaluation at the end of October 2004. We demonstrated the MAC performance at trade shows in October 2004. The Network and Security layers of the ZigBee certified stack were completed and demonstrated for customers in April of 2005 with certification achieved in November 2005. Our first significant license agreement was signed in April 2005. Copies of our material license agreements signed during 2005 are attached to this report as an exhibit.

Our internal quality assurance effort is vested with our quality assurance manager, who operates separately from the development team. Data is collected and documented by the test team and fed back to the developers for fixes as necessary. We also rely upon the quality assurance programs and internal monitoring of quality control of our customers. However, since the software is embedded at the customer location and the application software is written by the customer to its customer requirements, the proper application of our software will be the responsibility and under the control of our customers.

We have recently formed a new business unit whose mission is to take development contracts for clients using our software products as a platform on which an application is to run. We believe this will facilitate the use of our products and allow quicker time to market.

Intellectual Property

Our success and ability to compete is dependent in large part upon our unique technology. As of this date we have filed one patent and there are no other patents or copyrights pending at this time. Plans exist for several more patents dealing with the various protocols and features of the software system. We believe that our success is more dependent upon our technical expertise than our proprietary rights. We will rely upon a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology. As a result of the likelihood of competition from other companies, protecting the Company’s intellectual property is essential. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or develop similar technology independently. Our first filed patent is entitled “System and Method for Data Transmission” (application number 60/502,346).

Governmental Approvals

We do not believe that there is a need for any specific governmental approval for any of our software products. Our radio frequency integrated circuit software product is sold to OEM customers who will embed the software into their own products. They may be required to adhere to certain Federal Communications Commission section requirements because their devices/products contain a radio transmitter. We believe that the OEM customers will obtain any required licensing as applicable in any particular country.

Employees

As of September 25, 2006, we employed 49 full-time employees, of which 10 are executive or administrative (5 based in India) and 39 are technical (all based in India). From time to time, we utilize various contractors. We have no collective bargaining agreements with our employees.

MANAGEMENT

Officers and Directors

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of the date of this prospectus, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served
Sundaresan Raja	43	Chief Executive Officer, Director	August 16,2002 to present
E. Eugene Sharer	72	President, Chief Operating Officer, Secretary, Director	August 16,2002 to present
Ramanujam Satagopan	41	Vice President & Chief Technology Officer	October 1, 2002 to present
Srinivansan Krishnamurthy	47	Vice President-Business Development	July 1, 2004 to present
David McCartney	50	Vice President Marketing & Sales	March 1, 2005 to present
V.V. Sundaram	66	CEO, Airbee India	May 16, 2005 to present
Mal Gurian	79	Director	January 1, 2005 to present

Below are the biographies of each of our officers and directors as of September 29, 2006.

Sundaresan Raja. Mr. Raja has served as our Director, President and Chief Executive Officer since our founding in 2002. From 1992 through 2000, Mr. Raja founded and served as CEO of Intelligent Systems, Inc. and Intelligent Systems (India) Pvt. Ltd., companies principally involved in customizing software. Intelligent Systems, Inc. filed for Chapter 11 bankruptcy protection in 1998, which was subsequently moved to Chapter 7. Operations of Intelligent Systems, Inc. ceased in March 2000. Mr. Raja had decided that the wireless industry was going to be a highly visible technology and spent from 2000 through early 2002 studying and researching the wireless technology marketplace. Mr. Raja has over 22 years experience in information technology related businesses and as an independent consultant to both private and government organizations. In this capacity, he provided technical resources as consultants to other technology companies and developed several commercial software products for the mailing and shipping industry. He has provided consulting services to several fortune 500 companies. He holds an MS (Management Information Systems) from The American University, an MBA from Johns Hopkins University and an MS (Mathematics) from the Madras University in India.

E. Eugene Sharer. Mr. Sharer has served as our Chief Operating Officer and a Director since our founding in 2002. Prior to joining our company, Mr. Sharer worked for more than 17 years as President and/or Chief Operating Officer of information technology companies, most recently as President and Vice Chairman of Complete Wellness Centers, Inc., a public health care company, from March 1996 to February 1999. From February 1999 through August 2002 he formed Sharer Associates, Inc., a management consulting company. Since 1999 Mr. Sharer has served as a director of Digital Dominion, a financial services technology company. From 1991 to 1995, he was president of ROW Sciences, a government contracting firm specializing in supporting the FDA and the Department of Health and Human Services. He was President of Calculon Corporation from 1985 to 1989 and Director of the ORI Group. Prior to that, he was executive Vice President and Director of Iverson Technologies, a specialized computer manufacturer from 1989 to 1991. He was Vice President of Systems Group, Computer Sciences Corporation from 1981 to 1985 and served with IBM in various management positions. He has also served on the Executive Committee of the Technology Council of Maryland and served two terms on the Industrial and Professional Advisory Committee of Penn State’s Department of Computer Science and Engineering. He graduated from Penn State with a BS (Electrical Engineering) and did graduate work at Syracuse University.

Ramanujam Satagopan. Mr. Satagopan has served as our Chief Technology Officer since September 2002. From October 2000 through September 2002, he served as Chief Executive Officer of Connexus Technologies (Singapore) Ptd. Ltd. and from October 2000 through September 2002 he also served as Managing Director of Connexus Technologies (India) Pvt. Ltd. The Connexus Technologies entities were acquired by our company in August of 2002. Prior to joining our company, Mr. Satagopan worked for over 14 years with companies selling telecom software products, most recently serving as a Technology Director of Motorola Electronics-Singapore, from January 1992 to September 2000. Mr. Satagopan has led product teams to roll-out wireless products for Motorola worldwide, including its popular Scriptor series of pager products and the latest low-cost “Talk-about” GSM cellular radios. Mr. Satagopan played a key role in evolving the ISCLAP (Indian Standard Code for Language Paging) paging protocol standard for the Indian market and in rolling out language pagers in India. Among his 8 published patents, one is for synchronous dynamic code generation for secure remote access to a computer system and another is for a method to achieve horizontal and vertical zoom on a display device by selective segment duplication. Mr. Satagopan holds a BS (Electrical Engineering) from India and an MA (Management of Technology) from the Graduate School of Business, National University of Singapore.

V.V Sundaram: Mr. Sundaram has responsibility for all aspects of development and release of the company’s software product suite for short-range wireless voice and data communications. VV spent the last 10 years with Covansys Corp. as Managing Director and CEO of Offshore Operations, Board Member of Covansys-India, Covansys-Singapore and Covansys-UK with direct responsibility for an offshore operation. Prior to Covansys, he worked for British Petroleum in Cleveland for 20 years in a variety of positions covering systems, transportation, chemicals, pipeline operations, production, operations analysis, strategic planning and M&A. He holds a B.S in Physics and Mathematics, an MS (Computer Science) from the University of Pittsburgh and an MBA (Finance and Operations Research) from Case Western University.

David L. McCartney joined us on March 1, 2005 as Vice President, Marketing and Sales after having served as a consultant for several months as a marketing advisor. Mr. McCartney has many years experience in the wireless technology space in both corporate executive and marketing positions. Prior to joining Airbee Wireless, he was the founder and principal consultant of m2direct, Inc.; Vice President - Marketing and Sales for Wavecom, Inc.; President of e-tenna Corporation; Executive Vice President of RangeStar Wireless, Inc.; Vice President - Marketing and Sales for Bosch Telecom, Inc.; Director - Wireless Product Unit, Director International Business Development and Manager Strategic Planning for Ericsson, Inc.; and Divisional Marketing Director and Trading Area Manager for Motorola, Inc. Mr. McCartney is currently a columnist for Wireless Design Online and has authored some 20 articles in trade publications. He also has authored or co-authored three patents in the communications and wireless technology space. He holds a Bachelor of Science degree in Industrial Administration from Iowa State University and an MBA from Lynchburg College and is an active member of several technical honor societies.

Sriniavasan Krishnamurthy: Mr. Krishnamurthy joined us in July 2004 as Vice President for Business Development and Strategy. Prior to joining us, he was the co-founder and Chief Marketing Officer at OPTIM Systems, Inc. a leader in device monitoring and control applications for communication networks in the telecommunications and enterprise markets. OPTIM was successfully sold to a defense contractor in 2003. He boot strapped this venture and was instrumental in raising millions of dollars in venture capital. As an officer of OPTIM, he conceived, conceptualized and established the product and technology foundation for the business. Prior to launching his entrepreneurial career, Mr. Krishnamurthy held management, marketing, and technology development positions at CONCERT Communications (a wholly-owned subsidiary of British Telecommunications plc), GE/GTE Spacenet & Comsat Corporation. At Concert, he managed global development teams for network engineering of frame relay, ATM and IP services. Prior to that, he was a Product Marketing Manager at GE/GTE Spacenet where he led a team that put together a satellite-based data service in India. While working for Comsat Corp. as Principal-Technical Staff he designed IP networking technologies, IP routing algorithms and network management solutions for multimedia IP LAN/WAN networks. Mr. Krishnamurthy has a patent to his credit and has authored several marketing and technology papers in industry publications. Srini holds a MS (Computer and Information Science) from the New Jersey Institute of Technology and a MS (Electrical Engineering) and a BS (Physics) from Osmania University, Hyderabad, India.

Mal Gurian. Mr. Gurian has served as a Director of the Company since January 1, 2005. Since 2002, he has served as President of Mal Gurian Associates, LLC. He has previously served as President of Cellcom Cellular Corporation of New Jersey from 1989 to 1991. From 1991 through 1993 he served as Chief Executive Officer and Director of Universal Cellular Corporation. From 1994 through 1997 he served as Chairman of the Board and Chief Executive Officer of GlobalLink Communications, Inc. From 1995 through 2002 he served as Chairman, Chief Executive Officer and President of Authentix Network, Inc and SimplySay, Inc. Mr. Gurian has served as a corporate and strategic advisor to major corporations like OKI, Sony, TRW, and the Communications Division of Murata. He is President Emeritus of the Radio Club of America and the recipient of the club's Sarnoff Citation, the Special Service Award and the Fred Link Mobile Award. He is also the recipient of the National Association of Business and Educational Radio's (now PCIA) highest honor, the Chairman's Award. Mr. Gurian was previously on the Boards of Northeast Digital Network and RangeStar International. He is a 1995 recipient of the Popov Scientific Society Medal from the St. Petersburg Electrotechnical University in St. Petersburg, Russia. Mr. Gurian is listed in Marquis Who's Who in America and Who's Who in the World and in May 2003, was inducted into the RCR Wireless Hall of Fame.

Family Relationships

There are no family relationships among the directors or executive officers of Airbee.

Involvement in Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee and Financial Expert

We do not have an audit committee. Eugene Sharer performs some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

Code of Ethics

We have a Code of Business Conduct and Ethics which was adopted in 2004 and was filed as an exhibit to our Form 10KSB/A, filed on September 21, 2005.

Executive Compensation

The following table sets forth, for the fiscal year ended December 31, 2005, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to Airbee and its subsidiaries.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

	Annual Compensation			Long Term Compensation
				Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Award(s)	Securities Underlying Options(#)	All Other Compensation

Sundaresan Raja (1)	2005	$150,000	$50,000	--	--	--
Chief Executive Officer	2004	$150,000	$50,000	--	10,000,000	--
	2003	$150,000	$50,000	--	--	--

E. Eugene Sharer (2)	2005	$120,000	$50,000	--	--
President and Chief Operating Officer	2004	$120,000	$50,000	--	8,000,000	--
	2003	$120,000	$50,000	--	--	--

Ramanujam Satagopan (3)	2005	$80,000	$30,000	--	--	--
VP & Chief Technology Officer	2004	$80,000	$30,000	--	3,000,000	--
	2003	$80,000	$30,000	--	--	--

Richard P. Sommerfeld, Jr. (4)	2005	$66,660	--	--	--	--
Chief Financial Officer	2004	$100,000	$25,000	--	3,000,000	--
	2003	$100,000	$8,333	--	3,000,000	--

V. V. Sundaram (5)	2005	$66,667	$13,333	--	1,500,000	--
Chief Executive Officer Airbee India	2004	--	--	--	--	--
	2003	--	--	--	--	--

Srinivasan Krishnamurthy (6)	2005	$100,000	$25,000	--	--	--
Vice President Business Dev.	2004	$50,000	$12,500	--	6,000,000	--
	2003	--	--	--	--	--

David McCartney (7)	2005	$124,999	$16,666	--	1,000,000	--
Vice President, Marketing	2004	--	--	--	--	--
	2003	--	--	--	--	--
______________

(1) Sundaresan Raja joined us in August 2002 as President and Chief Executive Officer. Mr. Raja is paid a base salary of $150,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 10,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 10,000,000 shares exercisable at $0.22 per share.

(2) E. Eugene Sharer joined us in August 2002 as Chief Operating Officer. Mr. Sharer is paid a base salary of $120,000 per year and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 8,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 8,000,000 shares exercisable at $0.22 per share.

(3) Ramanujam Satagopan joined us in September 2002 as our Chief Technology Officer. Mr. Satagopan is paid a base salary of $80,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 375,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(4) Richard P. Sommerfeld, Jr. joined us in September 2003 as Chief Financial Officer; he left in August 2005. Mr. Sommerfeld was paid a base salary of $100,000 and was eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2003, he was issued a stock option for 3,000,000 shares exercisable at $0.04 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(5) V. V. Sundaram joined us in May, 2005 as Chief Executive Officer Airbee India. Mr. Sundaram is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2005, he was issued a stock option for 1,500,000 shares exercisable at $0.82 per share. On January 1, 2006, he was issued an option to purchase 1,500,000 shares exercisable at $032 per share.

(6) Srini Krishnamurthy joined us in July, 2004 as Vice President, Business Development. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2004, he was issued options to purchase 3,000,000 shares exercisable at $0.38 per share and 3,000,000 shares exercisable at $0.22 per share.

(7) David McCartney joined us in March of 2005 as Vice President, Marketing and Sales. Mr. McCartney is paid a base salary of $150,000 and is eligible to receive an annual bonus with a formula based on sales/revenue results. During 2005, he was issued a stock option for 1,000,000 shares exercisable at $0.32 per share. On January 1, 2006, he was issued an option to purchase 1,500,000 shares exercisable at $032 per share.

The following table sets forth information concerning individual grants of stock options in 2005 to the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS/SARS GRANTED (#) (2)	% TOTAL OPTIONS/SARS GRANTED TO EMPLOYEES IN FISCAL YEAR (3)	EXERCISE OR BASE PRICE ($/SH)	EXPIRATION DATE (4)

V.V. Sundaram	3,000,000	50.0%	$0.82	01/01/11
David McCartney	2,500,000	41.6%	$0.32	01/01/11
Mal Gurian	250,000	4.2%	$0.32	01/01/11

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2005 by our executive officers listed in the Summary Compensation Table above.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005(1) Exercisable/Unexercisable
Sundaresan Raja	0	$0	15,000,000 /5,000,000	$4,800,000/$1,600,000
Ramanujam Satagopan	0	0	2,312,510/1,500,000	$740,000/$480,000
E. Eugene Sharer	5,501,457	0	4,000,000/4,000,000	$1,280,000/$1,280,000
Srinivasan Krishnamurthy	0	0	3,000,000/3,000,000	$960,000/$960,000
V.V. Sundaram	0	0	750,000/2,250,000	$240,000/$720,000
David McCartney	0	0	875,000/1,625,000	$280,000/$520,000
_________________________
(1)
The value of unexercised in-the-money options at fiscal year end is calculated using the last sale price of $0.32 per share as of December 30, 2005, the last trading day of fiscal year 2005 as reported on the Pink Sheets.

Compensation of Directors

We have no standard arrangement pursuant to which our directors are compensated for services provided as a Director. Our inside directors are currently not compensated for their service on our board of directors. Mr. Gurian, an independent director, receives $2,000 per meeting. He has also been granted an option to purchase 150,000 shares of common stock at $0.22 per share and a second option to purchase 250,000 shares at $0.32 per share. Commencing January 1, 2005 and January 1, 2006, the options vest over 12 months in four equal traunches.

Employment Agreements

We have entered into employment agreements with certain of our key executives as follows:

Sundaresan Raja has served as our Director and Chief Executive Officer since our inception. Mr. Raja is paid a base salary of $175,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Raja is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary as further described below. The current agreement, dated January 1, 2006, expires on December 31, 2006. In addition to his salary, Mr. Raja is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Mr. Raja is also entitled to four weeks of paid personal time off in respect of each twelve month period during the term of his employment agreement. Mr. Raja was issued 10,000,000 options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

2.5 million vested immediately at effective date of employment agreement;
2.5 million vested after 1 year of service;
2.5 million vested after 2 years of service; and the
remaining 2.5 million vested after 3 years of service.

On November 18, 2004, he was granted a second 10,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 115% of the closing bid price on that date and vests as follows:

2.5 million shares vested immediately on the date of grant November 18, 2004;
2.5 million shares vested one year thereafter;
2.5 million shares vest two years thereafter; and the
remaining 2.5 million shares vest three years thereafter.

In the event that Mr. Raja is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

During the period of Mr. Raja’s employment he shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Airbee. He agrees that during the period of his employment and for two years (unless he is terminated without cause in which case this covenant will not apply) thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the technology industry or in any other business in which the Airbee is engaged as of termination, (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, Airbee or entity, call on any customer of the Airbee for the purpose of soliciting, diverting or taking away any customer from the Airbee (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Airbee, to terminate his or her relationship with the Airbee. Nothing contained in his agreement shall be deemed to prohibit Mr. Raja from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and his holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Airbee.

E. Eugene Sharer joined us on August 16, 2002 as Chief Operating Officer and a member of our Board of Directors. Mr. Sharer is paid a base salary of $150,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sharer is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The current agreement, dated January 1, 2006, expires on December 1, 2006. In addition to his salary, Mr. Sharer is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Mr. Sharer is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Sharer was issued 8,000,000 stock options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

2.0 million vested immediately at effective date of employment agreement;
2.0 million vested after 1 year of service;
2.0 million vested after 2 years of service; and the
remaining 2.0 million vested after 3 years of service.

Mr. Sharer exercised all portions of this option in November, 2005.

On November 18, 2004, he was granted a second 8,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 110% of the closing bid price on that date and which vests as follows:

2.0 million shares vested immediately on the date of grant November 18, 2004;
2.0 million shares vested one year thereafter;
2.0 million shares vest two years thereafter; and the
remaining 2.0 million shares vest three years thereafter.

In the event that Mr. Sharer is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

David McCartney joined us on March 1, 2005 as Vice President, Marketing and Sales. Mr. McCartney is paid a base salary of $150,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. McCartney is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on March 1, 2008. In addition to his salary, Mr. McCartney is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Mr. McCartney is also entitled to four weeks of paid personal time off in respect of each twelve month period during the term of his employment agreement. Mr. McCartney was issued 1,000,000 stock options with a $0.32 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

250,000 vested immediately at effective date of employment agreement;
250,000 vest after 1 year of service;
250,000 vest after 2 years of service; and the
remaining 250,000 vest after 3 years of service.

On January 1, 2006, he was granted a 1,500,000 share option with like terms at a strike price of $0.32 per share and which vests as follows:

375,000 shares vested immediately on the date of grant (January 1, 2006);
375,000 shares vest one year thereafter;
375,000 shares vest two years thereafter; and the
remaining 375,000 shares vest three years thereafter.

In the event that Mr. McCartney is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

V. V. Sundaram joined us on May 16, 2005 as Chief Executive Officer, Airbee India. He serves our company on a full time basis. Mr. Sundaram is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sundaram is guaranteed a minimum bonus of $30,000 per annum and up to a maximum of 50% of his current base salary, as further described below. The agreement expires on May 15, 2008. In addition to his salary, Mr. Sundaram is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, and medical service or other employee benefit plan available to the executive officers of our company. Mr. Sundaram is also entitled to four weeks of paid personal time off in respect of each twelve month period during the term of his employment agreement. Mr. Sundaram was issued 1,500,000 stock options with a $0.82 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term.

On January 1, 2006, he was granted a 1,500,000 share option with like terms at a strike price of $0.32 per share and which vests as follows:

375,000 shares vested immediately on the date of grant (January 1, 2006);
375,000 shares vest one year thereafter;
375,000 shares vest two years thereafter; and the
remaining 375,000 shares vest three years thereafter.

In the event that Mr. Sundaram is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

Srinivasan Krishnamurthy joined us on July 1, 2004 as Vice President, Business Development. He serves our company on a full time basis. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Krishnamurthy is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on June 30, 2007. In addition to his salary, Mr. Krishnamurthy is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Krishnamurthy is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Krishnamurthy was issued 3,000,000 stock options with a $0.38 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term.

On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

750,000 shares vested immediately on the date of grant November 18, 2004;
750,000 shares vested one year thereafter;
750,000 shares vest two years thereafter; and the
remaining 750,000 shares vest three years thereafter.

In the event that Mr. Krishnamurthy is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

Officer Bonuses

As discussed above, under each employment agreement each officer shall also receive a performance bonus up to a maximum of 150% of the then current base salary and evaluated on the following three categories and weighted as indicated: (1) EBITDA (40%): Targets as provided in annual financial projections; (2) Revenue (30%): Targets as provided in annual financial projections; and (3) Job Performance Objectives: Targeted 8 per year.

If he achieves over 100% of target, he then receives a proportional amount to a limit of 150% of then current base salary. If he achieves 100% of target, he then receives 100% of category bonus. If he achieves 75% of target, he then receives 60% of category bonus. If he achieves 50% of target, he then receives 30% of category bonus.

There is currently no effective performance bonus schedule. Financial and performance projections will be made when our company receives revenues from Airbee products. Bonus amounts and allocations will be subject to the approval by the Board.

In addition, our employment agreements with our officers initially provided for each officer to receive additional compensation for successfully closing financing for our company. Such compensation was terminated on September 10, 2004 by the consent of our officers and board of directors.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in approximately 624 square feet of office space at 9400 Key West Avenue, Rockville, MD 20850. The term of the lease is month-to-month at $2,730 per month.

We lease approximately 6,000 square feet of office space at No. 1A, First Lane, Shanthi Ram Center, Nungambakkam High Road, Nungambakkam, Chennai 600034, India. The lease expires on June 30, 2009. The total rental expense under lease is $25,900 in 2006 and $54,400 in 2007 and $59,850 in 2008.

We have no plans to renovate any of our current facilities and believe that our current facilities are sufficient to maintain our current and anticipated operations.

LEGAL PROCEEDINGS

In an action commenced in the District Court of Maryland for Montgomery County in October 2005, our former chief financial officer sued us for non-payment of wages, interest, statutory damages and attorney’s fees. We filed an answer to the complaint generally denying liability and asserting seven counterclaims against plaintiff including breach of fiduciary duty and duty of loyalty. On January 6, 2006, plaintiff amended his complaint to assert causes of action against our CEO, COO and outside director (Mal Gurian). The individual defendants filed a motion to dismiss, which was granted. See Note 9 to the December 31, 2005. The case is presently in the discovery phase. Trial is set for the first quarter of 2007. Please see Financial Statements in Section F on page F-48 for a more detailed description of this litigation.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of September 25, 2006 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(8)
Common	Sundaresan Raja 9400 Key West Avenue Rockville, Maryland 20850-3322	30,830,937(1)	27.76%
Common	E. Eugene Sharer 9400 Key West Avenue Rockville, Maryland 20850-3322	16,864,863(2)	15.19%
Common	Ramanujam Satagopan 9400 Key West Avenue Rockville, Maryland 20850-3322	5,777,122(3)	5.20%
Common	Montgomery Equity Partners 101 Hudson Street, Suite 3700 Jersey City, NY 07302	21,921,602	19.74%

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (8)
Common	Sundaresan Raja 9400 Key West Avenue Rockville, Maryland 20850-3322	30,830,937(1)	27.76%
Common	E. Eugene Sharer 9400 Key West Avenue Rockville, Maryland 20850-3322	16,864,863(2)	15.19%
Common	Ramanujam Satagopan 9400 Key West Avenue Rockville, Maryland 20850-3322	5,777,122(3)	5.20%
Common	David McCartney 9400 Key West Avenue Rockville, Maryland 20850-3322	1,358,005(4)	1.22%
Common	Srinivasan Krishnamurthy 9400 Key West Avenue Rockville, Maryland 20850-3322	4,678,608(5)	4.21%
Common	Mal Gurian 9400 Key West Avenue Rockville, Maryland 20850-3322	400,000(6)	*
Common	V.V. Sundaram 9400 Key West Avenue Rockville, MD 20850-3322	1,287,011(7)	1.16%
Common	All Directors and Officers as a Group (7 Persons)	61,196,246	55.11%

______________

*	Less than 1%.

(1)	Includes 7,500,000 shares exercisable at $0.22 per share.

(2)	Includes 6,000,000 shares exercisable at $0.22 per share.

(3)	Includes 187,510 shares of common stock underlying options exercisable at $0.00004 per share and 2,250,000 shares exercisable at $0.22 per share.

(4)	Includes 500,000 shares of common stock underlying options exercisable at $0.32 per share and 375,000 shares of common stock underlying options exercisable at $0.32 per share.

(5)	Includes 2,250,000 shares of common stock underlying options exercisable at $0.38 per share and 1,500,000 shares exercisable at $0.22 per share.

(6)
Includes 150,000 shares underlying options exercisable at $0.22 per share until January 1, 2010 and 250,000 shares underlying options exercisable at $0.32 per share. Mr. Gurian’s address is: 5245 88th Street, Bradenton, FL 34211.

(7)	Includes 750,000 shares of common stock underlying options exercisable at $0.82 per share and 375,000 shares of common stock underlying options exercisable at $0.32 per share.

(8)
Applicable percentage of ownership is based on 88,955,141 shares of common stock outstanding plus option shares exercisable of 22,087,510 for a total of 111,042,651as of September 25, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 25, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From 2003 through September 30, 2005, we have entered into convertible promissory notes with some of its officers as described below. The notes relate to services rendered to us. These amounts initially accrued annual interest at 6.0%. At December 31, 2004, the interest rate was 9.5% per year. As of December 31, 2005, we have $1,093,854 payable to related party note holders and employees who have deferred repayment as well as interest. Except for the notes due Richard P. Sommerfeld, Jr., who left the company on August 29, 2005, the notes were due December 31, 2005. The notes could be converted into shares of our common stock at our option and with the consent of the noteholder, the value of which will be the five-day trading average closing bid price of our common stock prior to date of conversion. Amounts advanced by officers and amounts due to officers with interest at December 31, 2005 are as follows:

	Amounts Advanced	Principal and Interest Due
Sundaresan Raja	$600,000	$671,522
E. Eugene Sharer	$522,633	$541,740
Richard P. Sommerfeld, Jr.	$182,334	$196,968
Ramanujam Satgopan	$111,014	$127,410
Srinivasan Krishnamurthy	$187,500	$194,442
David McCartney	$115,000	$117,390
V.V. Sundaram	$31,250	$32,106

By action of the board of directors on December 29, 2005, these notes were converted into our common stock and the certificates were issued on January 18, 2006.

Shares Issued
Sundaresan Raja	2,725,400
E. Eugene Sharer	2,198,168
Richard P. Sommerfeld, Jr.	291,706
Ramanujam Satgopan	515,890
Srinivasan Krishnamurthy	928,308
David McCartney	185,484
V.V. Sundaram	130,761

In addition to the loans described above, on March 12, 2003 and April 30, 2003, Sundaresan Raja advanced approximately $22,200 and $17,424, respectfully, to Airbee Wireless (India) Pvt. Ltd. (“Airbee India”), our wholly-owned subsidiary in India. Airbee India has issued Mr. Raja a promissory note due on demand. The note accrues interest at 11.25% per year, which is below the local Indian market rates of 14% to 16%. On June 20, 2005, Mr. Raja advanced approximately $11,100 to Airbee India, which has issued Mr. Raja another demand promissory note. This note accrues interest at 12.0% per year, which is below the local Indian market rates of 14% to 16%. At December 31, 2005, $50,724 was due under the notes, plus accrued interest of $14,898. We have guaranteed repayment of the advances.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

Our common stock is quoted on the Pink Sheets Over-the-Counter securities market under the symbol “ABEW.”

The following table sets forth the high and low bid prices for the common stock for each calendar quarter since our stock began trading on January 28, 2004, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

YEAR 2003	High Bid	Low Bid
November 10 (First Available) thru December 31, 2003	$0.10	$0.10
YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$0.63	$0.10
Quarter Ended June 30, 2004	$0.60	$0.28
Quarter Ended September 30, 2004	$0.31	$0.20
Quarter Ended December 31, 2004	$0.28	$0.16
YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$0.57	$0.23
Quarter Ended June 30, 2005	$1.27	$0.55
Quarter Ended September 30, 2005	$0.86	$0.47
Quarter Ended December 31, 2005	$0.63	$0.16

(b) Holders of Common Stock

As of September 26, 2006, we had approximately 1,394 shareholders of our common stock with 90,996,567 shares of our common stock issued; 13,586,956 shares held in escrow; 997,045 shares held in treasury; and 75,412,566 shares of our common stock were outstanding.

(c) Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

(d) Equity Compensation Plan Information

The table below provides information relating to all of our outstanding options and warrants, including options authorized for issuance under our compensation plans as of September 26, 2006.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	33,955,010	$0.2771	23,170,000
Equity compensation plans not approved by security holders	0	0	0
Total	33,955,010	0.2771	23,170,000

Employee Stock Option Plan

Effective August 18, 2002, our board of directors and a majority of our shareholders approved the Airbee 2002 Stock Option Plan. On May 1, 2003, we adopted the Airbee Wireless, Inc. 2003 Outside Directors Stock Option Plan. We have designated 12,500,000 shares of common stock for the plan. As of December 31, 2004, no options were granted under this plan. On January 1, 2005, a new outside director was seated on the board and has been granted 150,000 incentive options under the plan. The plan has essentially the same parameters as the employee stock option plan and terminates on May 31, 2013. On January 1, 2006, the same outside director was granted 250,000 incentive options under the plan. In an action by the board of directors on June 26, 2006, the number of shares authorized in the Outside Directors Stock Option Plan was reduced to 4,000,000 shares.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, $0.00004 par value per share. As of September 26, 2006, there were 75,412,566 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder or fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no preferred stock.

Secured Convertible Debentures

On December 29, we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners a secured convertible debenture in the principle amount of $500,000. Of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was funded on September __, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. Secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year. In connection with the Securities Purchase Agreement we also issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock.

Warrants

On December 29, 2005, we issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock pursuant to a Securities Purchase Agreement. The warrants are exercisable for a period of three years at an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share.

Limitation of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

Authorized and Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Airbee that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Airbee’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Airbee by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes or disagreements with our accountants.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, included in this prospectus, and incorporated by reference in the registration statement, have been audited by Bagell, Josephs, Levine & Company, L.L.C., respectively, as stated in their independent auditors’ reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Holladay Stock Transfer, Inc. Their address and their telephone number are 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251, (480) 481-3940.

LEGAL MATTERS

Arnstein & Lehr LLP will pass upon the validity of the shares of common stock offered hereby. Arnstein & Lehr LLP is located at 200 East Olas Boulevard, Suite 1700, Ft. Lauderdale, Florida 33301.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Airbee and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Airbee with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Airbee which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

AIRBEE WIRELESS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AIRBEE WIRELESS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2006
(UNAUDITED)

ASSETS

Restated
2006
Current Assets:
Cash and cash equivalents	$69,630
Accounts receivable	65,820
Prepaid expenses and other current assets	6,677

Total Current Assets	142,127

Fixed assets, net of depreciation	75,034

Intangible assets	709,770
Deferred financing costs	23,187
Other assets	38,868
771,825

TOTAL ASSETS	$988,986

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable - related party	$85,903
Notes payable - other	428,583
Montgomery settlement liability	481,202
Fair value of derivatives	834,716
Warrants liability	537,997
Accounts payable and accrued expenses	1,202,564

Total Current Liabilities	3,570,965

Long-term Liabilities:
Convertible debentures, net of discount of $262,500	87,500

Total Long-term Liabilities	87,500

Total Liabilities	3,658,465

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS’ DEFICIT
Common stock, $.00004 Par Value; 200,000,000 shares authorized;
88,098,631 shares issued, 13,586,956 shares held in escrow;
73,514,630 outstanding	2,940
Additional paid-in capital	6,128,819
Unearned compensation	(30,538)
Other accumulated comprehensive loss	725
Accumulated deficit	(8,568,594)
(2,466,648)
Less: stock subscription receivable	-
Less: treasury stock, 997,045 shares at cost	(202,831)
Total Stockholders’ Deficit	(2,669,479)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$988,986
The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2006 AND 2005
(UNAUDITED)

	SIX MONTHS ENDED		THREE MONTHS ENDED
	JUNE 30,		JUNE 30,
	Restated	Restated	Restated	Restated
	2006	2005	2006	2005

OPERATING REVENUES
Sales	$127,800	$1,021	76,200	1,021

COST OF SALES	731	-	731	-

GROSS PROFIT	127,069	1,021	75,469	1,021

OPERATING EXPENSES
Compensation and professional fees	904,741	764,352	357,521	517,926
Stock option compensation expense	1,227,630	-	212,489	-
Research and development	-	221,960	-	9,890
Selling, general and administrative expenses	286,557	330,978	156,402	268,849
Bad debt	-	536,495	-	536,495
Depreciation and amortization	24,154	26,896	12,098	23,814
Total Operating Expenses	2,443,082	1,880,681	738,510	1,356,974

LOSS BEFORE OTHER INCOME (EXPENSE)	(2,316,013)	(1,879,660)	(663,041)	(1,355,953)

OTHER INCOME (EXPENSE)
Gain on derivatives	508,628	-	81,096	-
Interest income	119		119	-
Interest expense	(164,703)	(110,176)	(99,963)	(81,602)
Total Other Income (Expense)	344,044	(110,176)	(18,748)	(81,602)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,971,969)	(1,989,836)	(681,789)	(1,437,555)
Provision for Income Taxes	-	-	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(1,971,969)	$(1,989,836)	$(681,789)	$(1,437,555)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.03)	$(0.05)	$(0.01)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	64,845,540	42,803,263	68,019,442	43,746,671

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2006, RESTATED
(UNAUDITED)

Balance, Dectember 31, 2005	$734

Loss on foreign currency translations	(9)

Balance, June 30, 2006	$725

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(UNAUDITED)

	Restated	Restated
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,971,969)	$(1,989,836)
Adjustments to reconcile net loss to net cash
(used in) operating activities

Depreciation and amortization	24,154	26,896
Provision for bad debts	-	536,495
Common stock issued for services	159,600	296,053
Common stock issued for compensation	55,000	13,000
Gain on valuation of derivatives	(508,628)	-
Amortization of derivative discounts	31,564	-
Stock options vested during period	1,227,630	-
Amortization of financing fees	7,728	-
Gain (loss) on foreign currency translations	(9)	6
Amortization of unearned compensation	7,984	6,874

Changes in assets and liabilities
Decrease in accounts receivable	(55,820)	-
(Increase) decrease in prepaid expenses and other assets	38,989	(619,765)
(Increase) in other assets	(11,154)	-
Increase in accounts payable and
and accrued expenses	265,586	566,512
Total adjustments	1,242,624	826,071

Net cash (used in) operating activities	(729,345)	(1,163,765)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	(35,618)	(100,329)
Acquisitions of fixed assets	(17,561)	(24,620)

Net cash (used in) investing activities	(53,179)	(124,949)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(UNAUDITED)

	Restated	Restated
	2006	2005

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common stock issuances	$156,400	$503,559
Proceeds from stock subscriptions receivable	127,500	-
Proceeds from notes payable - other	425,000	750,000
Proceeds from derivative notes payable	115,000	-
Proceeds from stock option exercise	400	-
Payment on notes payable - related party, net	-	(16,215)
Payments for issuance costs	-	(25,000)
Excess tax benefits from share-based payment arrangement	430,000	-

Net cash provided by financing activities	1,254,300	1,212,344

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	41,776	(76,370)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	27,854	87,362

CASH AND CASH EQUIVALENTS - END OF PERIOD	$69,630	$10,992

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

CASH PAID DURING THE YEAR FOR:
Interest expense	$17,500	$30,270
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:
Common stock issued for compensation	$55,000	$13,000

Common stock issued for services	$159,600	$296,053

Common stock issued for issuance costs	$-	$740,000

Stock options vested during period	$1,227,630	$-

Conversion of note payable - other and accrued interest to common stock	$113,085	$-

Use of pledged collateral for settlement of note payable and accrued interest	$226,509	$-

Conversion of related party notes payable, accrued salaries payable and accrued interest to common stock	$1,870,972	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

AIRBEE WIRELESS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
(UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

The condensed unaudited interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed consolidated financial statements and notes are presented as permitted on Form 10-QSB and do not contain information included in the Company’s annual statements and notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the December 31, 2005 audited consolidated financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

These condensed unaudited consolidated financial statements reflect all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the operations and cash flows for the period presented.

Airbee Wireless, Inc. (“Airbee” or the “Company”), was incorporated in Delaware in 2002 to develop and supply cutting edge intelligent software that is generally embedded into microprocessors thereby allowing manufacturers (OEM’s) of various products to create advanced wireless communications systems. Focusing on its core competencies in the design and engineering of advanced, embedded short-range wireless data and voice communications software, the Company believes that it is positioned to play a pivotal role in the convergence of various wireless communications applications through software embedded on silicon and in niche applications for its software.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity

The condensed consolidated interim financial statements have been presented on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets, continued success in accessing supplemental external financing, and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has an accumulated deficit of approximately $8.7 million as of June 30, 2006. The Company’s operations have been financed primarily through a combination of issued equity and debt. For the six months ended June 30, 2006, the Company had a net loss of approximately $2,067,923 and cash used in operations of approximately $729,345.

The Company regularly evaluates its working capital needs and existing burn rate to make appropriate adjustments to operating expenses. On December 29, 2005, the Company executed a $500,000 convertible debenture with Montgomery by which Montgomery disbursed $350,000 to the Company with the remaining $150,000 to be disbursed two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The convertible debenture has a two-year term and accrues monthly interest at 15% per year.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Airbee Wireless (Pte.) Ltd., located in Singapore, and Airbee Wireless (India) Pvt. Ltd., located in India, for the six months ended June 30, 2006 and 2005 respectively. All significant inter-company accounts and transactions have been eliminated in consolidation. Accounts denominated in non-U.S. currencies have been re-measured using the U.S. Dollar as the functional currency.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions in the United States of America, Singapore and India. The financial institution in the United States of America is insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable

The Company conducts business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has an allowance for doubtful accounts of $0 at June 30, 2006. Accounts receivable are generally due within thirty (30) days and collateral is not required.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; two to four years for machinery and equipment and four to forty years for buildings. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Intangible Assets

Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to five years, generally on a straight-line basis.

Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intellectual Property

Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, SFAS No. 68, “Research and Development Arrangements”, and SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, technological feasibility for the Airbee UltraLite™, a pre-ZigBee certified product, was established on November 20, 2002 with completion of the detailed program design. Several working models were delivered at various points through July of 2003. We demonstrated the Media Access Control (“MAC”) layer performance at trade shows in October 2004. The Network and Security layers of the ZigBee certified stack were completed and demonstrated for customers in April of 2005 with certification achieved in November 2005.

Trademarks and patents are regularly reviewed to determine whether the facts and circumstances exist to indicate that the useful life is shorter than originally estimated or the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of its trademarks and patents by comparing the projected discounted net cash flows associated with the related asset, over their remaining lives, in comparison to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets pertain to the Company’s intellectual property, more specifically software code for both IEEE 802.15.4 and the ZigBee standard version 1.0 and the upcoming ZigBee standard version 1.1.

The software serves as the core code (i.e., one of the key building blocks) for current and future products that must comply with both of these international standards. Hence, core software based upon the global standards of IEEE and ZigBee to enable the rest of our software to function has an undefined, but not necessarily infinite, useful life. Management, with the assistance of its technical staff, determined that this specific intellectual property relating to Airbee UltraLitetm should be amortized beginning with the second quarter of 2005 in accordance with SFAS No. 86. The Company plans to begin amortizing the capitalized R&D costs related to our ZigBee stack (the MAC, Network and Security layers) when the software is available for general release, which is currently projected to occur in the third quarter of 2006. The status of that intellectual property is reviewed for impairment annually or more frequently if events and circumstances indicate that the asset may be impaired. The Company believes that at this point in time, impairment is impractical because (a) the IEEE 802.15 global standard was only finalized in October 2003; (b) the ZigBee global standard was only finalized on December 14, 2004; and (c) the Company’s software written in conformity with both global standards is vital to making the rest of its software function and therefore be in compliance with these global standards.

Revenue and Cost Recognition

The Company currently recognizes revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for software development tools and kits, and (4) software development services.

Licensing revenues (e.g., Airbee-ZNS™, Airbee-ZMAC™, and Airbee-ZNMS™) consist of revenues from licensing under the enterprise licensing model of Airbee platforms, which include a combination of products and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services, such as installation and training, which are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include design and development fees, software maintenance contracts, and customer training and consulting.

The Company accounts for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

The Company expects to enter into software maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. If the Company provides bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

The Company assesses probability of collection based on a number of factors, including its past transaction history with the customer and the creditworthiness of the customer. New customers are subject to a credit review process that evaluates the customers’ financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on this review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, revenue is then recognized on a cash-collected basis.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Deferred Financing Costs

Deferred financing costs were incurred in connection with the convertible debenture with Montgomery (see discussion in Note 5). These costs will be amortized over the life of the convertible debenture (24 months). During the six months ended June 30, 2006, the Company recognized $78,366 in deferred financing costs.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs were expensed as incurred prior to the Company’s demonstration of technical feasibility of its ZigBee-based products in April 2005. Research and development costs incurred to produce a product master have been capitalized in accordance with Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” issued by the Financial Accounting Standards Board.

Income Taxes

Income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and its financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the three month period ended June 30, 2006 and 2005.

Advertising

The Company’s policy is to expense the costs of advertising as incurred. The Company had no such cost for the six month period ended June 30, 2006 and 2005 respectively.

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at June 30, 2006 and 2005 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred losses since inception as a result of funding its research and development, including the development of its intellectual property portfolio which is key to its core products.

The following is a reconciliation of the computation for basic and diluted EPS:

	June 30, 2006	June 30, 2005
Net Loss	(1,971,969)	(1,989,836)
Weighted-average common shares outstanding (Basic)	64,845,540	42,803,263
Weighted-average common stock Equivalents:
Stock options	—	—
Warrants	—	—
Weighted-average common shares outstanding (Diluted)	64,845,540	42,803,263

Fair Value of Financial Instruments

The carrying amount reported in the condensed consolidated balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Derivative Instruments

The Company has an outstanding convertible debt instrument that contains free-standing and embedded derivatives. The Company accounts for these derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” In accordance with the provisions of SFAS No. 133 and EITF Issue No. 00-19, the embedded derivatives are required to be bifurcated from the debt instrument and recorded as a liability at fair value on the condensed consolidated balance sheet. Changes in the fair value of the derivatives are recorded at each reporting period and recorded in net gain (loss) on derivative, a separate component of the other income (expense). As of June 30, 2006, the fair value of the derivatives was $719,716, a decrease of $319,990 from December 31, 2005. The Company has recorded a net gain on derivatives in the Other Income (Expense) section of its Condensed Consolidated Statements of Operations.

Stock-Based Compensation

Employee stock awards prior to periods beginning January 1, 2006 under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and the Company adopted the enhanced disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation- Transition and Disclosure,” an amendment of SFAS No. 123.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. Amortization expense for the six months ended June 30, 2006 and 2005 was $7,984 and $6,874, respectively.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Effective December 31, 2005, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No.123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The Company adopted SFAS No. 123(R) using the modified prospective method and, as a result, periods prior to December 31, 2005 have not been restated. The Company recognized stock-based compensation for awards issued under the Company’s stock option plans in the Compensation and professional fees line item of the Condensed Consolidated Statement of Operations. Additionally, no modifications were made to outstanding stock options prior to the adoption of SFAS No. 123(R), and no cumulative adjustments were recorded in the Company’s financial statements.

SFAS No. 123(R) requires disclosure of pro-forma information for periods prior to the adoption. The pro-forma disclosures are based on the fair value of awards at the grant date, amortized to expense over the service period. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, for the period prior to the adoption of SFAS No. 123(R), and the actual effect on net income and earnings per share for the period after the adoption of SFAS No. 123R.

	(2) Six Months Ended
	06/30/06	06/30/05
Net loss, as reported	$(1,971,969)	$(1,989,836)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,227,630	0
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,227,630)	(1,564,200)
Net income, pro forma	$(1,971,969)	$(3,554,036)
Earning per share:
Basic, as reported	$(0.03)	$(0.08)
Basic, pro forma	$(0.03)	$(0.08)
Diluted, as reported	$(0.03)	$(0.08)
Diluted, pro forma	$(0.03)	$(0.08)

For the purpose of the above table, the fair value of each option granted is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended
	June 30, 2006	June 30, 2005
Dividend yield	0.0%	0.0%
Expected volatility	149.07%	80.14%
Risk-free interest rate	4.0%	4.0%
Expected life in years	3. 5 - 4.75	4.0 -4.92

The following table summarizes the stock option activity for the six months ended June 30, 2006:

	Shares	June 30, 2006 Weighted Average Exercise Price	Weighted Average Contractual Term (Years)
Outstanding, December 31, 2005	40,490,010	0.2050
Options granted	3,465,000	0.3200
Options reinstated	—	—
Options exercised	10,000,000	$0.00004	1.12603
Options forfeited or expired	—	—	—
Outstanding June 30, 2006	33,955,010	0.2771	4.2202
Options exercisable, June 30, 2006	16,797,510	0.2769	4.2362

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the six months ended June 30, 2006 and 2005, respectively.

Goodwill and Other Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board (“APB”) Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recorded in the financial statements.

The identifiable intangible assets presented on the condensed consolidated balance sheet represent the intellectual property that was capitalized post-technological feasibility. Management will continue to monitor and assess any impairment charges against those assets in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Beginning with the second quarter of 2005, the Company began amortizing its intellectual property costs over a five year period. The amount amortized for the six months ended June 30, 2006 is $15,100.

The main components of intangible assets are as follows:

	Six Months Ended June 30, 2006
	Gross Carrying Amount	Accumulated Amortization
Intellectual Property	$152,569	$37,750
Capitalized Research & Development	594,951	—
Total Intangible Assets	$747,520	$37,750

Currency Risk and Foreign Currency Translation

The Company transacts business in currencies other than the U.S. Dollar, primarily the Singapore Dollar and the Indian Rupee. All currency transactions occur in the spot foreign exchange market and the Company does not use currency forward contracts, currency options, currency borrowings interest rate swaps or any other derivative hedging strategy at this point in time.

The Company has determined that based on the cash flow, sales price, sales market, expense, financing, and inter-company transactions and arrangements indicators set forth in FASB 52, “Foreign Currency Translation,” that the functional currency of the Company is that of the parent company and is US Dollars. The Company has reported its gain on foreign currency in its condensed consolidated statements of accumulated other comprehensive income due to the fact that these translation adjustments result from the translation of all assets and liabilities at the current rate, while the stockholder equity accounts were translated by using historical and weighted-average rates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Previously, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements (note 3(e)). FASB 123R had a material impact on its results or financial statements.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs - an amendment of ARB No. 43, Chapter 4”. FASB 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FASB 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FASB 151 is effective for the Company in 2006. FASB 151 did not have a material impact on its results or financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the effect the adoption of SFAS No. 155 will have on its financial position or results of operations.

In March 2005, the FASB issued Statement of Financial Accounting Standards Interpretation Number 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 provides clarification regarding the meaning of the term “conditional asset retirement obligation” as used in SFAS 143, “Accounting for Asset Retirement Obligations.” FIN 47 is effective for the year ended December 31, 2005. The implementation of this standard did not have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” FAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

Additionally, FAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. FAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006.
The Company is currently evaluating the effect the adoption of FAS No. 156 but believes it will not have a material impact on its financial position or results of operations.

NOTE 3- CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales to original equipment manufacturers and manufacturers of microprocessors. The Company endeavors to keep pace with the evolving computer and communications industries, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

NOTE 4- FIXED ASSETS

Fixed assets as of June 30, 2006 consist of the following:

Computer and office equipment	$94,665
Leasehold improvements	13,083
Less: accumulated depreciation and amortization	(32,714)
Net book value	$75,034

Depreciation expense for the six months ended June 30, 2006 and 2005 was $9,054 and $9,346, respectively.

NOTE 5- DEBT

Note Payable - Other

On April 20, 2005, the Company executed a promissory note for $750,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 was to be disbursed to the Company after the Company’s common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note was secured by substantially all of the assets of the Company and shares of stock of an affiliate of the Company. The promissory note had a one-year term and accrued interest monthly at 24% per year. The Company had difficulty meeting the payment schedule called for by the promissory note and by virtue of a settlement with the lender, the obligation, which together with interest and liquidated damages totaled $937,500, is being repaid by the affiliate’s collateral. Because the settlement with the lender permits it to take any action necessary to recover any deficiency should liquidation of the pledged shares fail to recoup the entire agreed payoff amount, the Company continues to recognize this liability on its balance sheet. As of June 30, 2006, the lender has sold 1,541,194 of the 9.4 million pledged shares and realized net proceeds of $456,298, leaving an outstanding balance of $481,202, which appears as Montgomery settlement liability on the balance sheet.

In September 2005, a former director loaned the Company $100,000 in return for an unsecured demand promissory note. The terms of the note provide for interest at 6% per annum. Payment of the note is guaranteed by an affiliate of the Company.

In March 2006, a shareholder loaned the Company $40,000 in return for an unsecured promissory note due on or before July 31, 2006. The note was payable in cash or Company restricted common stock; if paid in stock the price would be the five-day average closing bid price on the days preceding payment. The note is nominally non-interest bearing; however, the Company issued 50,000 shares of its restricted common stock as a financing fee valued at approximately $11,500. On June 5, 2006, the note was converted to 172,414 restricted shares of common stock (see Note 9).

On May 18, 2006, a shareholder accepted the Company’s term sheet for senior secured bridge loan by providing a total of $385,000 in cash to the Company. The terms of this bridge loan are: interest at 12% per annum, compounded monthly; repayable in ninety (90) days but the Company has the option of extending for another 30 days for a fee of 8% of the amount provided the Company. The shareholder also received 577,500 warrants to purchase common stock exercisable over three years at $0.50 per share. The Company valued these warrants using the Black-Scholes option pricing model resulting in a discount on debt of $84,626 which is amortized over the life of the bridge loan (90 days). Amortization of discount on debt at June 30, 2006 was $28,209.

Convertible Debenture

On December 29, 2005, the Company executed a convertible debenture for $500,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the convertible debenture, Montgomery disbursed $350,000 upon the date the debenture was executed with an additional $150,000 to be disbursed two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The debenture is convertible at the option of the holder into common shares of the Company at a price per share equal to 80% of the lowest closing value 10 days prior to the closing date or 10 days prior to the conversion date. In addition, the Company issued 2,000,000 freestanding warrants exercisable over three years as follows: 1,000,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.20 per share; 500,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.30 per share; and 500,000 warrants at a fixed strike price of $0.001.

The convertible debenture is secured by substantially all of the assets of the Company, pledged shares of stock of three affiliates of the Company, and 13.5 million pledged shares of stock. The pledged shares are held by an escrow agent pursuant to a written escrow agreement. The convertible debenture has a two-year term and accrues interest monthly at 15% per year. In connection with this transaction, the Company executed an Investor Registration Rights Agreement by which it agreed to file a registration statement with the SEC for at least the pledged shares held by the escrow agent and the 2 million warrants. The registration statement was to be filed within 30 days of the execution of the convertible debenture and declared effective within 90 days of filing. Failure to file or be declared effective within the agreed timeframe subjected the Company to liquidated damages equal to two percent (2%) of the liquidated value of the convertible debenture for each thirty (30) day period after the scheduled filing or effective date deadline. By written agreement, these deadlines have been extended. The Company has until August 31, 2006 to file the registration statement which must be declared effective no later than November 30, 2006.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the conversion feature associated with the $500,000 convertible debenture represents an embedded derivative. The Company has recognized the embedded derivative in the amount of $451,969 as a liability in the accompanying condensed consolidated balance sheet and has measured it at its estimated fair value. The estimated fair value of the embedded derivative has been calculated based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.245
Exercise price	$0.13
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	119%
Expected life	1.5 Years

As of June 30, 2006, the freestanding warrants with a variable exercise price (derivatives) and fixed warrants issued in connection with the $500,000 convertible debenture have been valued at $267,747 and $122,051, respectively based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.245
Exercise price	$0.17
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	119%
Expected life	2.5 Years

Changes in the fair value of the embedded and freestanding warrants with a variable price (derivatives) are calculated at each reporting period and recorded in net gain (loss) on derivative, a separate component of other income (expense). As of June 30, 2006, the fair value of the embedded and freestanding derivatives had decreased by $319,330 from its fair value at December 31, 2005 of $1,039,046.

The allocation of the proceeds of the convertible debenture to the warrants with a fixed exercise price and the recognition of the embedded derivative resulted in discounts to the convertible debenture of $109,597 and $240,403, respectively. The discount on debt of $350,000 is being amortized to interest through December 31, 2007 using the effective interest method. Interest expense recognized in the six months ended June 30, 2006 is $87,500. The unamortized discount on debt at June 30, 2006 is $262,500.

Bridge Loan Derivatives

Between April 16, 2006 and May 5, 2006, five accredited investors accepted the Company’s term sheet for convertible senior secured bridge loans by providing a total of $115,000 cash to the Company. The terms of these bridge loans are: interest at 12% per annum, compounded monthly; repayable in ninety (90) days but the Company has the option of extending for another 30 days for a fee of 8% of the amount provided the Company; these five accredited investors have the option to convert their bridge loans to restricted shares of common stock at an exercise price of the lower of the average closing bid price of the Company’s stock for the five trading days preceding the date of the conversion or the market price of the stock on the trading day preceding the conversion. The Company exercised its option to extend the term for an additional thirty (30) days for these five loans. If the bridge loans are not repaid or converted by the end of their terms plus the optional extension, the Company will pay a penalty of 10% of the dollar value of the amount outstanding; the Company will pay an additional 10% penalty for each quarter thereafter that the bridge loans remain unpaid. These five accredited investors also received warrants to purchase common stock at the ratio of 1 common share for each $2.00 loaned. All warrants have a three year term and an exercise price of $0.50 per share. The warrants and any shares converted have piggyback registration rights. As a result of the conversion rights, the Company recorded these bridge loans as a derivative liability valued at $115,000.

NOTE 6- PROMISSORY NOTES - RELATED PARTY

On March 12, 2003 and April 30, 2003, Sundaresan Raja advanced approximately $22,412 and $17,591, respectfully, to Airbee Wireless (India) Pvt. Ltd. (“Airbee India”), the Company’s wholly-owned subsidiary in India. Airbee India has issued Mr. Raja a promissory note due on demand. The note accrues interest at 11.25% per year, which is below the local Indian market rates of 14% to 16%. On June 20, 2005, Mr. Raja advanced approximately $11,100 to Airbee India, which has issued Mr. Raja another demand promissory note. This note accrues interest at 12.0% per year, which is below the local Indian market rates of 14% to 16%. At June 30, 2006, $52,925 was due under the notes, which includes accrued interest of $18,153. The Company has guaranteed repayment of the advances.

Airbee India has also issued demand promissory notes to Ram Satagopan in exchange for funds advanced to the Airbee India. This note accrues interest at 12.0% per year, which is below the local Indian market rates of 14% to 16%. At June 30, 2006, approximately $51,131 was due under the notes. The Company is current with its interest payments to Mr. Satagopan.

During January 2006, the Company converted $1,056,816 in related party promissory notes and accrued interest when it issued 6,498,527 restricted shares to current officers in payment of promissory notes, accrued salaries and accrued interest totaling $1,748,599 at the time of issuance. In addition, the Company converted promissory notes and accrued interest due a former officer totaling $122,373 when it issued 271,939 restricted shares. See Note 9, below.

NOTE 7- PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At June 30, 2006 and 2005, deferred tax assets consist of the following:

	June 30, 2006	June 30, 2005
Deferred tax asset	$2,999,008	$1,681,471
Less: valuation allowance	(2,999,008)	(1,681,471)
	$—	$—

At June 30, 2006 and 2005, the Company had accumulated deficits in the approximate amount of $8,568,594 and $4,804,202, respectively, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 8- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at June 30, 2006 consist of the following:

June 30, 2006
Accounts payable	$753,664
Accrued salaries payable	344,000
Reimbursements owed officers	12,509
Withholding taxes payable	56,748
Accrued interest payable	35,298
Other	345
Total	$1,202,564

Trade payables are paid as they become due or as payment terms are extended with the consent of the vendor. At June 30, 2006, one vendor, MindTree Consulting Pvt. Ltd. (“MindTree”) accounted for 53% of the Company’s accounts payable. The Company and MindTree have entered into a repayment agreement more fully described in Note 10. The Company classifies 7% of its trade payables as current (under 30 days), 8% are between 31-90 days, 10% are between 91-150 days, and 75% are over 150 days.

NOTE 9- STOCKHOLDERS’EQUITY

The Company has 200,000,000 shares of common stock authorized at June 30, 2006 with a par value of $0.00004.

At June 30, 2006, the Company has 88,098,631 common shares issued, 13,586,956 common shares held in escrow, 997,045 common shares in treasury and 73,514,630 common shares outstanding.

The following stock transactions occurred in the second quarter of 2006:

On April 30, May 31 and June 30, 2006, the Company issued 40,000, 40,000 and 40,816 restricted shares, respectively, to an officer for accrued compensation of $10,000, $10,000 and $10,000, respectively, on the dates of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

Between April 16, 2006 and May 18, 2006, the Company issued 635,000 warrants with a strike price of $0.50 per share to six accredited investors who provided the bridge loans more fully described in Note 5. The warrants will expire at varying dates from April 16, 2009 through May 18, 2009. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

On May 23, 2006, the Company issued 10,000,000 restricted shares of stock from the exercise of stock options from one of its officers. The exercise price was $0.00004. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The executive officer received information concerning the Company and had the ability to ask questions about the Company.

On June 5, 2006, the Company issued 172,414 restricted shares of stock to an accredited investor to settle a note payable totaling $40,000. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

On June 5, 2006, the Company issued 98,182 restricted shares to an accredited investor in return for his assistance in providing short-term loans to the Company. The investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors to provide the bridge loans more fully described in Note 5. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was of $18,556 at the time of issuance. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investor received information concerning the Company and had the ability to ask questions about the Company.

On June 22, 2006, the Company issued 250,000 restricted shares of stock to the three principals (each of whom is an accredited investor) of an organization for services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

Throughout the quarter ended June 30, 2006, the Company issued 301,263 restricted shares of common stock to 3 accredited investors for cash totaling $60,000. In addition, the Company issued 120,504 warrants to these investors at a strike prices of $0.45 per share. The warrants will expire at varying dates from December 7, 2007 through December 22, 2007. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and contain the appropriate legends restricting their transferability absent registration or applicable exemption. The accredited investors received information concerning the Company and had the ability to ask questions about the Company.

NOTE 10- COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of one to five years. Since 2002, the Company has granted stock options to these individuals that vest over a three-to-five year period. On January 1, 2006, the Company granted additional options as more fully detailed in the Stock-Based Compensation section of Note 2, above.

Lease Agreements

A subsidiary, Airbee Wireless (India) Pvt. Ltd., has entered into a three-year lease agreement for office space in Chennai, India. Monthly rent in the US Dollar equivalent is $1,505. The building owner gave notice in March 2006 that it was exercising its option to sell the property to a developer who intends to build a new building on the site. Accordingly, the Company has found new office space to occupy by July 31, 2006. Under the terms of this new lease agreement the Company has leased 6,000 sq. ft. of office space for three years. The rent will be $4,266 per month for the first year, increasing 10% each succeeding year.

Repayment Agreement

MindTree Consulting Pvt. Ltd. (“MindTree”), an India corporation, provided services to the Company under a Time and Materials Contract dated March 30, 2005 (the T&M Contract”). On a monthly basis, MindTree invoiced the Company for work it performed. Payment terms were net 30 days. The Company was unable to pay the invoices as they became due and, by informal agreement, extended the repayment terms monthly. On December 15, 2005, the Company entered into a written agreement with MindTree by which it agreed to pay MindTree $200,000 on or before December 23, 2005 and $100,000 per month on the last business day of each succeeding month until the outstanding indebtedness of approximately $580,000 was fully paid. The Company’s performance was secured by the software code (the “Intellectual Property”) MindTree developed under the T&M Contract. If the Company defaulted in making any payment when due and such default was not cured within five business days after receipt of a notice of default, MindTree would be entitled to co-own the Intellectual Property, with any revenue the Company realized from the Intellectual Property during the co-ownership period to be split 50-50 with MindTree. If full payment is made on or before April 30, 2006, full ownership of the Intellectual Property reverts to the Company. This deadline has been extended to October 31, 2006.

To date, the Company has paid MindTree $200,000 pursuant to this agreement. MindTree has not yet issued any notice of default. The amount due MindTree as of June 30, 2006 is $400,091.

PFK Electronics and the Identity Supply Contract

On May 19, 2005, Airbee Automotive Group, Inc. (the operating entity resulting from the now-rescinded merger of the Company and Identity, Inc.) entered into a supply contract with PFK Electronics Pty Ltd. (PFK), a South Africa corporation, for the parts Identity required for its business. In addition to the standard terms and conditions, PFK inserted contract language purporting to have the Company act as surety for its subsidiary. With the August 2005 rescission of the Company’s merger with Identity, Identity expressly assumed the Company’s obligation to PFK. At PFK’s request, the Company sent a termination agreement to PFK in November 2005. To date, PFK has failed to return the signed termination agreement.

Litigation

On October 3, 2005, Richard P. Sommerfeld, Jr., the Company’s former chief financial officer (“Sommerfeld”) filed suit against the Company. On December 9, 2005, the Company filed an Answer to the Complaint, Affirmative Defenses and Counterclaims. On January 6, 2006, Sommerfeld amended his claims by filing an Amended Complaint and at the same time joining the Company’s two inside directors, E. Eugene Sharer (President and Chief Operating Officer) and Sundaresan Raja (Chief Executive Officer), and its outside director, Mal Gurian, as individual defendants. On February 7, 2006, the Company denied the primary allegations in the amended complaint by filing its Answer to Amended Complaint, Affirmative Defenses and Counterclaims. The individual defendants moved to dismiss Sommerfeld’s claims. The motion was the subject of a hearing on June 7, 2006. On June 9, 2006, the court granted the individual defendants’ motion to dismiss Sommerfeld’s complaint against them. On June 15, 2006, Sommerfeld filed a motion for partial reconsideration of the court’s order, which has been denied by the court.

The facts and circumstances surrounding this lawsuit and the history of the case can be found in greater detail in Litigation subheading of Note 9 to the Financial Statements for the years ended December 31, 2005 and 2004 contained in the Form 10-KSB filed on April 17, 2006. In summary, Sommerfeld alleges breach of contract of his employment agreement, violation of the Wage Payment and Collection Act, default on promissory notes, enforcement of security interest, injunction, breach of contract of stock option agreement, civil conspiracy, aiding and abetting, and constructive fraud. The latter three claims are asserted against the individual defendants only. Sommerfeld estimates his damages in excess of $1.5 million.

The Company, while admitting it owes Sommerfeld back wages totaling less than $70,000, has asserted counterclaims against him for declaratory judgment and injunctive relief, breach of contract of his employment agreement, breach of fiduciary duties, tortious interference with contractual and economic relations, replevin and injunction, and breach of contract of his stock option agreement. The Company does not believe it breached the terms of the promissory notes as it has tendered payment of the promissory notes in shares of the Company’s common stock as permitted under the terms of the promissory notes. The Company therefore believes that its damage claims against Sommerfeld exceed the actual monetary value of his claims against the Company.

The discovery phase of this case will begin in August of 2006.

NOTE 11- GOING CONCERN

As shown in the accompanying condensed consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2005 and 2004 and for the six month period ended June 30, 2006. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to satisfy past due obligations, support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s sales efforts. The Company has been successful in recent months in raising capital to fund its operating costs.

The Company has also been enhancing its business processes to account for the significant development that has occurred in the past year, and believes that with the bridge financing and potential permanent financing they anticipate, the viability of the Company remains very positive in excess of one year.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 12- RESTATEMENT

The Company restated its condensed consolidated financial statements for the three months ended March 31, 2005 for amortization of unearned compensation of $3,747 and the reclassification of various selling, general and administrative expenses, and compensation to research and development expenses. The effect of these changes resulted in an increase of the loss for the three month period ended March 31, 2005 of $3,437 to a net loss of $552,281 and an increase in the accumulated deficit to $3,366,647.

The Company restated its condensed consolidated financial statements for the six months ended June 30, 2005 to recognize an additional $61,455 in research and development costs that was improperly capitalized in 2005. An additional $5,050 in amortization expense was recognized as the result of a change in accounting policy reducing the amortization period of the Company’s intellectual property from sixteen years (the life of a patent) to five years (the estimated life of software). These changes have increased the loss for the six months ended June 30, 2005 to $1,989,836 and the accumulated deficit during the development stage to $4,804,202.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, MD 20850-3322

We have audited the accompanying consolidated balance sheets of Airbee Wireless, Inc., a development stage company (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ deficit, accumulated other comprehensive income and cash flows for the years then ended and the period August 9, 2002 (inception) through December 31, 2005, with cumulative totals since the Company’s inception, for the statements of operations, changes in stockholders’ deficit, accumulated other comprehensive income and cash flows. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airbee Wireless, Inc., a development stage company as of December 31, 2005 and 2004, and the results of its operations, and cash flows for the years then ended, and the cumulative totals since the Company’s inception, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s operating and financing plans in regards to these matters are also discussed in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 11 to the financial statements, the accompanying financial statements have been restated.

Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, New Jersey
April 11, 2006 (September 19, 2006 as to the effects of the restatement discussed in Note 11)

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

ASSETS

	Restated	Restated
	2005	2004
Current Assets:
Cash and cash equivalents	$27,854	$87,362
Accounts receivable	10,000	-
Prepaid expenses and other current assets	45,666	25,559

Total Current Assets	83,520	112,921

Fixed assets, net of depreciation	66,527	51,362

Intangible assets	689,252	165,975
Deferred financing costs	30,915	-
Other assets	27,714	1,605
	747,881	167,580

TOTAL ASSETS	$897,928	$331,863

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES
Current Liabilities:
Notes payable - related party	$1,216,738	$1,056,611
Notes payable - other	150,000	50,000
Montgomery settlement liability	707,711	-
Fair value of derivatives	1,039,046	-
Warrants liability	520,851	-
Liability for stock to be issued	-	76,000
Accounts payable and accrued expenses	1,587,913	389,791

Total Current Liabilities	5,222,259	1,572,402

Long-term Liabilities:
Convertible debentures, net of discount of $350,000 and $0	-	-
Due officer	39,492	40,927

Total Long-term Liabilities	39,492	40,927

Total Liabilities	5,261,751	1,613,329

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Common stock, $.00004 Par Value; 200,000,000 shares authorized
54,634,754 and 41,216,913 shares issued, 53,637,709 and 40,512,551 outstanding	2,185	1,648
Additional paid-in capital	2,598,736	1,623,852
Unearned compensation	(38,522)	(41,241)
Accumulated other comprehensive income	734	730
Accumulated deficit	(6,596,625)	(2,814,366)
	(4,033,492)	(1,229,377)
Less: stock subscription receivable	(127,500)	-
Less: treasury stock, 997,045 and 704,362 shares at cost	(202,831)	(52,089)
Total Stockholders' Deficit	(4,363,823)	(1,281,466)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$897,928	$331,863

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Restated
			Cumulative Totals
			August 9, 2002
	Restated	Restated	to
	2005	2004	December 31, 2005

OPERATING REVENUES
Sales	$13,015	$-	$23,123

COST OF SALES	-	-	11,040

GROSS PROFIT	13,015	-	12,083

OPERATING EXPENSES
Compensation and professional fees	1,986,137	505,776	3,128,199
Research and development	232,064	502,853	1,516,620
Selling, general and administrative expenses	630,746	129,655	799,025
Bad debt	536,495	-	536,495
Depreciation and amortization	113,372	4,188	121,718
Total Operating Expenses	3,498,814	1,142,472	6,102,057

LOSS BEFORE OTHER INCOME (EXPENSE)	(3,485,799)	(1,142,472)	(6,089,974)

OTHER INCOME (EXPENSE)
Impairment	-	-	(127,974)
Other Income	-	70,000	70,000
Interest expense	(311,539)	(64,271)	(463,756)
Recovery of bad debt	15,079	-	15,079
Total Other Income (Expense)	(296,460)	5,729	(506,651)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(3,782,259)	(1,136,743)	(6,596,625)
Provision for Income Taxes	-	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(3,782,259)	$(1,136,743)	$(6,596,625)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.08)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	45,421,470	37,860,222

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD AUGUST 9, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

						Deficit
						Accumulated
			Additional	Accumulated		During the		Stock
	Common Stock		Paid-In	Comprehensive	Unearned	Development	Treasury	Subscription
Description	Shares	Amount	Capital	Income (Loss)	Compensation	Stage	Stock	Receivable	Total
Balance, August 9, 2002	-	$-	$-	$-	$-	$-	$-	$-	$-
Issuance of initial founders' shares	21,625,000	865	-	-	-	-	-	-	865
Shares issued for acquisition of Connexus Technologies	4,156,405	166	99,834	-	-	-	-	-	100,000
Issuance of founders' shares to chief operating officer	1,359,550	54	-	-	-	-	-	-	54
Issuance of common stock for cash	50,000	2	9,998	-	-	-	-	-	10,000
Options issued below fair market value	-	-	82,485	-	(82,485)			-	-
Prior period adjustment, Note 11	-	-		-	13,748	(32,189)	-	-	(18,441)
Net loss of the period, as originally stated	-	-	-	-	-	(284,857)	-	-	(284,857)
Balance, December 31, 2002, as restated	27,190,955	1,088	192,317	-	(68,737)	(317,046)	-	-	(192,378)

Issuance of common stock in private placement	1,000,000	40	87,960	-	-	-	-	-	88,000
Issuance of common stock in conversion of note payable	56,668	2	11,831	-	-	-	-	-	11,833
Issuance of founders' shares to chief financial officer	125,000	5	-	-	-	-	-	-	5
Shares issued for services	3,617,854	145	411,568	-	-	-	-	-	411,713
Shares issued for cash	166,960	7	18,993	-	-	-	-	-	19,000
Shares of common stock issued in exercise of options	4,465,450	179	80,048	-	-	-	(80,227)	-	-
Contribution of capital by officer	-	-	17,517	-	-	-	-	-	17,517
Options issued below fair market value	-	-	221,400	-	-	-	-	-	221,400
Prior period adjustment, Note 11	(543,908)	(22)	(28,116)	-	13,748	(380,554)	28,138	-	(366,806)
Net loss for the year, as originally stated	-	-	-	5,882	-	(980,023)	-	-	(974,141)
Balance, December 31, 2003 as restated	36,078,979	1,443	1,013,518	5,882	(54,989)	(1,677,623)	(52,089)	-	(763,858)

Issuance of common stock for cash	5,030,490	201	581,838	-		-	-	-	582,039
Shares issued for services	107,444	4	28,496	-		-	-	-	28,500
Prior period adjustment, Note 11		-		-	13,748	(13,748)		-	-
Net loss for the year, as originally stated	-	-	-	(5,152)		(1,122,995)	-	-	(1,128,147)
Balance, December 31, 2004	41,216,913	1,648	1,623,852	730	(41,241)	(2,814,366)	(52,089)	-	(1,281,466)

Issuance of common stock for cash	2,886,202	115	1,078,715	-	-	-	-	(127,500)	951,330
Shares issued for services	1,137,465	45	562,361	-	-	-	-	-	562,406
Shares issued for compensation	37,771	2	19,498	-	-	-	-	-	19,500
Shares issued for professional fees - financing	600,000	24	9,976	-	-	-	-	-	10,000
Shares of common stock issued in exercise of options	6,956,403	278	150,684	-	-	-	(150,742)	-	220
Shares of common stock issued in exercise of warrants	1,800,000	72	21,928	-	-	-	-	-	22,000
Structuring fees	-	-	(25,000)	-	-	-	-	-	(25,000)
Repayment of note payable, accrued interest & interest expense	-	-	229,789	-	-	-	-	-	229,789
Amortization of unearned compensation	-	-	-	-	13,819	-	-	-	13,819
Options issues below fair market value	-	-	11,100	-	(11,100)	-	-	-	-
Issuance costs on proceeds of bifurcated warrants on convertible debenture	-	-	(14,085)	-	-	-	-	-	(14,085)
Discount on debt for free-standing fixed warrants	-	-	109,597	-	-	-	-	-	109,597
Fair value derivative on free-standing warrants on convertible debenture	-	-	(138,677)	-	-	-	-	-	(138,677)
Fair value derivative on common stock conversion feature	-	-	(659,966)	-	-	-	-	-	(659,966)
Fair value of outstanding warrants due to conversion feature of debenture	-	-	(381,036)	-	-	-	-	-	(381,036)
Prior period adjustment, Note 11	-	-		-	-	(76,605)	-	-	(76,605)
Comprehensive income	-	-	-	4	-	-	-	-	4
Net loss for the year	-	-	-	-	-	(3,705,654)			(3,705,654)
Balance, December 31, 2005	54,634,754	$2,185	$2,598,736	$734	$(38,522)	$(6,596,625)	$(202,831)	$(127,500)	$(4,363,823)

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Balance, December 31, 2003	$5,882

Loss on foreign currency translations	(5,152)

Balance, December 31, 2004	$730

Balance, December 31, 2004	$730

Gain on foreign currency translations	4

Balance, Dectember 31, 2005	$734

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

	Restated	Restated	August 9, 2002 to
	2005	2004	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,782,259)	$(1,136,743)	$(6,596,625)
Adjustments to reconcile net loss to net cash
(used in) operating activities

Provision for bad debts	536,495	-	536,495
Depreciation and amortization	113,372	4,188	121,718
Common stock issued for services	485,329	104,500	1,222,941
Common stock issued for compensation	19,500	-	19,500
Warrants issued for commitment fee	139,815	-	139,815
Pledged collateral used for settlement of interest expense	150,000	-	150,000
Interest expense converted to note payable - other	-	50,000	100,000
Impairment of goodwill	-	-	127,974
Gain (loss) on foreign currency translations	4	(5,152)	734
Amortization of unearned compensation	13,819	13,748	55,063

Changes in assets and liabilities
(Increase) decrease in accounts receivable	(10,000)	-	9,373
(Increase) in prepaid expenses and other assets	(95,107)	(16,006)	(119,059)
Net change in net assets in acquisition of Connexus	-	-	(22,865)
(Increase) in other assets	(562,604)	(60)	(562,664)
Increase in accounts payable and accrued expenses	1,235,622	82,903	1,490,906
Total adjustments	2,026,245	234,121	3,269,931

Net cash (used in) operating activities	(1,756,014)	(902,622)	(3,326,694)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of intangible assets	(546,009)	(1,248)	(711,984)
Acquisitions of fixed assets	(30,805)	(47,335)	(80,853)

Net cash (used in) investing activities	(576,814)	(48,583)	(792,837)

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CCONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(WITH CUMULATIVE TOTALS SINCE INCEPTION)

			Cumulative Totals
	Restated	Restated	August 9, 2002 to
	2005	2004	December 31, 2005

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common stock issuances	$945,543	$582,039	$1,662,070
Services rendered converted to notes payable - related party	-	431,189	1,056,611
Proceeds from notes payable - other	850,000	-	850,000
Proceeds from convertible debenture	350,000	-	350,000
Proceeds from notes payable - related party, net	160,127	-	220,127
Expenditures for financing fees	(30,915)	-	(30,915)
Amounts due to officers, net	(1,435)	1,851	39,492

Net cash provided by financing activities	2,273,320	1,015,079	4,147,385

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(59,508)	63,874	27,854

CASH AND CASH EQUIVALENTS -
BEGINNING OF YEAR	87,362	23,488	-

CASH AND CASH EQUIVALENTS - END OF YEAR	$27,854	$87,362	$27,854

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

CASH PAID DURING THE YEAR FOR:
Interest expense	$41,962	$-	$41,962
Income taxes	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH
ACTIVITIES:
Common stock issued for compensation	$19,500	$-	$19,500

Common stock issued for services	$485,329	$28,500	$1,222,941

Common stock issued for issuance costs	$740,000	$-	$740,000

Exercise of cashless stock options	$150,742	$-	$202,831

Interest expense converted to note payable - other	$-	$50,000	$100,000

Conversion of notes payable and accrued interest to common stock	$-	$-	$11,833

Impairment of goodwill	$-	$-	$127,974

Common stock and warrants issued for derivatives	$1,039,046	$-	$1,039,046

Common stock and warrants issued for convertible debt	$350,000	$-	$350,000

Warrants issued for commitment fee	$139,815	$-	$139,815

Warrants converted to liability	$381,036	$-	$381,036

Unearned compensation on cashless options	$-	$-	$82,485

Use of pledged collateral for settlement of note payable and accrued interest	$229,789	$-	$229,789

Common stock issued for subscription receivable	$127,500	$-	$127,500

The accompanying notes are an integral part of these consolidated financial statements.

AIRBEE WIRELESS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 -  ORGANIZATION AND BASIS OF PRESENTATION

Airbee Wireless, Inc. (“Airbee” or the “Company”), was incorporated in Delaware in 2002 to develop and supply cutting edge intelligent software that is generally embedded into microprocessors thereby allowing manufacturers (OEM’s) of various products to create advanced wireless communications systems.

Focusing on its core competencies in the design and engineering of advanced, embedded short-range wireless data and voice communications software, the Company believes that it is positioned to play a pivotal role in the convergence of various wireless communications applications through software embedded on silicon and in niche service applications for its software.

In March 2004, Airbee became a member of The ZigBee Alliance which has defined a global standard for reliable, cost-effective, low-power, low data rate, wireless applications. With over 130 international member companies, the ZigBee standard, based on IEE 802.15.4 standard, is emerging as a dominant wireless standard for a host of industrial controls, telemetry, and in-building and home automation networking needs.

Airbee’s portfolio of products is generally connected over the rapidly emerging Wireless Personal Area Network (WPAN) or the Wireless Local Area Network (WLAN) technology space. Critical to the success of new products in these areas is the ability to interoperate or “talk to each other” based on industry-adopted standards. Airbee’s products are designed and engineered to be compliant with ZigBee/802.15.4 WPAN standards (approved by IEEE on August 7, 2003). Airbee’s patent-pending software technology, in conjunction with an Airbee enabled wireless network, allows a computer to work with a printer or PDA, a headset accessory to work with a mobile phone, a utility meter to be read remotely, or a manufacturing line to be wirelessly controlled and monitored as examples. Airbee leverages the widespread market awareness created by Bluetooth but offers similar products at less than half the cost, three times the operating range and better reliability per the ZigBee specifications.

As stated in Note 11, the Company had amended its previously issued consolidated financial statements for the year ended December 31, 2003 and period from August 9, 2002 (inception) through December 31, 2002 on its report dated May 20, 2004. The Company had amended these consolidated financial statements to recognize an additional $366,806 and $18,441 in compensation and interest expense for the year ended December 31, 2003 and the period August 9, 2002 (inception) through December 31, 2002. In addition, certain issuances of common stock have been restated due to valuation adjustments, the recording of unearned compensation due to the issuance of options below the fair market value (including amortization of unearned compensation of $13,748 in 2003 and 2002, respectively) and 2002 common share information has been restated to retroactively account for the stock split that occurred in September 2003. These transactions resulted in an increase in net loss applicable to common shares of $380,554 and $32,189 for the year ended December 31, 2003 and the period August 9, 2002 (inception) through December 31, 2002 to a net loss of $1,360,577 and $317,046 as restated, and an increase in the deficits accumulated during the development stage to $1,677,623 and $317,046, respectively. The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 as restated, and the accumulated deficit during the development stage to $2,814,366.

As further stated in Note 11, the Company amended its previously issued consolidated financial statements for the year ended December 31, 2005 on its report dated July 26, 2006. The Company amended these consolidated financial statements to recognize an additional $61,455 in research and development costs that was improperly capitalized in 2005. In addition, $520,851 was reclassified from Additional Paid-in Capital to Warrants Liability as a result of the secured convertible debenture executed by the Company on December 29, 2005. Finally, an additional $15,150 in amortization expense was recognized as the result in the change in accounting estimate reducing the amortization period of the Company’s intellectual property from sixteen years (the life of a patent) to five years (the estimated life of software). These changes have increased the loss for the year ended December 31, 2005 to $3,782,259 as restated and the accumulated deficit during the development stage to $6,596,625.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company has devoted substantially all of its efforts to business planning, patent applications, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. With the release of the ZigBee / IEEE 802.15.4 standard on December 14, 2004, the Company is anticipating that sales will be generated in the first quarter of fiscal 2006, at which time the Company will emerge from the development stage.

Liquidity

The consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets, continued success in accessing supplemental external financing, and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has accumulated deficits of approximately $6.52 million and $2.81 million as of December 31, 2005 and 2004, respectively. The Company's operations have been financed primarily through a combination of issued equity and debt. For the years ended December 31, 2005 and 2004, the Company had net losses of approximately $3.71 million and $1.14 million, respectively, and cash used in operations of approximately $1.69 million and $0.90 million.

The Company regularly evaluates its working capital needs and existing burn rate to make appropriate adjustments to operating expenses. On April 26, 2005, the Company executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd (“Montgomery”). Pursuant to the terms of the promissory note, Montgomery disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 was to be disbursed to the Company after the Company’s common stock commences trading on the Over-the-Counter Bulletin Board market. The promissory note was secured by all of the assets of the Company plus shares of stock of an affiliate of the Company. It had a one-year term and accrued interest monthly at 24% per year. The Company had difficulty adhering to the payment schedule of the note and entered into a settlement agreement with Montgomery to satisfy the note with the liquidation of the pledged shares. On December 29, 2005, the Company executed a $500,000 convertible debenture with Montgomery Equity Partners, Ltd. Pursuant to its terms, Montgomery disbursed $350,000 to the Company with the remaining $150,000 to be disbursed two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The convertible debenture has a two-year term and accrues monthly interest at 15% per year.

Principles of Consolidation

The consolidated financial statements include the accounts of Airbee Wireless, Inc. and its wholly owned subsidiaries Airbee Wireless (Pte.) Ltd., located in Singapore, and Airbee Wireless (India) Pvt. Ltd., located in India, for the years ended December 31, 2005 and 2004 respectively (“Airbee” or the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. Accounts denominated in non-U.S. currencies have been re-measured using the U.S. Dollar as the functional currency.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions in the United States of America, Singapore and India. The financial institution in the United States of America is insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; two to four years for machinery and equipment and four to forty years for buildings. Reviews are regularly performed to determine whether facts and circumstances exist that indicate carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated. The Company assesses the recoverability of its fixed assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Intangible Assets

Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to five years, generally on a straight-line basis.

Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intellectual Property

Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

In accordance with SFAS No. 2, “Accounting for Research and Development Costs”, SFAS No. 68, “Research and Development Arrangements”, and SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, technological feasibility for the Airbee UltraLite™ was established on November 20, 2002 with completion of the detailed program design. Several working models were delivered at various points through July of 2003.

Trademarks and patents are regularly reviewed to determine whether the facts and circumstances exist to indicate that the useful life is shorter than originally estimated or the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of its trademarks and patents by comparing the projected discounted net cash flows associated with the related asset, over their remaining lives, in comparison to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets pertain to the Company’s intellectual property, more specifically software code for both IEEE 802.15.4 and the ZigBee standard version 1.0 and to the upcoming ZigBee standard version 1.1.

The software serves as the core code (i.e., one of the key building blocks) for current and future products that must comply with these international standards. Hence, core software based upon the global standards of IEEE and ZigBee to enable the rest of our software to function has an undefined, but not necessarily infinite, useful life. Management, with the assistance of its technical staff, has determined that this specific intellectual property should be amortized beginning in the second quarter of 2005 in accordance with SFAS No. 86. The status of that intellectual property is reviewed for impairment annually or more frequently if events and circumstances indicate that the asset may be impaired. The Company believes that at this point in time, impairment is impractical because (a) the IEEE 802.15 global standard was only finalized in October 2003; (b) the ZigBee global standard was only finalized on December 14, 2004; and (c) the Company’s software written in conformity with both global standards is vital to making the rest of its software function and therefore be in compliance with these global standards.

Revenue and Cost Recognition

The Company currently recognizes revenues from four primary sources: (1) time-based product license fees, (2) time-based license royalties, (3) product revenues for software development tools and kits, and (4) software development services.

Licensing revenues (e.g., Airbee-ZNS™, Airbee-ZMAC™, and Airbee-ZNMS™) consist of revenues from licensing under the enterprise licensing model, of Airbee platforms, which include a combination of products and services, and items such as development tools, an operating system, various protocols and interfaces and maintenance and support services, such as installation and training, which are licensed over a limited period of time, typically 12-36 months. Service revenues are derived from fees for professional services, which include design and development fees, software maintenance contracts, and customer training and consulting.

The Company accounts for the time-based licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, “Software Revenue Recognition.” The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period.

Revenue attributable to undelivered elements, including technical support, is based on the sales price of those elements, and is recognized ratably on a straight-line basis over the term of the time-based license. Post-contract customer support revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

Time-based product licensing fees are collected in advance. Revenues from licenses are recognized on a prorated-basis over the life of the license. Airbee’s customary practice is to have non-cancelable time-based licenses and a customer purchase order prior to recognizing revenue.

Enterprise license model arrangements require the delivery of unspecified future updates and upgrades within the same product family during the time-based license. Accordingly, Airbee will recognize fees from its enterprise license model agreements ratably over the term of the license agreement.

Time-based royalties are charged on a unit basis. Royalties are not fixed dollar amounts, but are instead a percentage of the customer’s finished product and the percentage varies on a tiered basis with the time-based number of units shipped by customer.

Revenue attributed to undelivered elements is based on the sales price rather than on the renewal rate for the following reasons:

Because of (i) the newness of the ZigBee standard for this short-range wireless technology, (ii) the newness of the Company’s product introductions into the marketplace for a range of applications being developed by its customers, and (iii) the lack of historical data for potentially defective software, which may be a function of the application into which it is installed, a reasonable reserve for returns cannot yet be established. In accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists,” in the absence of historical data, the Company is unable to make a reasonable and reliable estimate of product returns at this time.

The Company expects to enter into software maintenance contracts with its customers. Maintenance fees are not a fixed dollar amount, but rather a percentage fee based upon the value of the license and/or royalties billed/received. Maintenance contracts are paid for and collected at the beginning of the contract period. If the Company provides bug fixes (under warranty obligations) free-of-charge that are necessary to maintain compliance with published specifications, it accounts for the estimated costs to provide bug fixes in accordance with SFAS No. 5 “Accounting for Contingencies.”

Revenue from products licensed to original equipment manufacturers (OEM’s) is based on the time-based licensing agreement with an OEM and recognized when the OEM ships licensed products to its customers.

The Company assesses probability of collection based on a number of factors, including its past transaction history with the customer and the creditworthiness of the customer. New customers are subject to a credit review process that evaluates the customers’ financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on this review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, revenue is then recognized on a cash-collected basis.

Cost of revenue includes direct costs to produce and distribute products and direct costs to provide product support and training.

Prepaid Financing Costs

Prepaid financing costs of $75,000 were incurred in connection with the note payable to Montgomery Equity Partners, Ltd. (see discussion below in Note 5) and were originally amortized over the life of the note payable (12 months). As a result of the settlement agreement, the balance of the prepaid costs was written off and $75,000 has been included in amortization expense.

Deferred Financing Costs

Deferred financing fees were incurred in connection with the convertible debenture to Montgomery Equity Partners, Ltd. (see discussion below in Note 5). These will be amortized over the life of the convertible debenture (24 months). Since the convertible debenture did not close until December 29, 2005, no costs have been included in amortization expense for 2005.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs were expensed as incurred prior to the Company’s demonstration of technical feasibility of its media access control (“MAC”) layer in November 2004 and of its Network and Security layers in April 2005. Research and development costs (which include costs of coding and testing) incurred to produce a product master have been capitalized in accordance with Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” issued by the Financial Accounting Standards Board.

Income Taxes

Income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and its financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the years ended December 31, 2005 and 2004, respectively.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Advertising

The Company’s policy is to expense the costs of advertising and marketing as incurred. The Company had no such cost for the years ended December 31, 2005 and 2004 respectively.

Earnings (Loss) Per Share of Common Stock

Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at December 31, 2005 and 2004 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred losses since inception as a result of funding its research and development, including the development of its intellectual property portfolio which is key to its core products.

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31, 2005	December 3`, 2004

Net Loss	($3,782,259)	($1,136,743)

Weighted-average common shares outstanding (Basic)	45,421,470	37,860,222

Weighted-average common stock Equivalents:
Stock options	-	-
Warrants	-	-

Weighted-average common shares outstanding (Diluted)	45,421,470	37,860,222

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Derivative Instruments

The Company has an outstanding convertible debt instrument that contains free-standing and embedded derivative features. The Company accounts for these derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. In accordance with the provisions of SFAS No. 133 and EITF Issue No. 00-19, the embedded derivatives are required to be bifurcated from the debt instrument and recorded as a liability at fair value on the consolidated balance sheet. Changes in the fair value of the derivatives are recorded at each reporting period and recorded in net gain (loss) on derivative, a separate component of the other income (expense). As of December 31, 2005, there was no change in the fair value of the derivatives.

Stock-Based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and the Company adopted the enhanced disclosure provisions of SFAS No. 148 “Accounting for Stock-Based Compensation- Transition and Disclosure,” an amendment of SFAS No. 123.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. Amortization expense for the years ended December 31, 2005 and 2004 was $13,819, and $13,748, respectively.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Product Warranty

The Company’s product warranty accrual includes specific accruals for known product issues and an accrual for an estimate of incurred but unidentified product issues based on historical activity. Due to effective product testing and the short time between product shipment and the detection and correction of product failures, the warranty accrual based on historical activity and the related expense were not significant as of and for the years ended December 31, 2005 and 2004, respectively.

Goodwill and Other Intangible Assets

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board (“APB”) Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recorded in the financial statements. All goodwill associated with the acquisition of Connexus Technologies (Pte.) Ltd. (“Connexus”) was impaired in 2002 ($127,974), since Connexus was acquired for its development and anticipated future development which management has determined to have no material fair value as of the balance sheet date.

The identifiable intangible assets presented on the consolidated balance sheet represent the intellectual property that was capitalized post-technological feasibility. Management will continue to monitor and assess any impairment charges against those assets in accordance with the provisions of SFAS No. 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Beginning with the second quarter of 2005, the Company began amortizing its intellectual property costs over a five year period. The amortization amount for the current quarter is calculated based upon the ending balance of intellectual property from the preceding quarter. The amount amortized for the year ended December 31, 2005 was $22,650. The Company will begin amortizing its capitalized research and development costs once the software is available for general release, which is projected to be in the second or third quarter of 2006.

The main components of intangible assets are as follows:

	Twelve Months Ended December 31, 2005
	Gross Carrying Amount	Accumulated Amortization
Intellectual Property	$128,426	$22,650
Capitalized Research & Development	560,826	-
Total Intangible Assets	$689,252	$22,650

At December 31, 2004, the carrying amount of the Company’s Intellectual Property was $165,975, of which $14,899 was reclassified and expensed in 2005. The Company did not begin amortizing its Intellectual Property until the second quarter of 2005.

Currency Risk and Foreign Currency Translation

The Company transacts business in currencies other than the U.S. Dollar, primarily the Singapore Dollar and the Indian Rupee. All currency transactions occur in the spot foreign exchange market and the Company does not use currency forward contracts, currency options, currency borrowings, interest rate swaps or any other derivative hedging strategy at this point in time.

The Company has determined that based on the cash flow, sales price, sales market, expense, financing, and inter-company transactions and arrangements indicators set forth in SFAS 52, “Foreign Currency Translation,” that the functional currency of the Company is that of the parent company and is US Dollars. The Company has reported its gain on foreign currency in its consolidated statements of accumulated other comprehensive income due to the fact that these translation adjustments result from the translation of all assets and liabilities at the current rate, while the stockholder equity accounts were translated by using historical and weighted-average rates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements (note 3(e)). Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the first quarter of fiscal year 2006 and thereafter.

In November 2004, the FASB issued SFAS No. 151 (SFAS 151), “Inventory Costs - an amendment of ARB No. 43, Chapter 4”. FASB 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, SFAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. SFAS 151 is effective for the Company in 2006. The Company does not expect SFAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” ("SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The SFAS did not have a material impact on its financial position, results of operations or cash flows.

Reclassifications

Certain amounts for the year ended December 31, 2004 have been reclassified to conform to the presentation of the December 31, 2005 amounts. The reclassifications have no effect on net income for the years ended December 31, 2004.

NOTE 3- CONCENTRATION OF CREDIT RISK

The Company’s trade receivables are derived from sales to original equipment manufacturers and manufacturers of microprocessors and transceivers. The Company endeavors to keep pace with the evolving computer and communications industries, and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the diversity of the Company’s end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as deemed necessary.

NOTE 4- FIXED ASSETS

Fixed assets consist of the following at December 31, 2005 and 2004:

	2005	2004

Computer and office equipment	$89,291	$59,708

Leasehold improvements	1,304	-

Less: accumulated depreciation and amortization	(24,068)	(8,346)

Net book value	$66,527	$51,362

Depreciation expense for the years ended December 31, 2005 and 2004 was $15,722 and $4,188, respectively.

NOTE 5-  DEBT

Notes Payable - Other

In August 2002, the Company entered into a note payable, principal amount of $50,000, payable August 31, 2005. The Company entered into this note in connection with the 2002 acquisition of Connexus Technologies (Pte.) Ltd. The note was non-interest bearing if it was paid prior to August 31, 2003 and if the note was paid between September 1, 2003 and August 31, 2004 the total payment due was $100,000. If the note is paid between September 1, 2004 and August 31, 2005, total payment due is $150,000. Beginning in September 2005, the Company began discussions with the note holder regarding settlement of this note payable, it being the Company’s position that the note was usurious and therefore unenforceable. By December 31, 2005, the note holder had agreed in principle to accept Company stock in lieu of cash and agreed to restructure the note so that interest at 12% per annum accrued from the original date on the original amount. Accrued interest of $23,085 was added to the outstanding principal amount of $50,000 and the Company issued 182,714 shares of common stock in early January 2006 to settle this note payable.

On April 20, 2005, the Company executed a promissory note for $750,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to the Company upon the date the note was executed and an additional $250,000 was to be disbursed to the Company after the Company’s common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note was secured by substantially all of the assets of the Company and shares of stock of an affiliate of the Company. The promissory note had a one-year term and accrued interest monthly at 24% per year. The Company had difficulty meeting the payment schedule called for by the promissory note and by virtue of a settlement with the lender, the obligation, which together with interest and liquidated damages totaled $937,500, is being repaid by the affiliate’s collateral. Because the settlement with the lender permits it to take any action necessary to recover any deficiency should liquidation of the pledged shares fail to recoup the entire agreed payoff amount, the Company continues to recognize this liability on its balance sheet. As of December 31, 2005, the lender has sold 700,940 of the 9.4 million pledged shares and realized net proceeds of $229,789, leaving an outstanding balance of $707,711, which appears as Montgomery settlement liability on the balance sheet.

Convertible Debentures

On December 29, 2005, the Company executed a convertible debenture for $500,000 to Montgomery Equity Partners, Ltd. Pursuant to the terms of the convertible debenture, Montgomery disbursed $350,000 upon the date the debenture was executed with an additional $150,000 to be disbursed two days before the Company files a Form SB-2 with the U.S. Securities and Exchange Commission. The debenture is convertible at the option of the holder into common shares of the Company at a price per share equal to 80% of the lowest closing value 10 days prior to the closing date or 10 days prior to the conversion date. In addition, the Company issued 2,000,000 freestanding warrants exercisable over three years as follows: 1,000,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.20 per share; 500,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.30 per share; and 500,000 warrants at a fixed strike price of $0.001.

The convertible debenture is secured by substantially all of the assets of the Company, pledged shares of stock of three affiliates of the Company, and 13.5 million pledged shares of stock (which are not counted as outstanding shares until converted pursuant to the terms of the Stock Purchase Agreement and Escrow Agreement that were part of this transaction). The pledged shares are held by an escrow agent, who is Montgomery’s general counsel, a partner of Montgomery’s general partner and Montgomery’s attorney of this transaction, pursuant to a written escrow agreement. The convertible debenture has a two-year term and accrues interest monthly at 15% per year. In connection with this transaction, the Company executed an Investor Registration Rights Agreement by which it agreed to file a registration statement with the SEC for at least the pledged shares held by the escrow agent and the 2 million warrants. The registration statement was to be filed within 30 days of the execution of the convertible debenture and declared effective within 90 days of filing. Failure to file or be declared effective within the agreed timeframe subjected the Company to liquidated damages equal to two percent (2%) of the liquidated value of the convertible debenture for each thirty (30) day period after the scheduled filing or effective date deadline.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”, the conversion feature associated with the $500,000 convertible debenture represents an embedded derivative. The Company has recognized the embedded derivative in the amount of $659,966 as a liability in the accompanying consolidated balance sheet and has measured it at its estimated fair value. The estimated fair value of the embedded derivative has been calculated based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.32
Exercise price	$0.13
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	115%
Expected life	2 Years

Changes in the fair value of the embedded and freestanding warrants with a variable price (derivatives) are calculated at each reporting period and recorded in net gain (loss) on derivative, a separate component of other income (expense). As of December 31, 2005, there was no change in the fair value of the embedded and freestanding derivatives.

The allocation of the proceeds of the convertible debenture to the warrants with a fixed exercise price and the recognition of the embedded derivative resulted in discounts to the convertible debenture of $109,597 and $240,403, respectively. The discount on debt of $350,000 is being amortized to interest through December 31, 2007 using the effective interest method. The unamortized discount on debt at December 31, 2005 is $350,000.

The freestanding warrants with a variable exercise price (derivatives) and fixed warrants issued in connection with the $500,000 convertible debenture have been valued at $379,080 and $109,597, respectively based on a Black-Scholes pricing model using the following assumptions:

Fair market value of stock	$0.32
Exercise price	$0.13
Dividend yield	0.00%
Risk free interest rate	4.00%
Expected volatility	115%
Expected life	3 Years
(2)

NOTE 6- PROMISSORY NOTES - RELATED PARTY

The Company entered into promissory notes with some of its officers who have amounts outstanding with the Company. These amounts accrue interest at varying rates between 6.0% and 12.0% annually. As of December 31, 2005 and 2004, the Company has $1,216,738 and $1,056,611, respectively, outstanding under these notes, including $57,234 and $84,918, respectively, in accrued interest. With the exception of a demand promissory note due to an officer in the amount of $40,398, the remaining notes are due December 31, 2005. All such notes are therefore reflected as current liabilities on the consolidated balance sheets. The notes relate to services rendered or funds loaned to the Company. By direction of the Board of Directors all of these notes except for the demand promissory note were converted to equity to be issued in January 2006. See Note 13 - Subsequent Events.

NOTE 7- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 and 2004 consist of the following:

	December 31
	2005	2004
Accrued salaries payable	$732,917	$-
Accounts payable	717,708	172,787
Reimbursements owed to officers	71,582	24,351
Accrued interest payable	65,529	192,469
Deferred tax liability (India)	177	184
Total	$1,587,913	$389,791

Trade accounts payable are paid as they become due or as payment terms are extended with the consent of the vendor. At December 31, 2005, one vendor, MindTree Consulting Pvt. Ltd. (“MindTree”), accounted for 51% of the Company’s accounts payable. The Company and MindTree entered into a repayment agreement more fully described in Note 9.

Most of the accrued salaries payable were converted to stock in early January 2006. See Note 13 - Subsequent Events.

NOTE 8- STOCKHOLDERS’EQUITY

The Company has 200,000,000 shares of common stock authorized at December 31, 2005. The par value at December 31, 2005 is $0.00004.

At December 31, 2005, the Company has 68,221,710 common shares issued, 53,637,709 outstanding.

The following stock transactions occurred in 2005:

Effective January 1, 2005, the Company issued options to purchase 150,000 shares of common stock to an individual in conjunction with his appointment to the board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance.

On January 13, 2005, the Company issued 400,000 shares of common stock to an organization in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares were issued for services valued at $120,000 at the time of issuance.

On February 10, 2005, the Company issued to an organization 375,000 shares of common stock for services valued at $260,000 at the time of issuance. The shares were issued to the organization in return for providing investor relations and public relations services.

In March 2005, the Company issued 982,143 restricted shares of common stock to five accredited investors for $350,000. In addition, the Company issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36.

Effective March 1, 2005, the Company issued options to purchase 1,000,000 shares of common stock to an employee in conjunction with his employment agreement with the Company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance.

In April 2005 an organization received 592,000 shares of common stock as a one-time commitment under a now-rescinded Standby Equity Distribution Agreement for issuance costs valued at $740,000. The organization also received warrants to purchase another 200,000 shares of common stock exercisable at $0.001 per share for a period of two years from the date of issuance. These warrants were valued at $139,815 using the Black-Scholes option-pricing model.

In April, 2005, the Company issued to an organization 8,000 shares of common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement for services valued at $10,000.

On May 2, 2005, the Company entered into an agreement and plan of merger by and among Identity, Inc., a Delaware corporation and Daniel R. Nelson, Airbee and Airbee Automotive Group, Inc., a wholly owned subsidiary of Airbee, whereby the Company’s wholly owned subsidiary merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became a wholly owned subsidiary. The Company issued 7,692,808 shares of restricted common stock to Daniel R. Nelson, the sole shareholder of Identity, Inc. The shares issued to Mr. Nelson are valued at $5,000,000, which is based upon the 30-day average closing price of our common stock through April 25, 2005. By mutual agreement the Merger Agreement was rescinded in August 2005. The shares have been retroactively canceled and are reflected in these financial statements. See Note 9.

On May 9, 2005, the Company issued 2,854 shares and on June 1, 2005, the Company issued 2,643 shares for legal services rendered which had a total cash value of $3,078.

On May 16, 2005, the Company issued an option to purchase 1,500,000 shares to an executive officer of the Company exercisable at $0.82 per share and in conjunction with his employment agreement with the Company. The option is exercisable until May 16, 2010.

On June 1, 2005, the Company issued 1,750,000 restricted shares to a former director of the Company, for the exercise of two warrants for $12,000 cash.

On June 20, 2005, the Company issued 26,667 shares and 5,333 warrants exercisable for a three-year period at $0.82 per share in a private placement for $20,000 cash.

The Company issued 21,104 shares to one of its employees as compensation valued at $13,000 at the time of issuance.

On July 12, 2005, the Company issued 26,506 shares and 5,301 warrants exercisable for a three-year period at $0.83 per share in a private placement for $22,000 cash.

On August 16, 2005, the Company issued to an organization 125,000 shares of common stock for services valued at $68,750 at the time of issuance. The shares were issued to the organization in return for providing investor relations and public relations services.

On August 31, 2005, the Company issued 1,476 shares and on September 30, 2005, the Company issued 916 shares for legal services rendered which had a total cash value of $1,794.

Throughout the quarter ended September 30, 2005, the Company issued 263,848 shares to nine accredited investors for $145,000. In addition, the Company issued 245,576 warrants to these investors at a strike prices ranging between $0.76 and $0.98 per share.

Throughout the quarter ended December 31, 2005, the Company issued 1,337,038 shares to 11 accredited investors for $336,830. In addition, the Company issued 1,609,765 warrants to these investors at strike prices ranging between $0.21 and $0.80 per share. In connection with the December 29, 2005 Montgomery Equity Partners convertible debenture (see Note 5) the Company issued 2,000,000 warrants exercisable over three years as follows: 1,000,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.20 per share; 500,000 warrants at a strike price of the lesser of 80% of the average closing bid price for the 5 trading days preceding exercise or $0.30 per share; and 500,000 warrants at a fixed strike price of $0.001.

Throughout the quarter ended December 31, 2005, the Company issued 4,576 shares for legal services rendered which had a total cash value of $1,784.

On November 4, 2005, the Company issued 16,667 shares to one of its employees as compensation valued at $6,500 at the time of issuance.

Throughout the quarter ended December 31, 2005, the Company issued 225,000 shares to two organizations providing financial and investment banking services valued at $107,000 at the time of issuance.

On October 17, 2005, the Company issued 50,000 restricted shares to for the exercise of a warrant for cash of $10,000.

On November 15, 2005, the Company issued 5,502,135 shares of stock from the exercise of stock options from one of its officers. The exercise price was $0.00004. On September 19, 2005, the Company also issued 1,454,268 shares of stock from the exercise of stock options from one of its former officers. This was a cashless exchange. In this exchange, 291,683 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheet.

On December 30, 2005, the Company received a subscription for 250,000 shares of stock from an accredited investor for $77,500. In addition, the Company issued 250,000 warrants to this investor at a strike price of $0.56 per share. The subscription was paid on January 4, 2006.

On December 29, 2005, in connection with the Convertible Debenture with Montgomery Equity Partners, Ltd. (“Montgomery”) executed that day, the Company placed 13,586,956 shares of common stock with the escrow agent appointed by the Company and Montgomery to hold the pledged shares pursuant to the Securities Purchase Agreement and Escrow Agreement of even date. The escrow agent is not entitled to exercise any voting rights in connection with these shares and may not sell or otherwise transfer title to them until such time as they are converted or returned to the Company. Absent any such event causing conversion of these pledged shares, no beneficial ownership exists and while these shares are issued they are not considered to be outstanding and are not counted in common stock outstanding reported in this Form 10-KSB and the financial statements contained therein.

The following stock transactions occurred in 2004:

The Company issued 4,999,240 shares of stock valued at $0.1138 per share for cash in the amount of $568,914; 31,250 shares for $13,125 in cash and 107,444 shares for services valued at $28,500. In addition, the Company authorized the issuance of 400,000 shares for services in December 2004; however, the shares were not issued as of December 31, 2004 and are reflected as a liability for stock to be issued. The shares were valued at $76,000.

Stock Option Plan and Warrants

In August 2002 the Company’s Board of Directors established the Airbee Wireless, Inc. 2002 Stock Option Plan. The Board authorized up to 75,000,000 common shares (post-split) to be authorized and issued to officers, directors and employees.

Since inception, the Company has granted post-split options representing 52,365,000 shares of which 11,874,990 options have been exercised (7,249,086 exercised in 2005) as cashless options resulting in 10,877,945 shares of stock. In the cashless exchanges, 997,045 shares of stock were recorded as treasury stock. All of these options were granted to officers, directors and key employees of the management team of the Company.

Under the Black-Scholes option pricing model, the total value of the stock options granted in 2005 and 2004 is reflected for pro forma presentation because the Company follows APB 25 for the expensing of its stock options. SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages companies to continue to use the intrinsic-value method for options granted to employees and disclose pro forma net loss.

The following tables summarize the Company’s stock option plan:

	Year Ended December 31, 2005
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	46,749,096	$0.1250
Granted below fair value	150,000	0.2200
Granted at fair value	3,240,000	0.6281
Converted	7,249,086	0.0283
Non-vested options forfeited	2,500,000	0.2830
Outstanding - end of period	40,490,010	$0.2050
Exercisable at end of period	24,510,010	$0.1508

	Year Ended December 31, 2004
	Number of Options	Weighted-average exercise price
Outstanding - beginning of period	16,749,095	$0.01004
Granted below fair value	-	-
Granted at fair value	30,000,000	0.22
Converted	-	-
Non-vested options forfeited	-	-
Outstanding - end of period	46,749,096	$0.1205
Exercisable at end of period	19,186,596	$0.0869

For disclosure purposes, the fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which approximates fair value, with the following weighted-average assumptions used for stock options granted in 2005 (and 2004): no annual dividends, volatility of 115.39% (100.0% in 2004), risk-free interest rate of 4.00% (5.00% in 2004), and expected life of 5 years (4-6 years in 2004).

The stock options vest over a period of 4 to 6 years upon the granting pursuant to the employees respective employment agreements. The Company anticipates that the remaining options available are anticipated to be held until they are fully vested. For 2005 and 2004, the average years remaining on the options was 3.37 and 4.08, respectively. These represent the weighted average contractual life of the options. If compensation expense for the Company’s stock-based compensation plans had been determined consistent with SFAS 123, the Company’s net income and net income per share including pro forma results would have been the amounts indicated below:

	Year Ended December 31,
	2005	2004
Net loss:
As reported	$(3,782,259)	$(1,136,743)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(1,514,881)	(3,704,277)
Pro forma	$(5,297,140)	$(4,841,020)
Net loss per share:
As reported
Basic	$(0.08)	$(0.03)
Diluted	$(0.08)	$(0.03)
Pro forma
Basic	$(0.12)	$(0.12)
Diluted	$(0.12)	$(0.12)

The Company issued 2,281,154 and 18,750 warrants as of December 31, 2005 and 2004, respectively, exclusive of the 2,000,000 warrants issued to Montgomery on December 29, 2005 accounted for as derivatives (See Note 5). These warrants were issued in connection with various private placements of stock with qualified investors, except for 200,000 warrants issued to Cornell Capital Partners, LP as part of the one-time commitment fee in connection with the now-terminated Standby Equity Distribution Agreement. These Cornell warrants have been valued using the Black-Scholes option-pricing model, which approximates fair value. The Company has recognized an expense of $139,815. A total of 1,750,000 of warrants issued prior to December 31, 2003 were exercised as of December 31, 2005. The Company also issued 50,000 warrants in connection with a note payable to a non-related third party in October 2002. These warrants were exercised in October 2005. None of the warrants issued during 2005 has been exercised.

The Company has the following warrants exercisable for the purchase of its common stock.
		Year Ended December 31,
Exercise Price	Expiration Date	2005	2004
$ 0.20	October 18, 2005	-	50,000
0.012	August 22, 2005	-	500,000
0.012	April 22, 2006	-	1,250,000
1.00	August 31, 2007	6,250	6,250
1.75	August 31, 2007	6,250	6,250
2.75	August 31, 2007	6,250	6,250
0.36	September 7, 2006	71,429	-
0.48	September 11, 2006	25,000	-
0.48	September 11, 2006	7,500	-
0.48	September 11, 2006	25,000	-
0.48	September 11, 2006	50,000	-
0.48	September 11, 2006	17,500	-
0.83	December 11, 2006	5,301	-
0.82	December 20, 2006	4,568	-
0.65	March 1, 2007	25,000	-
0.98	March 1, 2007	13,699	-
0.65	March 1, 2007	25,000	-
0.85	March 2, 2007	20,000	-
0.80	March 2, 2007	54,545	-
0.85	March 4, 2007	16,667	-
0.80	March 8, 2007	18,182	-
0.80	March 8, 2007	9,091	-
0.76	March 28, 2007	58,824	-
0.77	April 8, 2007	19,231	-
0.77	April 9, 2007	9,615	-
0.77	April 9, 2007	13,462	-
0.80	April 10, 2007	18,182	-
0.75	April 13, 2007	40,000	-
0.70	April 18, 2007	44,444	-
0.001	April 20, 2007	200,000	-
0.64	April 27, 2007	25,641	-
0.69	May 10, 2007	22,727	-
0.60	May 19, 2007	142,857	-
0.58	May 23, 2007	30,303	-
0.55	May 30, 2007	16,666	-
0.42	June 2, 2007	60,606	-
0.82	June 19, 2008	5,333	-
0.44	June 13, 2007	52,632	-
0.401	June 19, 2007	330,000	-
0.54	June 28, 2007	17,241	-
0.54	June 30, 2007	17,241	-
0.56	June 30, 2007	250,000	-
0.69	July 5, 2007	22,727	-
0.21	December 27, 2008	476,190	-
0.20	December 29, 2008	1,000,000	-
0.30	December 29, 2008	500,000	-
0.001	December 29, 2008	500,000	-
		4,281,154	1,818,750

As a result of the variable-share conversion feature of the December 29, 2005 secured convertible debenture with Montgomery (see Note 5 above), the Company is required to report the fair value of all outstanding warrants as a liability on its balance sheet pursuant to EITF 00-19. As of December 31, 2005, the total Warrants Liability is $520,851, consisting of $139,815 as the fair value of the warrants issued to Cornell Capital in April 2005, $109,597 as the fair value of the warrants issued to Montgomery in December 2005, and $271,439 as the fair value of all other warrants issued by the Company in effect as of the balance sheet date. The fair value of the warrants was determined using the Black-Scholes option pricing model.

NOTE 9- COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three to five years. As part of the employment agreements, the Company has granted stock options to these individuals that vest over a three to five-year period of time. The Company, in an effort to incentivize its officers, granted additional options and accelerated the vesting schedules.

Lease Agreements

A subsidiary, Airbee Wireless (India) Pvt. Ltd., has entered into a three-year lease agreement for office space in Chennai, India. Monthly rent in the US Dollar equivalent is $4,080. The lease runs from April, 2004 to March, 2007.

Repayment Agreement

MindTree Consulting Pvt. Ltd. (“MindTree”), an India corporation, provided services to the Company under a Time and Materials Contract dated March 30, 2005 (the T&M Contract”). On a monthly basis, MindTree invoiced the Company for work it performed. Payment terms were net 30. The Company was unable to pay the invoices as they became due and, by informal agreement, extended the repayment terms monthly. On December 15, 2005, the Company entered into a written agreement with MindTree by which it agreed to pay MindTree $200,000 on or before December 23, 2005 and $100,000 per month on the last business day of each succeeding month until the outstanding indebtedness of approximately $580,000 was fully paid. The Company’s performance was secured by the software code (the “Intellectual Property”) MindTree developed under the T&M Contract. If the Company defaulted in making any payment when due and such default was not cured within five business days after receipt of a notice of default, MindTree would be entitled to co-own the Intellectual Property, with any revenue the Company realized from the Intellectual Property during the co-ownership period to be split 50-50 with MindTree. If full payment is made on or before April 30, 2006, full ownership of the Intellectual Property reverts to the Company.

To date, the Company has paid MindTree $200,000 pursuant to this agreement. MindTree has not yet issued any notice of default. The Company expects to complete or substantially complete the repayment by the April 30th deadline. MindTree has indicated that if repayment of the indebtedness is substantially complete it will agree to extend the agreement for another thirty (30) days.

Bad Debt Expense

On May 2, 2005, the Company entered into the Merger Agreement by and among the Company and Identity, Inc., a Delaware corporation, Daniel R. Nelson, and Airbee Automotive Group, Inc. (AAG), a wholly owned subsidiary of Airbee, whereby AAG merged with and into Identity, Inc. Pursuant to the Merger Agreement, the surviving entity became a wholly owned subsidiary of the Company. Between May 2, 2005 and August 25, 2005, the Company advanced $535,000 in cash to Identity and paid additional bills on Identity’s behalf, all of which were accounted for as intra-company loans and eliminated in the preparation of the consolidated financial statements.

By mutual agreement the Merger Agreement was rescinded in August 2005. The shares of the Company’s common stock that formed part of the consideration for the Merger Agreement have been retroactively canceled and are reflected in these financial statements. Subsequent to the execution of the rescission agreement, Identity refused to repay the advances of $535,000. The Company believes it is owed the money and that Identity has an obligation to return the monies advanced. The Company has retained counsel to enforce its rights and is prepared to take all actions necessary to recover the funds.

In accordance with generally accepted accounting principles the Company has elected to expense this amount as a bad debt in the current period and will recognize future recoveries in the periods received. By doing so, the Company does not waive or in any way diminish any of its rights to the funds advanced to Identity, all of which are expressly reserved.

Guarantees

In addition to the loans described in Note 6, above, on March 12, 2003 and April 30, 2003, Sundaresan Raja advanced approximately $22,200 and $17,424, respectfully, to Airbee Wireless (India) Pvt. Ltd. (“Airbee India”), the Company’s wholly-owned subsidiary in India. Airbee India has issued Mr. Raja a promissory note due on demand. The note accrues interest at 11.25% per year, which is below the local Indian market rates of 14% to 16%. On June 20, 2005, Mr. Raja advanced approximately $11,100 to Airbee India, which has issued Mr. Raja another demand promissory note. This note accrues interest at 12.0% per year, which is below the local Indian market rates of 14% to 16%. At December 31, 2005, $50,724 was due under the notes, plus accrued interest of $14,898. The Company has guaranteed repayment of the advances.

PFK Electronics and Identity, Inc. Supply Agreement

On May 19, 2005, Airbee Automotive Group, Inc. (the operating entity resulting from the merger of the Company and Identity, Inc.) entered into a supply contract with PFK Electronics Pty Ltd. (PFK), a South Africa corporation, for the parts Identity required for its business. In addition to the standard terms and conditions, PFK inserted contract language purporting to have the Company act as surety for its subsidiary, which the Company may or may not have signed. Regardless, the provisions of the August 2005 rescission of the Company’s merger with Identity state that “Identity will replace Airbee in relation to PFK and will be responsible for any sums owed that entity.” Acting on PFK’s November 2005 request, the Company sent a Termination and Release Agreement to PFK on December 6, 2005 which PFK has not returned for the claimed balance of $258,000. The Company does not believe it has any liability to PFK in this matter.

Litigation

On October 3, 2005, Richard Sommerfeld, Jr., the Company’s former chief financial officer (“Sommerfeld”) filed suit against the Company. On December 9, 2005, the Company filed an Answer to the Complaint, Affirmative Defenses and Counterclaims. On January 6, 2006, Sommerfeld amended his claims by filing an Amended Complaint and at the same time joining the Company’s two inside directors, E. Eugene Sharer (President and Chief Operating Officer) and Sundaresan Raja (Chief Executive Officer), and its outside director, Mal Gurian, as individual defendants. On February 7, 2006, the Company denied the primary allegations in the amended complaint by filing its Answer to Amended Complaint, Affirmative Defenses and Counterclaims. The individual defendants have moved to dismiss Sommerfeld’s claims but the motion has not been set for a hearing.

The claims raised in the Amended Complaint are:
• Breach of Contract (of employment agreement) (against the Company)
• Wage Payment and Collection Act (against the Company)
• Default on Promissory Note/Contract (against the Company)
• Enforcement of Security Interest (against the Company)
• Injunction (against the Company)
• Breach of Contract (of stock option agreement) (against the Company)
• Civil Conspiracy (against the individual defendants, jointly and severally)
• Aiding and Abetting (against the individual defendants, jointly and severally)
• Constructive Fraud (against the individual defendants, jointly and severally)

The claims raised in the Counterclaims are:
• Declaratory Judgment and Injunctive Relief
• Breach of Contract (of employment agreement)
• Breach of Fiduciary Duties
• Tortious Interference with Contractual and Economic Relations
• Replevin and Injunction
• Breach of Contract (of stock option agreement)

Sommerfeld contends that the Company owes him certain wages, payments pursuant to promissory notes and stock options. In response, the Company contends Sommerfeld failed to perform his job duties. Most egregiously, he failed to obtain financing for the Company. The Company further contends he breached his fiduciary duties to the Company by working for the benefit of Identity, Inc. (an entity the Company merged with and then rescinded the merger). In addition, Sommerfeld removed certain property belonging to the Company when he left. While some property has been returned, most has not. Finally, the Company contends Sommerfeld has posted inaccurate and/or incomplete information on a commercial online message board which may or may not include inside information and needs to take steps to cure the problems (if any) he created.

With respect to Sommerfeld’s claims, the Company acknowledges that Sommerfeld is owed unpaid wages in the amount of $66,666.60 but denies all remaining wage claims including disputes over treble damages and interest payments.

With respect to the promissory note claims, Sommerfeld has alleged he is owed approximately $163,400 plus interest in excess of $13,000. While the parties dispute the substance of the claims raised, the Company acknowledged the existence of certain promissory notes and advances for a total of over $131,000 including interest. As was its option under the terms of the notes, the Company satisfied these promissory notes and obligations through the issuance of common stock. Sommerfeld has rejected the issuance of shares. The Company contends it has satisfied its obligations under the promissory notes through the issuance of shares and therefore is vigorously defending these claims.

The Company and Sommerfeld both have claims for breach of the stock option agreements based on the following. On September 19, 2005, Sommerfeld attempted to exercise 996,951 options at $0.04 per share plus a further 1,249,500 options at $0.22 per share. Sommerfeld’s exercise was made under the 2002 Stock Option Plan (“Option Plan”) pursuant to which he was granted options under a September 1, 2003 Stock Option Agreement and a November 18, 2004 incentive Stock Option Agreement. The Company acknowledges that Sommerfeld was fully vested in the options granted under the September 1, 2003 Stock Option Agreement. The parties disagree as to how many shares had vested under the November 18, 2004 incentive Stock Option Agreement when Sommerfeld left the Company in August 2005. Sommerfeld claims 1,249,500 options had vested which the Company claims only 750,000 had vested prior to his departure. Both sides agree no more options could vest after the date of Sommerfeld’s departure from the Company.

In November 2003, Sommerfeld exercised 2,003,049 options in a cashless exercise with the fair market value of the Company’s stock calculated at that date as $0.50 per share. As a result, Sommerfeld received a net of 1,842,805 shares. Sommerfeld contends this leaves a balance of 996,951 vested options under the 2003 Agreement. As reflected in the Counterclaims, there is a dispute as to the way the original cashless transaction was calculated as explained below. The Company contends Sommerfeld needs to pay the Company additional funds or return the excess shares.

Specifically, as Chief Financial Officer of the Company, Sommerfeld was charged with knowledge of and was involved in certain third-party transactions whereby the stock was valued in an arms-length transaction on or about November 19, 2003 at $0.1138 per share. As Sommerfeld knew or should have known (and as he subsequently admitted to other Company officers, consultants and auditors) when he exercised his options the shares should have been valued at $0.1138 per share. At the correct price, Sommerfeld should have received 1,298,990 shares of stock in this cashless exercise. Thus, Sommerfeld improperly received 543,815 shares of stock which must be returned to the Company. As set forth in its Counterclaim, the Company contends Sommerfeld owes it nearly $300,000 for this transaction.

Sommerfeld learned of the need to return the stock on July 19, 2005 but he has failed to do so. When the Company issued the remaining shares for Sommerfeld’s September 19, 2005 cashless exercise, it deducted 543,815 shares from the total issued to Sommerfeld to cure the 2003 excess issuance of shares. Sommerfeld received 396,167 shares net but has rejected the Company’s deliverance of these shares. These shares are included in the Company’s issued and outstanding shares in its financial statements.

The dispute related to the 2004 incentive Stock Option Agreement is in the vesting schedule. While both sides agree that 750,000 shares vested immediately upon execution of this agreement, Sommerfeld contends the next 25% of the 3,000,000 share total grant or 750,000 shares vests ratably over the course of the year between the date of the grant and the first anniversary of the grant and that he is entitled to exercise options for 1,249,500 shares. The Company contends Sommerfeld had to be employed by the Company on the anniversary date of the grant before any additional options could vest so that the most he could exercise was 750,000 shares. The Company issued Sommerfeld 514,286 shares, dated September 19, 2005, in January 2006. Sommerfeld has rejected the Company’s deliverance of these shares. These shares are included in the Company’s issued and outstanding shares in its financial statements.

With respect to the claims related to comments made on Raging Bull Message Board, Sommerfeld is seeking injunctive relief to enjoin the Company from making any comments on the message board about Sommerfeld. The Company, its officers and directors contend that they have not made any comment about Sommerfeld on the message board and that Sommerfeld’s claim should fail for lack of evidence. The Company has also asserted its First Amendment rights strongly limit a court’s ability to enjoin future speech. Likewise, many of the comments at issue (e.g., statements that Sommerfeld’s departure was a “good thing”) constitute opinion, which cannot be restricted or regulated under the law.

In its Counterclaims, the Company has raised several claims related to Sommerfeld’s conduct in performing his job duties, including declaratory judgment and injunctive relief (to declare Sommerfeld in breach to obtain disgorgement), breach of contract, breach of fiduciary duties, tortious interference and fraudulent inducement. The Company contends that Sommerfeld, while employed by the Company, was disloyal to it and breached the fiduciary duties he owed it. As a result of Sommerfeld’s actions, as set forth in the Counterclaims, the Company contends it was severely harmed including the loss of $521,000. Finally, the Company has claims related to its contention that Sommerfeld improperly removed property from the Company and has not returned it.

The Company is vigorously defending this lawsuit and prosecuting its counterclaims. At this stage of the litigation, it is not possible to predict the outcome of this case with any certainty.

NOTE 10- GOING CONCERN

As shown in the accompanying consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the years ended December 31, 2005 and 2004. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s sales efforts. The Company has been successful in recent months in raising capital to fund its operating costs.

The Company has also been enhancing its business processes to account for the significant development that has occurred in the past year, and believes that with the proper bridge financing and potential permanent financing they anticipate, the viability of the Company remains very positive in excess of one year.

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

NOTE 11- RESTATEMENT

The December 31, 2004 financial statements have been restated for the amortization of unearned compensation for the year ended December 31, 2004 by $13,748 and this has increased the loss for the year then ended to $1,136,743 and the accumulated deficit during the development stage to $2,814,366.

The December 31, 2005 financial statements have been restated to recognize an additional $61,455 in research and development costs that was improperly capitalized in 2005. In addition, $520,851 was reclassified from Additional Paid-in Capital to Warrants Liability as a result of the secured convertible debenture executed by the Company on December 29, 2005. An additional $707,711 was reclassified from Additional Paid-in Capital to Montgomery Settlement Liability to reverse the derecognition of the April 2005 Montgomery note payable as the Company remains liable for any deficiency if the affiliate’s pledged shares are insufficient to cover the payoff amount. An additional $15,150 in amortization expense was recognized as the result of a change in accounting policy reducing the amortization period of the Company’s intellectual property from sixteen years (the life of a patent) to five years (the estimated life of software). These changes have increased the loss for the year ended December 31, 2005 to $3,782,259 and the accumulated deficit during the development stage to $6,596,625.

NOTE 12- PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2005 and 2004, deferred tax asset consist of the following:

	December 31
	2005	2004
Deferred tax asset	$2,308,819	$844,310
Less: valuation allowance	(2,308,819)	(844,310)
	$-	$-

At December 31, 2005, the Company had deficits accumulated during the development stage in the approximate amount of $6,520,020, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 13 SUBSEQUENT EVENTS

In accordance with the settlement agreement between the Company and the note holder and approved by the board of directors, the Company issued 182,714 restricted shares of its common stock to Silkroute e-Commerce Fund I Ltd. on January 13, 2006 in full payment of a note payable dated August 31, 2002 for $50,000 and accrued interest at 12% per annum through December 31, 2005 totaling $23,085.

As approved by the board of directors and the related party note holders and creditors, the Company issued restricted shares of its common stock on January 12, 2006 to convert notes payable, accrued salary payable and accrued interest payable. The amounts converted and shares issued appear in the table below.

Officer	Note Payable	Accrued Salary	Accrued Interest Payable	Total	Number of Shares Issued
Sundaresan Raja	$464,614	$200,000	$7,855	$672,469	2,725,400
E. Eugene Sharer	366,095	170,000	6,284	542,379	2,198,168
S. Krishnamurthy	98,815	125,000	5,237	229,052	928,308
David McCartney	-	60,625	2,827	63,452	257,159
Ram Satagopan	127,291	-	-	127,291	515,890
V.V. Sundaram	-	31,250	1,014	32,264	130,761
	$1,056,816	$586,875	$23,217	$1,666,908	6,755,686

The Company also issued restricted shares of its common stock to its former chief financial officer on January 11, 2006 in payment of two outstanding promissory notes as permitted by the terms of the notes. The total of unpaid principal and accrued interest on the two notes was $122,373 for which the Company issued 272,029 restricted shares of its common stock. The Company also issued stock to repay various advances made by its former chief financial officer. The total of these advances plus accrued interest totaled $8,895 for which the Company issued 19,767 shares.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Airbee Wireless, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
☐ except the common stock offered by this prospectus;
☐ in any jurisdiction in which the offer or solicitation is not authorized;
☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
☐ to any person to whom it is unlawful to make the offer or solicitation; or
☐ to any person who is not a United States resident or who is outside the jurisdiction of the United States.
The delivery of this prospectus or any accompanying sale does not imply that:
☐ there have been no changes in the affairs of Airbee after the date of this prospectus; or
☐ the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.
PROSPECTUS 30,886,495 Shares of Common Stock AIRBEE WIRELESS, INC. September 29, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Airbee. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Airbee pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$673.72
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,826.28

TOTAL	$85,000.00

Recent Sales of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933; all such issuances are in common stock:

The following stock transactions occurred in 2003:

The Company raised $88,000 from a board member, Satya Akula, in two tranches of $44,000 each in April and August, 2003 for a total of $88,000. The Company issued a total of 1,000,000 shares of stock for these amounts at a value of $0.088 per share.

On August 25, 2003, the Company converted a note payable to Sujatha Mahalingham of $10,000 plus accrued interest and fees for 56,668 shares of stock valued at $0.20 per share.

The Company issued 125,000 shares of stock in August, 2003, to its chief financial officer, Richard Sommerfeld, as founders’ shares for uncompensated work performed prior to his employment. These shares were issued for $5 (par).

On September 30, 2003, the Company’s board of directors approved a 2.5:1 forward stock split. It split the then issued and outstanding 11,349,049 shares into 28,372,622 shares. With the stock split, the par value of the Company’s stock went from $0.0001 to $0.00004.

In December, 2003, the Company issued 3,784,814 shares of stock valued at $0.1138 per share for cash (166,960 shares for $19,000) to INFe Relations for investment planning services and (3,617,854 shares for $411,712) to Dolphin Bay Capital for a Rule 504 offering for a total value of $430,712.

In November, 2003, the Company issued 3,921,542 shares of stock from the exercise of stock options from three of its officers, Messrs Sharer, Sommerfeld and Satagopan. This was a cashless exchange. In this exchange 704,362 shares were returned to the Company and are included in its treasury and reflected as treasury stock on the consolidated balance sheets.

The Company’s officers also contributed $17,517 as capital reflected as additional paid-in capital. No stock was issued in these exchanges.

The following stock transactions occurred in 2004:

On January 23, 2004, we issued an aggregate of 4,999,240 shares of our common stock to Dolphin Bay Capital, Inc. in consideration of a promissory note in the amount of $568,914, which has been paid in full ($0.1138 per share). The investor was deemed an accredited investor as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 504 and Section 5.I of the Texas Security Act, Rule 109.3.C.1 of the Texas Administrative Code. The investor received current information concerning our company and had the ability to ask questions about our company at the time of their investment. In addition, we issued 31,250 shares for $13,125 in cash and 107,444 shares for financing/investment services valued at $28,500.

On June 9, 2004, we issued 31,250 shares of our common stock and warrants to purchase 18,750 shares of our common stock to V.V. Sundaram in consideration of $10,000 under a private placement memorandum. There were no commissions paid nor were there any placement agents involved. This investor was deemed accredited as defined under Regulation D. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares issued to the investor contain a legend restricting their transferability absent registration or applicable exemption. The investor had access to information concerning our company and had the ability to ask questions about our company at the time of the stock purchase.

On July 1, 2004, we issued options to purchase 3,000,000 shares of our common stock to Srinivansan Krishnamurthy, an executive officer of the Company, exercisable at $0.38 per share. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officer received information concerning our company and had the ability to ask questions concerning our company.

On November 18, 2004, we issued options to purchase 27,000,000 shares of our common stock to five executive officers Messrs. Raja, Sharer, Sommerfeld, Satagopan and Krishnamurthy. The options are exercisable at $0.22 per share for a period of four years from the date of issuance. The options contain the appropriate legends restricting their transferability absent registration or applicable exemption. The officers received information concerning our company and had the ability to ask questions concerning our company.

In addition, we authorized the issuance of 400,000 shares for financing services to Jeffrey Galpern in December 2004, however, the shares were not issued as of December 31, 2004 and are reflected as a liability for stock to be issued. The shares were valued at $76,000.

The following stock transactions occurred in 2005:

Effective January 1, 2005, we issued options to purchase 150,000 shares of our common stock to Mal Gurian, in conjunction with his appointment to our board of directors. The options vest over one year in equal quarterly installments. The options are exercisable at $0.22 per share for a period of five years from the date of issuance.

On January 13, 2005, we issued 400,000 shares of our common stock to Mr. Galpern in return for business and financial consulting services, which included assisting us with strategic planning, marketing and financial positioning strategies. The shares of common stock we issued to Mr. Galpern had a total cash value of $120,000 at the time of issuance.

On February 10, 2005, we issued Crescent Fund, LLC, 375,000 shares of our common stock, which had a total cash value of $138,750 at the time of issuance. Of these shares, 50,000 were subsequently assigned to employees and partners. On August 16, 2005, we issued 125,000 shares of our common stock to renew an agreement which had a total cash value of $68,750 at the time of issuance. The shares were issued to Crescent Fund, LLC, in return for providing us investor relations and public relations services.

In March 2005, we issued 982,143 restricted shares of our common stock to five accredited investors for $350,000. These investors are Lance Pixler, Daniel Borelli, Fleming Hobbs, Robert Mucha and Marcus Perez. In addition, we issued 125,000 warrants to these investors at a strike price of $0.48 per share and 71,429 warrants at $0.36.

Effective March 1, 2005, we issued options to purchase 1,000,000 shares of our common stock to David McCartney, in conjunction with his employment agreement with the company. The options are exercisable at $0.38 per share for a period of five years from the date of issuance.

On April 26, 2005, we executed a promissory note in the amount of $750,000 in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed the entire $750,000 to us upon the date the note was executed and an additional $250,000 will be disbursed to us after our common stock commences trading on the Over-the-Counter Bulletin Board. The promissory note is secured by shares of stock of our affiliate, Mr. Sundaresan Raja. The promissory note has a one-year term and accrues interest at 24% per year. The promissory note matures within a year from the date of execution.

In April, 2005 Cornell Capital Partners, LP received 592,000 shares of our common stock and warrants to purchase another 200,000 shares of our common stock exercisable at $0.001 per share as a one-time commitment fee under the Standby Equity Distribution Agreement.

In April, 2005, we issued to Monitor Capital, Inc. 8,000 shares of our common stock as a placement agent fee under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On May 9, 2005, we issued 2,854 shares and on June 1, 2005, we issued 2,643 shares to Adorno & Yoss LLP for legal services rendered which had a total cash value of $3,078.

On May 9, 2005, we issued 21,104 shares to one of our employees as compensation valued at $13,000 at the time of issuance.

On May 16, 2005, we issued an option to purchase 1,500,000 shares to V. V. Sundaram, an executive officer of the company exercisable at $0.82 per share and in conjunction with his employment agreement with the Company. The option is exercisable until May 16, 2010.

On June 1, 2005, we issued 1,750,000 restricted shares to Satya Akula, a former director of the Company, for the exercise of two warrants held for a total cash value of $12,000.

On June 20, 2005, we issued 26,667 shares and 5,333 warrants exercisable for a three year period at $0.82 per share in a private placement for $20,000 cash.

On July 28, 2005, we issued 26,506 shares and 5,301 warrants exercisable for a three year period at $0.83 per share in a private placement for $22,000 cash.

On July 28, 2005, we issued 22,840 shares and 4,568 warrants exercisable for an 18 month period at $0.82 per share to Marcus Perez for $18,000 cash.

On August 31, 2005, we issued 1,476 shares to Adorno & Yoss LLP for legal services rendered which had a total cash value of $1,195.80.

On August 31, 2005, we issued 13,699 restricted shares and 13,699 warrants exercisable for an 18 month period at $0.98 per share to Dave Brubaker for $10,000 cash.

In September 2005, we issued 227,309 restricted shares of our common stock to seven accredited investors for $87,000. These investors are Lance Pixler, Claudia Bak, Elizabeth Linssen, Robert or Kendra Noone, Stephen Roquet, Betty Jean Strauss, Kim Yarbrough and Marcus Perez. In addition, we issued 227,309 warrants to these investors at strike prices ranging from of $0.65 to $0.98 per share.

In October 2005, we issued 170,574 restricted shares of our common stock to six accredited investors for $82,000. These investors are Marcus Perez, Robert or Kendra Noone, Daniel Dundults, Freidrich Kelly, Herbert and Lois Johnson Living Rev. Trust, and Dean and Michelle Dewitt. In addition, we issued 170,574 warrants to these investors at strike prices ranging from of $0.64 to $0.80 per share.

In November 2005, we issued 212,554 restricted shares of our common stock to four accredited investors for $30,000. These investors are Andy &n Debbie Ayers, Claudia Bak, Marcue Perez and Kannan Subramanian. In addition, we issued 212,554 warrants to these investors at strike prices ranging from of $0.34 to $0.56 per share.

On November 15, 2005, we issued 5,501,457 restricted shares to Eugene Sharer who exercised an option at par for $220.06 in cash.

In December 2005, we issued 460,109 restricted shares of our common stock to four accredited investors and a legal firm for legal services rendered for $79,830. These investors are John R. Catan, Fleming Hobbs, Robert or Kendra Noone and Marcus Perez. In addition, we issued 460,109 warrants to these investors at strike prices ranging from of $0.46 to $0.64 per share. We also issued 205 shares to Adorno & Yoss LLP for legal services.

On December 29, 2005 we entered into a Securities Purchase Agreement with Montgomery Equity Partners pursuant to which we issued to Montgomery Equity Partners a secured convertible debenture in the principle amount of $500,000. Of these secured convertible debentures $350,000 was funded on December 29, 2005 and an additional $150,000 was funded on September __, 2006. The secured convertible debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of (a) eighty percent (80%) of the lowest closing bid price of the common stock for the ten (10) trading days immediately preceding the closing date or (b) eighty percent (80%) of the lowest closing bid price of common stock for ten (10) trading days immediately preceding the conversion date. Secured convertible debentures have a term of two (2) years, piggy-back registration rights and accrue interest at a rate equal to fifteen percent (15%) per year. In connection with the Securities Purchase Agreement we also issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock.

In connection with the Securities Purchase Agreement we issued Montgomery Equity Partners warrants to purchase 2,000,000 shares of our common stock. The warrants are exercisable for a period of three years at an exercise price equal to the lesser of 80% of the lowest closing bid price for the five trading days immediately preceding the exercise date or $0.20 per share.

The following stock transactions occurred in 2006:

In January 2006 we issued 227 shares to Adorno & Yoss LLP for legal services rendered.

In January 2006 we issued 748,917 restricted shares to three accredited investors for $187,500. These investors are Charles G. Lawrence, Marcus Perez and Dhhananjay Mehta. In addition, we issued 748,917 warrants to these investors at strike prices ranging from of $0.21 to $0.69 per share.

On January 5, 2006, the Company issued 257,159 restricted shares to David L. McCartney, an executive officer, in partial payment of accrued salary valued at $63,452 at the time of issuance

On January 10 and 11, 2006, the Company issued 200,000 restricted shares to Dennard Rupp Gray & Easterly LLC and Segal & Co., Inc. for services valued at $79,000 at the time of issuance. The shares were issued to the organizations in return for providing investment banking services.

On January 11, 2006, the Company issued 271,939 restricted shares to Richard P. Sommerfeld, Jr., a former employee, in payment of promissory notes and accrued interest totaling $122,373 at the time of issuance. The Company also issued another 19,767 restricted shares to the same individual in payment of $8,895 in advances made to the Company plus accrued interest.

On January 12, 2006, the Company issued 6,498,527 restricted shares to six current officers in payment of promissory notes, accrued salaries and accrued interest totaling $1,603,456 at the time of issuance.

On January 12, 2006, the Company issued 182,714 restricted shares to SilkRoute e-Commerce Fund I Ltd. of Singapore to settle a $50,000 note payable plus accrued interest totaling $23,085 on the date of issuance.

On January 31, February 28 and March 31, 2006, the Company issued 20,000, 37,411 and 47,619 restricted shares, respectively, to David L. McCartney, an executive officer for accrued compensation of $5,000, $10,000 and $10,000, respectively, on the dates of issuance.

On March 30, 2006, the Company issued 50,000 restricted shares to Marcus Perez in return for his assistance in raising capital and providing short-term loans to the Company. Mr. Perez provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services and consideration for providing the short term loans was an aggregate of $11,500 at the time of issuance.

Throughout the quarter ended March 31, 2006, the Company issued 352,065 restricted shares of common stock to 9 accredited investors for cash totaling $96,400. These accredited investors are Lance Pixler, James Morris, Elizabeth Linssen, Raman Rangarajan, Gopalkrishnan Munusamy, John E. Hoover, Kevin Presmyk, Marcus Perez and Lawrence Blumen, In addition, the Company issued 147,202 warrants to these investors at strike prices ranging between $0.24 and $0.53 per share. The warrants will expire at varying dates from July 24, 2007 through September 29, 2007.

On April 30, May 31 and June 30, 2006, the Company issued 40,000, 40,000 and 40,816 restricted shares, respectively, to David L. McCartney, an executive officer, for accrued compensation of $10,000, $10,000 and $10,000, respectively, on the dates of issuance.

Between April 16, 2006 and May 18, 2006, the Company issued 635,000 warrants with a strike price of $0.50 per share to six accredited investors who provided the bridge loans to the Company totaling $500,000. These accredited investors are Kevin Bartleson, Claude Tate, Herbert N. Johnson, Robert or Kendra Noone, Narayanachar Sekaram and Henry Zimmer. The warrants will expire at varying dates from April 16, 2009 through May 18, 2009.

On May 23, 2006, the Company issued 10,000,000 restricted shares of stock from the exercise of stock options by Sundaresan Raja, one of its officers. The exercise price was $0.00004.

On June 5, 2006, the Company issued 172,414 restricted shares of stock to Marcus Perez to settle a note payable totaling $40,000.

On June 5, 2006, the Company issued 98,182 restricted shares to Marcus Perez in return for his assistance in providing short-term loans to the Company. This accredited investor provided the Company with comments regarding the financial structure of the Company as such issues related to the Company’s equity securities and made limited introductions of the Company to potential accredited investors to provide bridge loans. His services were isolated services which were not solicited by the Company. The investor did not negotiate for the sale of any the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company. The value of these services was of $18,556 at the time of issuance.

On June 22, 2006, the Company issued 250,000 restricted shares of stock to the three principals (each of whom is an accredited investor) of Stonegate Securities, Inc. for services valued at $47,500 at the time of issuance. The shares were issued in return for providing investment banking services.

Throughout the quarter ended June 30, 2006, the Company issued 301,263 restricted shares of common stock to 3 accredited investors for cash totaling $60,000. These accredited investors were Charles G. Lawrence, Robert or Kendra Noone, and John J. and Felisa D. Hoogendyk Living Trust. In addition, the Company issued 120,504 warrants to these investors at strike prices of $0.45 per share. The warrants will expire at varying dates from December 7, 2007 through December 22, 2007.

In July 2006, we issued 83,333 restricted shares of our common stock to James Morris, an accredited investor, for $20,000. In addition, we issued 33,333 warrants to this investor at a strike price of $0.49.

In August 2006, we issued 659,111 restricted shares of our common stock to seven accredited investors for $108,000. These investors are Charles G. Lawrence, Claude Tate, Herbert N. Johnson, Kevin Bartelson, Robert or Kendra Noone, Marcus Perez and Catherine Zimmer. In addition, we issued 786,793 warrants to these investors at strike prices ranging from of $0.40 to $0.44 per share.

In September 2006, we issued 111,111 restricted shares of our common stock to Rudolph C. Cane, Jr., an accredited investor, for $20,000. In addition, we issued 88,889 warrants to this investor at a strike price of $0.43.

On September 7, 2006, the Company issued 1,000,000 restricted shares of stock to Parabolic, LLC. for services valued at $170,000 at the time of issuance. The shares were issued in return for providing investor and public relations services.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Airbee so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

Index to Exhibits

Exhibit No.	Description	Location

3.1	Certificate of Incorporation, dated August 9, 2002 of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
3.2	Certificate of Amendment (forward split)	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
32.3	By-Laws of Registrant	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
4.1	Equity Incentive Plan	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
4.2	Form of Promissory Note	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
4.3	Outside Director Stock Option Plan	Filed as an exhibit for Form 8-K; filed on March 15, 2005
5.1	Legal Opinion	To be included by amendment
10.1	Employment Agreement, dated January 1, 2006 between Sundaresan Raja and Airbee Wireless	Filed as an exhibit to Form 10-QSB/A for the quarter ended March 31, 2006 on September __, 2006
10.2	Employment Agreement, dated January 1, 2006 between Eugene Sharer and Airbee Wireless	Filed as an exhibit to Form 10-QSB/A for the quarter ended March 31, 2006 on September __, 2006
10.3	Employment Agreement, dated September 15, 2005 between Ramanujam Satagopan and Airbee Wireless	Filed as an exhibit to Form 10-SB; filed on August 27, 2004
10.4	Lease agreement	Filed as an exhibit to Form 10-SB; filed on August 27, 2004

Exhibit No.	Description	Location

10.5	Standby Equity Distribution Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005
10.6	Placement Agent Agreement dated April 20, 2005 with Monitor Capital, Inc., and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005
10.7	Registration Rights Agreement dated April 20, 2005 with Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005
10.8	Escrow Agreement dated April 20, 2005 with Cornell Capital Partners, LP and David Gonzalez, Esq.	Filed as an exhibit to the Company’s Form 8-K, filed on April 28, 2005
10.9	Termination Agreement with Cornell Capital Partners	Filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2005 on April 17, 2006
10.10	Securities Purchase Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.11	Secured Convertible Debenture, dated December 29, 2005, issued by Airbee to Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.12	Security Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.13	Investor Registration Rights Agreement, dated December 29, 2005, by and between Airbee and Montgomery Equity Partners, Ltd.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.14	Form of Warrant issued to Montgomery Equity Partners by Airbee, dated December 29, 2005	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.15	Pledge and Escrow Agreement among Montgomery Equity Partners, Airbee and David Gonzalez	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.16	Insider Pledge and Escrow Agreement among Montgomery Equity Partners, Ltd., Insiders and Cornell Capital Partners.	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
10.17	Subsidiary Security Agreement between Airbee Wireless (India) Pvt. Ltd. And Cornell Capital Partners dated December 29, 2005	Filed as an exhibit to the Company’s Form 8-K filed on January 5, 2006
23.1	Consent Arnstein & Lehr, LLP	Incorporated by reference to Exhibit 5.1
23.2	Consent of Bagell, Josephs, Levine & Co., L.L.C.	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on September 29, 2006.

Date: September 29, 2006	AIRBEE WIRELESS, INC.

	By:	/s/ Sundaresan Raja
Name: Sundaresan Raja
Title: Chief Executive Officer

	By:	/s/ E. Eugene Sharer
Name: E. Eugene Sharer
Title: Interim Chief Financial Officer and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sundaresan Raja his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sundaresan Raja	Chief Executive Officer, Principal Executive Officer and Director	September 29, 2006
Sundaresan Raja

/s/ E. Eugene Sharer	President, Chief Operating Officer, Interim Chief Financial Officer, Secretary and Director	September 29, 2006
E. Eugene Sharer

/s/ V.V. Sundaram	Chief Executive Officer, Airbee India	September 29, 2006
V.V. Sundaram

/s/ Mal Gurian	Director	September 29, 2006
Mal Gurian

/s/ James H. Dentzer	Controller	September 29, 2006
James H. Dentzer